UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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THE CLOROX COMPANY
(Name of Registrant as Specified In Its Charter)

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Notice of 2016 Annual Meeting,
Proxy Statement and
Annual Financial Statements
ANNUAL MEETING OF STOCKHOLDERS • NOVEMBER 16, 2016

To Our Stockholders

Dear Stockholders:

I am pleased to invite you to attend our 2016 Annual Meeting of Stockholders.

Clorox delivered strong results in fiscal year 2016 and we are confident in our strategy, which aims to drive profitable growth and strong returns for stockholders. We continue to invest in innovation, demand creation, and other programs to drive long-term, profitable growth and to generate solid financial returns for our investors. We view our business holistically and I’m equally proud of our results beyond our financial performance. We look forward to highlighting some of these results during our Annual Meeting.

Our financial and strategic plans are regularly reviewed by the Board, which provides valuable input and oversight. We have annual strategy presentations, during which our directors review with senior management the Company’s overall corporate strategy and long-range operating plan. The Board reviews progress against these strategic plans at every meeting and provides valuable input on specific strategic initiatives throughout the year. The Board’s counsel, insight, and leadership are invaluable.

On behalf of the Board and the management team, thank you for your continued support and investment in Clorox.

Sincerely,

Benno Dorer
Chairman and Chief Executive Officer

Dear Stockholders:

The Clorox Company is committed to strong corporate governance that enables the Company to grow long-term financial returns in a sustainable, responsible manner.

During my time as a director, Clorox’s business and strategy have evolved and our Board and governance have changed to meet the Company’s needs. We are focused on having the right Board for Clorox, and since May 2015, we have elected four new directors who bring exceptional knowledge, deep expertise, and diverse perspectives. We regularly evaluate our Board composition, practices, and director experience to best support the Company’s long-term strategy.

We also remain focused on hearing our stockholders’ perspectives. This year, members of the Board and management held numerous meetings with investors to discuss a variety of key corporate governance topics. Our directors considered feedback from these meetings, along with best practices, policies at peer companies, and Clorox’s specific circumstances, when we amended our Bylaws to provide stockholders with a new right to call a special meeting in between annual meetings. This is just one example of the Board’s thoughtful approach toward stockholder feedback; we continually assess our practices and make changes to reflect these discussions. As another example, just last year, the Board adopted a new proxy access framework after thoughtful dialogue and input from some of our largest stockholders.

As new Lead Director of Clorox, it is my pleasure to work closely with Board members who are committed to representing the interests of our stockholders and providing effective oversight and guidance to management. We deeply value your support.

Sincerely,

Pamela Thomas-Graham
Lead Director

THE CLOROX COMPANY - 2016 Proxy Statement	i

Notice of Annual Meeting of Stockholders

To be held on November 16, 2016

The 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of The Clorox Company (“Clorox” or the “Company”), a Delaware corporation, will be held at 9:00 a.m. Pacific time on Wednesday, November 16, 2016, at the offices of the Company, 1221 Broadway, Oakland, CA 94612-1888, for the following purposes:

1.	To elect the eleven director nominees named in the proxy statement;
2.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers;
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017; and
4.	To consider and act upon one stockholder proposal, if properly presented at the Annual Meeting.

Stockholders also will consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 19, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Only record holders and people holding proxies from record holders of Clorox common stock as of the record date may attend the Annual Meeting. Please see the “Attending the Annual Meeting” section of the proxy statement for more information.

On or about September 23, 2016, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our Proxy Statement, Integrated Annual Report—Executive Summary, and voting instructions are available on the Internet as of the same date.

Important Notice Regarding the Availability of Proxy Materials for The Clorox Company Stockholders Meeting to be Held on November 16, 2016: The Notice of Annual Meeting, Proxy Statement, and 2016 Integrated Annual Report—Executive Summary are available at www.edocumentview.com/CLX.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL READ THE PROXY STATEMENT AND VOTE YOUR PROXY BY TELEPHONE, VIA THE INTERNET, OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING, SIGNING, AND RETURNING THE PROXY CARD ENCLOSED THEREIN.

By Order of the Board of Directors,

Angela C. Hilt
Vice President – Corporate Secretary
& Associate General Counsel

September 23, 2016

THE CLOROX COMPANY - 2016 Proxy Statement

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares, or need additional assistance, please contact Innisfree M&A Incorporated, who is assisting us in the solicitation of proxies:

501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders may call toll-free at (877) 750-9499

Banks and brokers may call collect at (212) 750-5833

1221 BROADWAY
OAKLAND, CA 94612-1888

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. For more complete information, please review the Company’s proxy statement before voting.

Proposals to be Voted on and Board Voting Recommendations

		More information	Board’s voting recommendation	Votes required for approval
PROPOSAL 1	Election of Directors	Page 4	FOR EACH NOMINEE	Majority of votes cast
PROPOSAL 2	Advisory Vote to Approve Executive Compensation	Page 24	FOR	Majority of the votes present in person or represented by proxy and entitled to vote
PROPOSAL 3	Ratification of Independent Registered Public Accounting Firm	Page 55	FOR
PROPOSAL 4	Stockholder Proposal Regarding Special Stockholder Meetings	Page 58	AGAINST

Our Director Nominees

The following table provides summary information about each director nominee.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Amy Banse	57	2016	Managing Director and Head of Funds, Comcast Ventures	✓	*
Richard H. Carmona	66	2007	Vice Chairman, Canyon Ranch	✓	●NGC (Chair) ●MDCC
Benno Dorer	52	2014	Chairman and Chief Executive Officer, Clorox
Spencer C. Fleischer	62	2015	Managing Partner, Friedman Fleischer & Lowe LLC	✓	●MDCC
Esther Lee	57	2013	Executive Vice President – Global Chief Marketing Officer, MetLife Inc.	✓	●NGC
A.D. David Mackay	61	2016	Former President and Chief Executive Officer, Kellogg Company	✓	●MDCC
Robert W. Matschullat	68	1999	Former Vice Chairman and Chief Financial Officer, The Seagram Company Ltd.	✓	●NGC
Jeffrey Noddle	70	2013	Former Chairman and Chief Executive Officer, Supervalu, Inc.	✓	●AC ●MDCC (Chair)
Pamela Thomas-Graham Lead Director	53	2005	Former Chair, New Markets, Credit Suisse Group AG	✓	●AC
Carolyn M. Ticknor	69	2005	Former President, Imaging and Printing Systems group, Hewlett Packard Company	✓	●AC (Chair) ●NGC
Christopher J. Williams	58	2015	Chairman and Chief Executive Officer, The Williams Capital Group, L.P. and Williams Capital Management, LLC	✓	●AC

AC	Audit Committee
NGC	Nominating and Governance Committee
MDCC	Management Development and Compensation Committee

* Ms. Banse was appointed to the Board effective September 15, 2016. Her committee memberships have not yet been determined.

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THE CLOROX COMPANY - 2016 Proxy Statement	1

Corporate Governance Highlights

Our Corporate Governance Policies Reflect Best Practices

✓	10 of our 11 Director Nominees are Independent	✓	Annual Election of All Directors
✓	Majority Voting and Director Resignation Policy in Uncontested Director Elections	✓	Annual Board, Committee, and Individual Director Evaluation Process
✓	Strong Independent Lead Director	✓	Independent Standing Board Committees
✓	Diverse Board with Effective Mix of Skills, Experience, and Perspectives	✓	Average Board Tenure of 5.5 Years
✓	Proactive Stockholder Engagement	✓	Rigorous Stock Ownership Guidelines for Directors
✓	Proxy Access Right for Stockholders	✓	Special Meeting Right for Stockholders
✓	Robust Code of Conduct	✓	Regular Executive Sessions of Independent Directors

Executive Compensation Highlights

Fiscal Year 2016 Business Performance

Successes for the Company in fiscal year 2016 included:

●	Increasing sales growth by 2%;
●	increasing fiscal year gross margin by 150 basis points to 45.1%;
●	achieving $109 million in cost savings, the Company’s 13th consecutive year of average cost savings in excess of $100 million;
●	achieving increased volume of 4%, reflecting gains in all four of the Company’s reportable segments;
●	increasing earnings from continuing operations to $648 million or $4.92 diluted EPS, versus $606 million or $4.57 diluted EPS in the prior year;
●	introducing new products in many categories, including Fresh Step® with Febreze® cat litter; new Hidden Valley® dressing flavors; Glad® trash bags with Clorox® antimicrobial protection; Burt’s Bees® lipsticks, BB cream and new flavors of lip balm; and Kingsford® professional briquets, among others;
●	acquiring Renew Life, a leading maker of digestive health products;
●	continuing to receive external recognition for its leadership in corporate responsibility and sustainability efforts; and
●	returning excess capital to stockholders through share repurchases, delivering $398 million in dividends to stockholders, and increasing the quarterly dividend by 4% in May 2016.

Fiscal Year 2016 Pay For Performance

Our fiscal year 2016 results and compensation decisions continue to illustrate that our pay-for-performance philosophy works as intended, with pay being driven by performance in the following ways:

●

Fiscal Year 2016 Annual Incentive Payout. In alignment with our pay-for-performance philosophy, the annual incentive payout for each of our named executive officers was above target due to the Company’s strong operational results compared to the targets established at the beginning of the fiscal year. The Company’s sales and economic profit (“EP”) performance both significantly exceeded the targets for the fiscal year.

●

No Fiscal Year 2016 Long-Term Incentive Payout. Our three-year performance share results did not meet the required financial target for cumulative EP, and, as a result, no performance shares were paid out. These awards were granted in September 2013, and payment was determined in August 2016 based on performance over the period commencing July 1, 2013 and ending June 30, 2016. Fiscal year 2014 results were significantly below target, and while we had very strong results in both fiscal years 2015 and 2016, these results were not enough to offset the challenges of fiscal year 2014, as the performance share payout is based on a cumulative EP measure.

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PROXY SUMMARY

What We Pay: Components of Our
Compensation Program

A substantial portion of our targeted executive compensation is at-risk variable compensation, with 85% of compensation for our Chief Executive Officer and 70% of compensation for all our other named executive officers being at risk.

Base salary is the only fixed compensation component, as outlined in the following charts, which reflect target compensation for fiscal year 2016.

Compensation Mix - CEO(1)	Compensation Mix - Average of All Other NEOs(1)
Fixed compensation = 15% Variable compensation = 85%	Fixed compensation = 30% Variable compensation = 70%

(1)	Compensation mix represents the actual base salary, target annual incentive award, and actual long-term incentives granted in fiscal year 2016. Refer to the Summary Compensation Table below for further details on actual compensation.

Best Pay Practices Highlights

What We Have

✓	An executive compensation program designed to mitigate inappropriate risk;
✓	Different performance horizons for the goals within our annual and long-term incentive plans;
✓	Use of economic profit as a rigorous incentive metric;
✓	Stringent stock ownership and retention guidelines for all of our executives;
✓	A prohibition on speculative transactions involving the Company’s stock, including hedging and pledging;
✓	Stock options that vest over a four-year period and have an exercise price equal to fair market value of our Common Stock on the date of grant;
✓	Clawback provisions in both our annual and long-term incentive plans;
✓	Double-trigger change in control provisions for all equity awards;
✓

Reasonable cash severance provisions to support talent retention and attraction objectives, promote orderly succession planning and avoid individual negotiation with exiting executives, thus eliminating the need for individual employment agreements;

✓	Modest perquisites supported by sound business rationale;
✓	Annual review of our executive compensation program by the Management Development and Compensation Committee, which is composed solely of independent members of the Board; and
✓	Use of an independent compensation consultant who does not provide any additional consulting services to the Company.

What We Don’t Have

∅	Employment contracts for any executives;
∅	Stock option re-pricing without stockholder approval;
∅	Payment of dividends or dividend equivalents on unvested or unearned performance shares; and
∅	Tax gross-ups for any employee, including executive officers.

THE CLOROX COMPANY - 2016 Proxy Statement	3

Board of Directors

Proposal 1: Election of Directors

At the Annual Meeting, eleven people will be elected as members of the Board to serve until the 2017 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated the eleven people listed below for election at the Annual Meeting.

Each of the nominees for director has agreed to be named in this proxy statement and to serve as a director if elected. Each nominee is currently serving as a director of the

Company. Amy Banse and David Mackay were appointed to the Board during calendar year 2016 and are being nominated for election by the stockholders for the first time. Ms. Banse and Mr. Mackay were recommended to the Nominating and Governance Committee by a director recruitment firm retained by the Committee to identify potential director candidates. Messrs. Harad and Rebolledo will be retiring from the Board on the date of the Annual Meeting and are therefore not standing for re-election.

Board of Directors’ Recommendation

The Board unanimously recommends a vote FOR each of the Board’s eleven nominees for director listed below. The Board believes that each of the nominees listed below is highly qualified and has the background, skills, experience, and attributes that qualify them to serve as directors of the Company (see each nominee’s biographical information and the “Evaluation of Director Qualifications and Experience” section below for more information). The recommendation of the Board is based on its carefully considered judgment that the background, skills, experience, and attributes of the nominees make them the best candidates to serve on our Board.

Certain information with respect to each nominee appears on the following pages, including age, period served as a director, position (if any) with the Company, business experience, directorships of other publicly owned corporations, including other such directorships held during the past five years (if any), and other relevant experience and qualifications, including service on certain non-profit or non-public company boards, that contributed to the conclusion that each director is qualified to serve as a director of the Company.

Vote Required

Majority Voting for Directors. The Company’s Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director). Under the Company’s Bylaws, any director who fails to be elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Nominating and Governance

Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. A director who tenders his or her resignation would not participate in the Board’s decision.

The people designated in the proxy and voting instruction card intend to vote your shares represented by proxy FOR the election of each of these nominees, unless you include instructions to the contrary. In the event any director nominee is unable to serve, the persons named as proxies may vote for a substitute nominee recommended by the Board.

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Board of Directors

Director Since	Name, Principal Occupation, and Other Information
2016	Amy Banse

Ms. Banse has served as Managing Director and Head of Funds of Comcast Ventures, the venture capital arm of Comcast Corporation (a global media and technology company) since August 2011. From 2005 to 2011, Ms. Banse was Senior Vice President, Comcast Corporation and President, Comcast Interactive Media, a division of Comcast responsible for developing online strategy and operating the company’s digital properties, including Fandango, Xfinity. com, and Xfinitytv.com. Since joining Comcast in 1991, Ms. Banse has held various positions at the company, including content development, programming investments, and overseeing the development and acquisition of Comcast’s cable network portfolio. Earlier in her career, Ms. Banse was an associate at Drinker, Biddle & Reath LLP.

Other Public Company Boards:
Ms. Banse serves as a director of Adobe Systems, Inc. (May 2012 to present).

Non-Profit/Other Boards:
Ms. Banse serves on the boards of a number of Comcast Ventures’ portfolio companies, including Quantifind and TuneIn.

Director Qualifications:
Ms. Banse’s expertise in media and technology enable her to contribute valuable insights into digital media and online business. Her experience in investing in, starting, and building businesses provides her with deep strategic and financial understanding, and her previous executive leadership roles contribute to her management and operational knowledge. Age: 57.

2007	Richard H. Carmona, M.D., M.P.H., F.A.C.S.

Dr. Carmona has been Vice Chairman of Canyon Ranch (a life-enhancement company) since October 2006. He also serves as Chief Executive Officer of the Canyon Ranch Health Division and President of the non-profit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from 2002 through 2006, achieving the rank of Vice Admiral. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health, and family and community medicine at the University of Arizona, and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the United States Army and the Army’s Special Forces.

Other Public Company Boards:
Dr. Carmona serves as a director of Taser International (March 2007 to present) and Herbalife Ltd. (October 2013 to present).

Director Qualifications:
Dr. Carmona’s experience as the Surgeon General of the United States and extensive background in public health provide him with a valuable perspective on health and wellness matters, as well as insight into regulatory organizations and institutions, which are important to the Company’s business strategy. In addition, his executive leadership experience, including with a global lifestyle enhancement company, provides him with international experience and enables him to make valuable contributions to the Company’s international growth strategies. Dr. Carmona’s experience in the United States Army and in academia also strengthens the Board’s collective qualifications, skills, and experience. Age: 66.

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THE CLOROX COMPANY - 2016 Proxy Statement	5

Director Since	Name, Principal Occupation, and Other Information
2014	Benno Dorer

Mr. Dorer has served as Chief Executive Officer of the Company since November 2014 and was appointed Chairman of the Board in August 2016. Prior to becoming CEO, Mr. Dorer was Executive Vice President and Chief Operating Officer – Cleaning, International and Corporate Strategy since January 2013, with responsibility for the Laundry, Home Care, and International businesses as well as Corporate Strategy and Growth. He previously served as Senior Vice President – Cleaning Division and Canada from March 2011 through December 2012, Senior Vice President – Cleaning Division from 2009 to 2011, and Vice President & General Manager – Cleaning Division from 2007 to 2009. Mr. Dorer joined Clorox in 2005 as Vice President & General Manager – Glad® Products. Prior to that role, he worked for The Procter & Gamble Company for 14 years, leading the marketing organization for the Glad® Products joint venture since its inception and holding marketing positions across a range of categories and countries.

Non-Profit/Other Boards:
Mr. Dorer serves on the executive committee of the board of GMA (Grocery Manufacturers Association). He previously served on the executive committee of the board of directors of the American Cleaning Institute and the board of directors of the Chabot Space & Science Center Foundation in Oakland, California.

Director Qualifications:
Mr. Dorer’s leadership experience and his in-depth knowledge of the consumer packaged goods industry, the Company’s businesses, and his leadership in developing the Company’s 2020 Strategy and Strategy Accelerators enable him to provide valuable contributions with respect to strategy, growth, and long-range plans. Additionally, his extensive international background provides him with a broad perspective on international customer and consumer dynamics and business strategy. Age: 52.

2015	Spencer C. Fleischer

Mr. Fleischer is Managing Partner of Friedman Fleischer & Lowe LLC (FFL) (a private equity firm), where he has served in various roles since co-founding FFL in 1997. Before co-founding FFL, Mr. Fleischer spent 19 years with Morgan Stanley & Company as an investment banker and manager. At Morgan Stanley & Company, he was a member of the worldwide Investment Banking Operating Committee and also held roles including head of investment banking in Asia and head of corporate finance for Europe.

Other Public Company Boards:
Mr. Fleischer is a director of Banner Corporation (October 2015 to present).

Non-Profit/Other Boards:
Mr. Fleischer is a director of Levi Strauss & Co., Speedstar Holding Corporation, and Strategic Investment Management, LLC. He previously served on the board of WiltonRe Holdings Limited.

Director Qualifications:
Mr. Fleischer brings to the Board more than 35 years of financial and operational expertise as well as deep international experience. His significant experience in both private equity and investment banking enables him to contribute valuable insights into strategic planning, mergers and acquisitions, and operating expertise to the Company. His leadership role at FFL also allows him to provide significant experience in compensation matters. Age: 62.

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Board of Directors

Director Since	Name, Principal Occupation, and Other Information
2013	Esther Lee

Ms. Lee has served as Executive Vice President – Global Chief Marketing Officer at MetLife Inc. (an insurance, annuities, and employee benefits company) since January 2015. Previously, Ms. Lee served as Senior Vice President – Brand Marketing, Advertising and Sponsorships for AT&T (a telecommunications company) from 2009 to December 2014. From 2007 to 2008 she served as CEO of North America and President of Global Brands for Euro RSCG Worldwide. Prior to that, she served for five years as Global Chief Creative Officer for The Coca-Cola Company. Earlier in her career, as co-founder of DiNoto Lee advertising firm, Ms. Lee worked with several consumer packaged goods companies, including The Procter & Gamble Company, Unilever, and Nestle.

Non-Profit/Other Boards:
Ms. Lee serves on the boards of the MetLife Foundation and the Ad Council.

Director Qualifications:
Ms. Lee brings to the Company significant executive and brand-building expertise. Her current and prior executive leadership roles enable her to provide valuable contributions with respect to creativity and vision for long-term growth. In addition, Ms. Lee brings to the Company significant experience in the areas of marketing and digital media. Her prior experience with global brand marketing, advertising, media, and sponsorship, as well as developing operating models in these areas, enable her to provide valuable contributions to the Company’s business strategies. Age: 57.

2016	A. D. David Mackay

Mr. Mackay served as President and Chief Executive Officer of Kellogg Company (a food manufacturing company) from 2006 until his retirement in 2011. From 2003 to 2006, he served as the company’s President and Chief Operating Officer. Prior to that, Mr. Mackay held a number of other leadership positions at Kellogg, including roles at Kellogg Australia, United Kingdom, and Republic of Ireland. He also previously served as Managing Director of Sara Lee Corporation in Australia and held various positions at Mars, Inc.

Other Public Company Boards:
Mr. Mackay is a director of Fortune Brands Home and Security Inc. (September 2011 to present). Mr. Mackay previously served as a director of Keurig Green Mountain, Inc. (December 2012 to March 2016), Beam, Inc. (October 2011 to April 2014), Fortune Brands, Inc. (January 2006 to October 2011), and Kellogg Company (February 2005 to January 2011).

Non-Profit/Other Boards:
Mr. Mackay formerly served on the boards of McGrath Ltd. and Woolworths Ltd., which are Australia-based companies.

Director Qualifications:
Mr. Mackay brings significant strategic leadership and operational experience to the Board. His extensive consumer products background and his international experience allow him to contribute valuable insights regarding the Company’s industry, operations, and international businesses. In addition, his previous leadership roles provide him with expertise in executive compensation and succession planning matters. Age: 61.

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THE CLOROX COMPANY - 2016 Proxy Statement	7

Director Since	Name, Principal Occupation, and Other Information
1999	Robert W. Matschullat

Mr. Matschullat served as independent lead director of the Board from November 2012 until July 2015. He was interim Chairman and interim Chief Executive Officer of the Company from March 2006 through October 2006, served as presiding director of the Board from January 2005 through March 2006, and served as Chairman of the Board from January 2004 through January 2005. Previously, he was the Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. (a global company with entertainment and beverage operations). Prior to joining The Seagram Company Ltd., Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was on the Morgan Stanley Group board of directors.

Other Public Company Boards:
Mr. Matschullat is a director of The Walt Disney Company, Inc. (December 2002 to present) and is Chairman of the Board of Visa, Inc. (April 2013 to present), having served as a director of Visa, Inc. since October 2007.

Director Qualifications:
Mr. Matschullat brings to the Company a wealth of public company leadership experience at the board and executive levels. Mr. Matschullat’s executive leadership experience includes service as the chief financial officer of a major global company and as the division head of a major financial institution, providing him with expertise in business and financial matters as well as broad international experience. In addition, Mr. Matschullat has an extensive understanding of the Company’s business, having served more than 15 years on the Board, including in the leadership roles of independent lead director, non-executive Chairman, and presiding director of the Board. Mr. Matschullat also served as the Company’s interim Chief Executive Officer. These experiences have provided him with a long-term perspective, as well as valuable management, governance, and leadership experience. Age: 68.

8       THE CLOROX COMPANY - 2016 Proxy Statement

Board of Directors

Director Since	Name, Principal Occupation, and Other Information
2013	Jeffrey Noddle

Mr. Noddle was the Executive Chairman of SuperValu, Inc. (SuperValu) (a food retailer and provider of distribution and logistical support services) from 2009 until his retirement in 2010. He served as SuperValu’s Chairman and Chief Executive Officer from 2002 to 2009. During his career with SuperValu, which commenced in 1976, Mr. Noddle held a number of other leadership positions, including President and Chief Operating Officer, Vice President – Merchandising, and President of SuperValu’s Fargo and former Miami divisions.

Other Public Company Boards:
Mr. Noddle is Chairman of the Board of Donaldson Company, Inc. (April 2016 to present), having served as a director of Donaldson Company, Inc. since November 2000. He is a director of Ameriprise Financial, Inc. (September 2005 to present). Mr. Noddle previously served on the board of SuperValu, Inc. (May 2002 to June 2010).

Non-Profit/Other Boards:
Mr. Noddle previously served on the boards of the University of Minnesota Carlson School of Management, The Food Industry Center at the University of Minnesota, and the Greater Twin Cities United Way. Mr. Noddle was also a member of the executive committee of the Minnesota Business Partnership and past chairman of the board of The Food Marketing Institute.

Director Qualifications:
Mr. Noddle’s prior leadership roles enable him to provide valuable operational and supply chain insights as well as strategic leadership and human resources guidance to the Company. His over 30-year career with SuperValu provides him with valuable perspective on the Company’s retail environment, as well as experience in the areas of mergers and acquisitions, including integration planning and execution, stockholder relations and communications, corporate governance issues, executive succession planning, and director recruitment. Mr. Noddle’s expertise in leading one of the largest grocery retail companies in the United States and his extensive knowledge of the Company’s customers and consumers enable him to make valuable contributions to the Company. Age: 70.

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THE CLOROX COMPANY - 2016 Proxy Statement	9

Director Since	Name, Principal Occupation, and Other Information
2005	Pamela Thomas-Graham

Ms. Thomas-Graham served as Chair, New Markets, of Credit Suisse Group AG (a global financial services company) from October 2015 to June 2016. She served as Chief Marketing and Talent Officer, Head of Private Banking & Wealth Management New Markets, and member of the Executive Board, of Credit Suisse from January 2010 to October 2015. From 2008 to 2009, she served as a managing director in the private equity group at Angelo, Gordon & Co. From 2005 to 2007, Ms. Thomas-Graham held the position of Group President at Liz Claiborne, Inc. She served as Chairman, President, and Chief Executive Officer of CNBC from 2001 to 2005. Previously, Ms. Thomas-Graham served as an Executive Vice President of NBC and as President and Chief Executive Officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company.

Other Public Company Boards:
Ms. Thomas-Graham previously served as a director of Idenix Pharmaceuticals, Inc. (June 2005 to January 2010).

Non-Profit/Other Boards:
Ms. Thomas-Graham serves on the board of the New York Philharmonic, the Parsons School of Design, and the Education Committee of the Museum of Modern Art in New York City. She is a member of the Business Council of the Metropolitan Museum of Art in New York City. Additionally, she previously served on the Visiting Committee of Harvard Business School and on the board of the Harvard Alumni Association.

Director Qualifications:
Ms. Thomas-Graham brings to the Company significant executive expertise. Her current and prior executive leadership roles enable her to provide valuable contributions with respect to management, operations, growth, and long-range plans. In addition, Ms. Thomas-Graham brings to the Company significant experience in the area of branding. Her prior experience as a management consultant also enables her to provide valuable contributions to the Company’s business strategies and mergers and acquisitions activities. Additionally, her leadership experience at a private equity firm provides her with financial and accounting expertise, enabling her to contribute to the oversight of the Company. Age: 53.

10       THE CLOROX COMPANY - 2016 Proxy Statement

Board of Directors

Director Since	Name, Principal Occupation, and Other Information
2005	Carolyn M. Ticknor

Ms. Ticknor was President of the Imaging and Printing Systems group of the Hewlett Packard Company (a global IT company) from 1999 until her retirement in 2001. Previously, she served as President and General Manager of the Hewlett Packard Company’s LaserJet Solutions.

Other Public Company Boards:
Ms. Ticknor previously served as a director of OfficeMax Incorporated (formerly Boise Cascade Corporation) (February 2000 to April 2006).

Non-Profit/Other Boards:
Ms. Ticknor is currently a director of The Center for the Advancement of Science in Space (CASIS). She previously served as a director of Lucile Packard Children’s Hospital, a private non-profit organization at the Stanford University Medical Center.

Director Qualifications:
Ms. Ticknor’s prior executive leadership roles enable her to provide valuable contributions with respect to management, operations, strategy, growth, and long-range plans. Her prior leadership at a global IT company enables her to provide valuable contributions with respect to the Company’s international operations, strategies, and growth plans. She also brings to the Company significant expertise in the areas of innovation and supply chain management. Ms. Ticknor’s service as a director of Lucile Packard Children’s Hospital at Stanford University Medical Center enhances her understanding of health and wellness issues, as well as the Company’s focus on community involvement. Age: 69.

2015	Christopher J. Williams

Mr. Williams has served as the Chairman and Chief Executive Officer of The Williams Capital Group, L.P. and Williams Capital Management, LLC (Williams Capital) (an investment banking and financial services firm) since the company’s formation in 1994. Prior to founding Williams Capital, Mr. Williams managed the derivatives and structured finance division of Jefferies & Company. He previously worked at Lehman Brothers, where his roles included managing groups in the corporate debt capital markets and derivatives structuring and trading.

Other Public Company Boards:
Mr. Williams is a director of Caesars Entertainment Corporation (April 2008 to present) and Ameriprise Financial, Inc. (September 2016 to present). He previously served on the board of Wal-Mart Stores Inc. (June 2004 to June 2014).

Non-Profit/Other Boards:
Mr. Williams serves on the board of Cox Enterprises Inc., Lincoln Center for the Performing Arts, and The Partnership for New York City. Mr. Williams is also Chairman of the Board of Overseers at the Tuck School of Business at Dartmouth.

Director Qualifications:
Mr. Williams brings a wealth of financial, accounting, and strategic knowledge to the Board with his years of experience in investment banking and finance, and as the former chair of the audit committee of a Fortune 100 company. He also contributes important executive management and leadership experience as the chairman and chief executive officer of an investment management firm. As a current and former director of several public and private companies, he brings a valuable perspective for the Company’s strategy and operations as well as extensive customer insights. Age: 58.

THE CLOROX COMPANY - 2016 Proxy Statement	11

Organization of the Board of Directors

Evaluation of Director Qualifications and Experience

In evaluating the current Board composition and assessing potential new directors, as part of director succession planning, the Nominating and Governance Committee considers individuals from various disciplines and diverse backgrounds. While the Board has not established any specific minimum qualifications that a potential nominee must possess, director candidates, including incumbent directors, are assessed based upon criteria established by the Nominating and Governance Committee in light of the Company’s long-term strategy. These criteria include broad-based business skills and experience, prominence and reputation in their professions, global business and social perspective, ability to effectively represent the long-term interests of the stockholders, and personal integrity and judgment. The ability of incumbent directors to continue to contribute to the Board is also considered in connection with the renominating process.

The following experience and skills, among others, have been specifically identified by the Nominating and Governance Committee as being important in creating a diverse and well rounded Board:

●

Significant Current or Prior Leadership Experience (such as service in a significant leadership role, including as a chief executive officer, or other executive officer or significant leadership position): Enables important contributions to strengthening the Company’s leadership, management expertise, operations, strategy, growth, and long-range plans.

●	Leadership Experience on Public Company, Non-Profit, or Other Boards: Prepares directors to take an active leadership role in the oversight and governance of the Company.
●

Knowledge of the Company’s Business, the Consumer Packaged Goods Industry, or Other Complementary Industry: Helps enhance and contribute to the Company’s strategy and position in the Company’s industry.

●

Experience in Emerging Technology, Innovation (including digital media and e-commerce), Brand Building, or Other Relevant Areas: Supports the Company’s strategy, innovation, effective marketing to consumers, and the Company’s business operations.

●	Relevant Retail or Customer Experience: Provides insights and contributions to relations and results with the Company’s customer and consumer base.
●	Significant Mergers and Acquisitions or Strategy Experience: Contributes additional perspectives on the Company’s M&A, partnership, and adjacency strategies.
●	International Experience: Provides insights and ability to contribute to the Company’s global business strategy.
●	Financial and Accounting Expertise: Provides additional analysis and oversight of the Company’s financial position, financial statements, and results of operations.
●

Regulatory Experience (including experience in the health and wellness sector): Enables meaningful contributions on matters relating to the regulatory environment, including in the area of health and wellness.

Diversity

Consistent with the Governance Guidelines, the Board recognizes the value in diversity and endeavors to assemble a Board with diverse skills, professional experience, perspectives, race, ethnicity, gender, and cultural background. The Nominating and Governance Committee assesses the effectiveness of efforts to assemble a diverse Board by examining the overall composition of the Board and evaluating how a particular director candidate can contribute to the overall success of the Board.

12       THE CLOROX COMPANY - 2016 Proxy Statement

Organization of the Board of Directors

Stockholder Recommendations and Nominations of Director Candidates

The Nominating and Governance Committee considers recommendations from many sources, including stockholders, regarding possible candidates for director. Such recommendations, together with biographical and business experience information (similar to that required to be disclosed under applicable SEC rules and regulations) regarding the candidate, should be submitted to The Clorox Company, c/o Corporate Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Nominating and Governance Committee evaluates all candidates for the Board in the same manner, including those suggested by stockholders.

In addition, our Bylaws permit a stockholder or group of up to 20 stockholders who have owned at least 3% of the Company’s Common Stock for at least three years to submit director nominees (up to 20% of the Board) for inclusion in the Company’s proxy materials if the stockholder(s) provides timely written notice of such nomination(s) and the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. Stockholders who wish to nominate directors for inclusion in the Company’s proxy materials or directly at an annual meeting of stockholders in accordance with the procedures in our Bylaws should follow the instructions under the “Stockholder Proposals and Director Nominations for the 2017 Annual Meeting” section of this proxy statement.

Director Communications

Stockholders and interested parties may direct communications to individual directors, including the lead director, to a Board committee, to the independent directors as a group, or to the Board as a whole, by addressing the communications to the named individual, to the committee, to the independent directors as a group, or to the Board as a whole and sending them to The Clorox

Company, c/o Corporate Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Corporate Secretary will review all communications so addressed and will forward to the addressee(s) all communications determined to bear substantively on the business, management, or governance of the Company.

Director Compensation

Only our non-employee directors receive compensation for their services as directors. The Company’s non-employee director compensation program is comprised of cash compensation and an annual grant of deferred stock units.

The Management Development and Compensation Committee (the “Committee”) has the responsibility for making determinations regarding non-employee director compensation. The Committee reviews the compensation of non-employee directors at least once a year to ensure that the Company’s non-employee directors are being compensated appropriately relative to peer companies. The Committee retains the services of an independent compensation consulting firm to assist it in the performance of its duties. During fiscal year 2016, the Committee used the services of Frederic W. Cook & Co., Inc. (“FW Cook”). FW Cook’s work with the Committee included data analysis and guidance and recommendations regarding compensation levels relative to our compensation peer group (see discussion regarding the peer group in the “Compensation Discussion and Analysis” section) as well as trends and recent developments in the arena of non-employee director compensation. Clorox generally aims to compensate non-employee directors at or near the median of the compensation peer group.

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THE CLOROX COMPANY - 2016 Proxy Statement	13

The following table sets forth information regarding compensation for each of the Company’s non-employee directors during fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Amy Banse(1)	—	—	—
Richard H. Carmona	107,745	130,000	237,745
Spencer C. Fleischer	100,000	130,000	230,000
George J. Harad	250,000	130,000	380,000
Esther Lee	100,000	130,000	230,000
A.D. David Mackay(1)	—	—	—
Robert W. Matschullat	104,755	130,000	234,755
Jeffrey Noddle	120,000	130,000	250,000
Rogelio Rebolledo	100,000	130,000	230,000
Pamela Thomas-Graham	100,000	130,000	230,000
Carolyn M. Ticknor	120,000	130,000	250,000
Christopher J. Williams	100,000	130,000	230,000
(1)	Ms. Banse and Mr. Mackay did not receive any compensation from the Company during fiscal year 2016 as they began service as directors in fiscal year 2017.
(2)	The amounts reported in the “Fees Earned or Paid in Cash” column reflect the total annual cash retainer and other cash compensation earned by each director in fiscal year 2016 and include amounts deferred into cash or deferred stock units and/or amounts issued in Common Stock in lieu of cash, as elected by the director. The annual cash retainer is paid to each director in quarterly installments.
(3)	The amounts reported reflect the grant-date fair value for financial statement reporting purposes of the annual grant of deferred stock units. Awards are granted on an annual basis at the end of each calendar year. Refer to Note 16 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, for a discussion of the relevant assumptions used in calculating the grant-date fair value under applicable accounting guidance. As of June 30, 2016, the following directors had the indicated aggregate number of deferred stock units accumulated in their deferred accounts for all years of service as a director, which includes deferrals of cash compensation, annual awards of deferred stock units, and additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Dr. Carmona – 15,819 units; Mr. Fleischer – 1,313 units; Mr. Harad – 36,145 units; Ms. Lee – 2,672 units; Mr. Matschullat – 76,851 units; Mr. Noddle – 3,389 units; Mr. Rebolledo – 3,389 units; Ms. Thomas-Graham – 19,841 units; Ms. Ticknor – 26,448 units; and Mr. Williams – 1,313 units.

Fees Earned or Paid in Cash

Cash compensation consists of annual cash retainer amounts and any special assignment fees. The following table lists the various retainers paid for board service and service as the independent chair or a committee chair during fiscal year 2016:

Annual director retainer	$100,000
Independent chair retainer	150,000
Committee chair retainers:
Nominating and Governance Committee	12,500
Audit Committee	20,000
Management Development and Compensation Committee	20,000

Effective August 15, 2016, the lead director receives an annual cash retainer of $50,000 in addition to the annual director retainer paid to all non-employee directors.

Directors who serve as a Board member, lead director, independent chair, or committee chair for less than the full fiscal year receive pro-rated retainer amounts based on the number of days they served in such position during the fiscal year. In addition to the retainer amounts, each non-employee director is entitled to receive a fee of $2,500 per day for any special assignment requested by the Board. No special assignment fees were paid in fiscal year 2016.

Payment Elections

Under the Company’s Independent Directors’ Deferred Compensation Plan, a director may annually elect to receive all or a portion of his or her cash compensation in the form of cash, Common Stock, deferred cash, or deferred stock units.

Payment in Stock. Directors who elect to receive cash compensation amounts in the form of Common Stock are issued shares of Common Stock based on the fair market value of the Common Stock as determined by the closing price of the Common Stock on the last trading day of the quarter for which the fees were earned.

Elective Deferral Program. For directors who elect deferred cash, the amount deferred is credited to an unfunded cash account that is credited with interest at an annual interest rate equal to Wells Fargo Bank, N.A.’s prime lending rate in effect on January 1 of each year. Upon termination of

14       THE CLOROX COMPANY - 2016 Proxy Statement

Organization of the Board of Directors

service as a director, the amounts credited to the director’s deferred cash account are paid out in five annual cash installments or in one lump-sum cash payment, as elected by the director. For directors who elect deferred stock units, the amount deferred is credited to an unfunded account in the form of units equivalent to the fair market value of the Common Stock on the date on which the fees are scheduled to be paid. When dividends are declared, additional deferred stock units are allocated to the director’s deferred stock unit account in amounts equivalent to the dollar amount of Common Stock dividends paid by the Company divided by the fair market value of the Common Stock on the date the dividends are paid. Upon termination of service as a director, the amounts credited to the deferred stock unit account, which include any elective deferrals and the annual deferred stock unit grants described below, are paid out in shares of Common Stock in five annual installments or in one lump sum, as elected by the director.

Stock Unit Awards

In addition to the cash compensation amounts described above, each non-employee director also receives an annual grant of deferred stock units. The value of the deferred stock unit award amount earned by a non-employee director serving for the full fiscal year 2016 was $130,000. Awards are made as of the last business day in the calendar year and represent payment for services provided during such calendar year.

Directors who serve as non-employee Board members for less than the full calendar year receive pro-rated awards based on the number of full fiscal quarters they served as a non-employee Board member during the calendar year. As noted above, deferred stock units accrue dividend equivalents and the balance of a director’s deferred stock unit account is paid out in Common Stock following the director’s termination of service.

Stock Ownership Guidelines for Directors

The Board believes that the alignment of directors’ interests with those of stockholders is strengthened when Board members are also stockholders. The Board therefore requires that each non-employee director, within five years of being first elected, own Common Stock or deferred stock units having a market value of at least five times his or her annual cash retainer. This program is designed to ensure that directors acquire a meaningful and significant ownership interest in the Company during their tenure on the Board. As of June 30, 2016, each non-employee director was in compliance with the guidelines.

THE CLOROX COMPANY - 2016 Proxy Statement	15

Corporate Governance

Corporate Governance Philosophy

Clorox is committed to strong corporate governance and regularly reviews its policies and practices to further the interests of our stockholders, promote the long-term health of our business, provide effective oversight of management, and encourage responsible and ethical behavior by our directors and employees. Our Corporate Governance Guidelines, Code of Conduct, and other company policies set forth a framework to further these goals and guide our decisions, as described greater detail below.

Our Commitment to Corporate Responsibility

Corporate responsibility is the foundation of how Clorox operates. As a signatory to the United Nations Global Compact, we’re committed to its Ten Principles by driving our corporate responsibility strategy, a comprehensive set of commitments across our company: from human rights, labor, and product safety to transparency, environmental sustainability, and contributions to communities where we operate. Our commitment to sustainability includes, among other goals, reducing our operational footprint while growing our business, making sustainability improvements to our products, and working to drive transparency and sustainability progress in our supply chain.

Clorox is also committed to helping communities by supporting causes that promote health and well-being and education. The Clorox Company Foundation provides grants to support youth, education, and cultural and civic organizations where our employees live and work; we encourage our employees to support causes of their choosing by volunteering and by participating in our corporate giving campaign; and we have a long history of providing products and donations to assist with disaster relief.

We also believe our financial performance and commitment to corporate responsibility go hand in hand. Each year, we publish an integrated report that highlights the intersection of our business and corporate responsibility commitments by reporting our financial, environmental, social, and governance performance.

Stockholder Engagement

During the past fiscal year, members of the Board and management held meetings with investors to discuss a variety of key corporate governance and executive compensation topics. These meetings provide an opportunity for our management and the Board to understand and examine the issues that matter most to our stockholders. Our directors considered the feedback from these meetings, along with best practices, policies at peer companies, and Clorox’s specific circumstances, in making the decision to amend our Bylaws in September 2016 to provide stockholders representing 25% or more of outstanding shares with a right to call a special meeting, as well as in adopting proxy access in August 2015.

The Clorox Company Governance Guidelines

The Board has adopted Corporate Governance Guidelines (“Governance Guidelines”) that can be found in the Corporate Governance section on the Company’s website at https://www.thecloroxcompany.com/who-we-are/ corporate-governance/governance-guidelines, and are available in print to any stockholder who requests them from The Clorox Company, c/o Corporate Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Governance Guidelines present a framework for the governance of the

Company. They describe responsibilities, qualifications, and operational matters applicable to the Board and the Board committees and include provisions relating to the evaluation of the CEO and ordinary-course and emergency succession planning. The Governance Guidelines are reviewed at least annually by the Nominating and Governance Committee, which recommends changes to the Board as appropriate.

16       THE CLOROX COMPANY - 2016 Proxy Statement

Corporate Governance

Director Independence

The Governance Guidelines provide that a substantial majority of the Board must consist of independent directors. The Board determines whether individual Board members are independent, as defined by the New York Stock Exchange (“NYSE”). The Board has adopted director independence standards, which are set forth in the Governance Guidelines, to assist it in assessing the independence of directors. The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Governance Committee.

The Board has determined that each of the Company’s non-management directors is independent under the NYSE listing standards and the independence standards set forth in the Governance Guidelines: Messrs. Fleischer, Harad, Mackay, Matschullat, Noddle, Williams and Rebolledo, Mmes. Banse, Lee, Thomas-Graham and Ticknor and Dr. Carmona. Mr. Dorer is not independent as a result of his service as the Company’s CEO.

Board of Directors Leadership Structure

The Board believes that it is in the best interests of the Company and its stockholders for the Board to make a determination on whether to separate or combine the roles of Chairman and CEO based upon the Company’s circumstances at any particular point in time, and whether the Chairman role should be held by an independent director. The Nominating and Governance Committee regularly reviews the leadership structure to determine if it is in the best interests of the Company and its stockholders. Since August 2016, the positions of Chairman and CEO have been held by Mr. Dorer. The Board believes that Mr. Dorer’s leadership in developing the Company’s 2020 Strategy and his in-depth knowledge of the Company’s operations enable him to drive execution of the Company’s strategic plans and to facilitate effective communication between management and the Board. As Chairman and CEO, Mr. Dorer is able to see that key issues are brought to the attention of the Board and to help effectuate the Board’s guidance and decisions. Having the CEO serve as the Chairman also provides a unified leadership structure that promotes accountability for the Company’s performance.

The Board also believes that independent leadership is important, and the Company’s Governance Guidelines require an independent director to serve as a lead director while the position of Chairman is held by a management director. Our current lead director is Ms. Thomas-Graham. Ms. Thomas-Graham’s knowledge about the Company’s business and strategy from her service as a director and her significant leadership experience contribute to her ability to fulfill the role of lead director effectively and independently.

The lead director is elected annually by and from the independent directors with clearly delineated and comprehensive duties and responsibilities. To qualify as lead director, a director must have served as a member of the Board for a minimum of one year. The duties of the lead director, which are also included in the Governance Guidelines, include coordinating the activities of the independent directors and serving as a liaison between the Chairman and the independent directors. In addition, the lead director:

●	assists the Board and Company officers in promoting compliance with and implementation of the Governance Guidelines;
●	presides at executive sessions of the independent directors and has the authority to call additional executive sessions or meetings of the independent directors;
●	presides at Board meetings in the Chairman’s absence;
●	approves information sent to the Board;
●	approves meeting agendas and meeting schedules for the Board to ensure that there is sufficient time for discussion of all agenda items;
●	is available for consultation and direct communication with major stockholders if requested; and
●	evaluates, along with the members of the Management Development and Compensation Committee and the other independent directors, the performance of the CEO.

In addition, in support of the responsibilities and authority of the lead director, our Bylaws were recently amended to provide the lead director with the ability to call special meetings of the Board.

All of the Company’s directors other than Mr. Dorer are “independent” as defined by the NYSE rules. The Board believes that this structure promotes effective governance and, under the present circumstances, the leadership structure described above is in the best interests of the Company and its stockholders.

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THE CLOROX COMPANY - 2016 Proxy Statement	17

Standing Committees

The Board has established three standing committees: the Audit Committee, the Nominating and Governance Committee, and the Management Development and Compensation Committee. Each of these committees consists only of non-management directors whom the Board has determined are independent under the NYSE listing standards and the Board’s independence standards set forth in the Company’s Governance Guidelines. In addition, directors who serve on the Audit Committee and the Management Development and Compensation Committee must meet additional, heightened independence and qualification criteria applicable to directors serving on these committees under the NYSE listing standards. The charters for these committees are available in the Corporate Governance section of the Company’s website at https://www.thecloroxcompany.com/who-we-are/ corporate-governance/committee-charters, or in print by contacting The Clorox Company, c/o Corporate Secretary, 1221 Broadway, Oakland, CA 94612-1888.

The table below indicates the current members of each standing Board committee:

Director	Audit	Nominating and Governance	Management Development and Compensation
Amy Banse(1)
Richard H. Carmona		Chair	●
Benno Dorer
Spencer C. Fleischer			●
George J. Harad(2)			●
Esther Lee		●
A.D. David Mackay			●
Robert W. Matschullat		●
Jeffrey Noddle	●		Chair
Rogelio Rebolledo(2)	●		●
Pamela Thomas-Graham	●
Carolyn M. Ticknor	Chair	●
Christopher J. Williams	●
Number of meetings in fiscal year 2016	9	6	4
(1)	Ms. Banse was appointed to the Board effective September 15, 2016. Her committee memberships have not yet been determined.
(2)	Messrs. Harad and Rebolledo will retire from the Board on the date of the Annual Meeting.

Audit Committee. The Audit Committee is the principal link between the Board and the Company’s independent registered public accounting firm. The Audit Committee has the functions and duties set forth in its charter, including representing and assisting the Board in overseeing:

●	the integrity of the Company’s financial statements;
●	the independent registered public accounting firm’s qualifications, independence, and performance;
●	the performance of the Company’s internal audit function;
●	the Company’s system of disclosure controls and procedures and system of internal control over financial reporting;
●	the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting matters;
●	the Company’s framework and guidelines with respect to risk assessment and risk management; and
●	the Company’s material financial policies and actions.

The Audit Committee’s duties also include preparing the report required by the SEC proxy rules to be included in the Company’s annual proxy statement. The Board has determined that directors Noddle, Rebolledo, Thomas-Graham, Ticknor, and Williams are audit committee financial experts, as defined by SEC rules, and each member of the Audit Committee is financially literate, as defined by NYSE rules.

Nominating and Governance Committee. The Nominating and Governance Committee has the functions set forth in its charter, including:

●	identifying and recruiting individuals qualified to become Board members;
●	recommending to the Board individuals to be selected as director nominees for the annual meeting of stockholders;
●	reviewing and recommending to the Board changes in the Governance Guidelines and the Code of Conduct;

18       THE CLOROX COMPANY - 2016 Proxy Statement

Corporate Governance

●

overseeing the Company’s ethics and compliance program and activities, including the Company’s compliance with legal and regulatory requirements relating to matters other than accounting and financial reporting matters; and

●	performing a leadership role in shaping the Company’s corporate governance and overseeing the evaluation of the Board and its committees.

Management Development and Compensation Committee. The Management Development and Compensation Committee has the functions and duties set forth in its charter, including:

●

reviewing and approving the performance goals and objectives for the Chief Executive Officer (“CEO”) and other executive officers and the extent to which such performance goals and objectives have been met;

●	assessing the CEO’s performance and determining and approving the CEO’s compensation based on a variety of factors;
●	reviewing periodically with the CEO the performance of each of the other executive officers and approving the compensation of each such executive officer;
●	determining the amount and other material terms of individual short- and long-term incentive awards to be made to executive officers;
●	reviewing and approving recommendations regarding retirement income and other deferred benefit plans applicable to executive officers;
●	reviewing and approving employment-related arrangements with executive officers; and
●	evaluating the outcome of the advisory vote of the stockholders regarding “say on pay” and making recommendations or taking appropriate actions in response to such advisory vote.

In addition, the Management Development and Compensation Committee oversees, with involvement of the full Board, the Company’s management development and succession planning processes.

Board and Director Evaluation Process

The Nominating and Governance Committee is responsible for overseeing the Board, committee, and individual director evaluation process. Under the Governance Guidelines, the Board and each of the Audit, Nominating and Governance, and Management Development and Compensation Committees are required to conduct an annual self-evaluation. The evaluations include a range of issues designed to assess Board and committee performance, including Board and committee composition, structure, information received, accountability, and effectiveness, among other topics.

Additionally, the Board conducts individual director interviews as part of its evaluation process. Each director provides an individual assessment as well as any feedback they may have on other Board members’ performance on an annual basis. The individual assessments are conducted by the chair of the Nominating and Governance Committee, who summarizes and reports the results and any related recommendations to the Nominating and Governance Committee and the full Board.

Board of Directors Meeting Attendance

The Board held eight meetings during fiscal year 2016. All incumbent directors attended at least 75% of the meetings of the Board and committees of which they were members during fiscal year 2016. All members of the Board are expected to attend the Annual Meeting of Stockholders. Each of the eleven members of the Board at the time of the Company’s 2015 Annual Meeting of Stockholders held on November 18, 2015, attended the meeting.

Executive Sessions

The independent directors generally meet in executive session at each regularly scheduled Board meeting without the presence of management directors or employees of the Company to discuss various matters related to the oversight of the Company, the management of the Board’s affairs, and the CEO’s performance. The lead director chairs the executive sessions.

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THE CLOROX COMPANY - 2016 Proxy Statement	19

Conflict of Interest and Related Person Transaction Policies and Procedures

The Company has a long-standing policy of prohibiting its directors, officers, and employees from entering into transactions that are an actual or potential conflict of interest. The Company’s Code of Conduct has a detailed provision prohibiting conflicts of interests and is available on the Company’s website at https://www.thecloroxcompany.com/who-we-are/corporate-governance/codes-of-conduct.

Additionally, the Company has a written policy regarding review and approval of related person transactions by the Audit Committee (“Related Person Policy”). The Related Person Policy defines an “Interested Transaction” as any transaction, arrangement, or relationship or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved in any fiscal year will or may be expected to exceed $120,000 (including any periodic payments or installments due on or after the beginning of the Company’s last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon), (ii) the Company is a participant, and (iii) any Related Person (as defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

A “Related Person” is (i) any person who is or was (since the beginning of the Company’s last fiscal year, even if such person does not presently serve in that role) an executive officer, director, or nominee for election as a director, (ii) a beneficial owner of more than 5% of the Company’s Common Stock, or (iii) an immediate family member of any of the foregoing. For purposes of this definition, “immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone residing in such person’s home (other than a tenant or employee).

Under the Related Person Policy, if a new Interested Transaction is identified for approval, it is brought to the Audit Committee to determine if the proposed transaction is reasonable and fair to the Company. The Audit Committee will review the material facts of all Interested Transactions that require its approval and either approve or disapprove of the entry into the Interested Transaction.

The Related Person Policy also contains categories of preapproved transactions that the Board has identified as not having a significant potential for an actual or potential conflict of interest or improper benefit.

In determining whether to approve or ratify an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

No director participates in any discussion or approval of an Interested Transaction for which he or she is a Related Person, except that the director will provide all material information concerning the Interested Transaction to the Audit Committee. There were no transactions considered to be an Interested Transaction during the Company’s 2016 fiscal year.

Code of Conduct

The Company has adopted a Code of Conduct, which can be found in the Governance section under Company Information on the Company’s website, https://www.thecloroxcompany.com/who-we-are/corporate-governance/codes-of-conduct, or obtained in print by contacting The Clorox Company, c/o Corporate Secretary, 1221 Broadway, Oakland, CA 94612-1888.

The Code of Conduct applies to all of the Company’s employees, including executives, as well as directors. We also have established a separate Business Partner Code of Conduct outlining our standards and expectations of our suppliers and other business partners, which can also be found at https://www.thecloroxcompany.com/who-we-are/corporate-governance/codes-of-conduct.

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Corporate Governance

Board of Directors’ Role in Risk Management Oversight

The Board has responsibility for the oversight of the Company’s risk management, while the Company’s management is responsible for the day-to-day risk management process. With the oversight of the Board, the Company has a comprehensive enterprise risk management program in place. The Company has an Enterprise Risk Management Steering Committee (“ERM Committee”), which consists of a cross functional team of senior leaders and key executives. The ERM Committee oversees the annual key risk identification process, whereby the ERM Committee identifies the top risks that the Company faces with respect to its business, operations, strategy, and other factors, as well as the key mitigation strategies and the risk owner(s). At least annually, and generally in connection with the Board’s annual strategy meeting, management reports on and discusses the identified risks and risk mitigation and management efforts with the Board. The Board may allocate responsibility to a specific committee to examine a particular risk in detail if the committee is in the best position to review and assess the risk. For example, the Audit Committee reviews compliance and risk management programs and practices related to accounting and financial reporting matters and financial risk management, and the Management Development and Compensation Committee reviews the risks related to the executive compensation structure. In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the full Board to facilitate proper risk oversight by the entire Board.

As part of its responsibilities, the Management Development and Compensation Committee periodically reviews the Company’s compensation policies and programs to ensure that the compensation program is able to provide incentives to employees, including executive officers, while mitigating excessive risk-taking. The overall executive compensation program contains various provisions that mitigate against excessive risk-taking, including:

●	An appropriate balance between annual cash compensation and equity compensation that is earned over a period of three to four years;
●	Caps on the payouts under executive and non-executive incentive plans, which protect against executives taking short-term actions to maximize bonuses that are not supportive of long-term objectives;
●

Financial metrics under the executive annual incentive plan that are equally weighted between net customer sales and economic profit (as defined in the Compensation Discussion and Analysis section), which discourage revenue generation at the expense of profitability and vice versa;

●

Clawback provisions applicable to current and former executives as set forth in the applicable plans that enable the recapture of previously paid compensation under certain circumstances, which serve as a deterrent to inappropriate risk-taking activities; and

●

Stock ownership guidelines that require executive officers to accumulate meaningful levels of equity ownership in the Company, which align executives’ short- and long-term interests with those of the Company’s stockholders.

Based on its review and the analysis provided by its independent compensation consultant, FW Cook, the Management Development and Compensation Committee has determined that the risks arising from the Company’s compensation policies and practices for its employees, including executive officers, are not reasonably likely to have a material adverse effect on the Company.

THE CLOROX COMPANY - 2016 Proxy Statement	21

Stock Ownership Information

Beneficial Ownership of Voting Securities

The following table shows, as of July 29, 2016 (except as otherwise indicated), the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table (the “named executive officers”), and (iii) all current directors and executive officers of the Company as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(3)
The Vanguard Group, Inc.(4)
100 Vanguard Blvd.
Malvern, PA 19355	12,953,394	10.0
BlackRock, Inc.(5)
55 East 52nd Street
New York, NY 10055	11,694,338	9.0
State Street Corporation(6)
One Lincoln Street
Boston, MA 02111	7,175,153	5.5
Amy Banse(7)	0	*
Richard H. Carmona(2)	0	*
Benno Dorer	291,304	*
Spencer C. Fleischer(2)	0	*
George J. Harad(2)	6,503	*
Esther Lee(2)	0	*
Robert W. Matschullat(2)	1,324	*
A. D. David MacKay(8)	0	*
Jeffrey Noddle(2)	1,150	*
Rogelio Rebolledo(2)	0	*
Stephen M. Robb	138,204	*
Laura Stein	134,598	*
Pamela Thomas-Graham(2)	1,778	*
Carolyn M. Ticknor(2)	0	*
Nikolaos Vlahos	34,906	*
Christopher J. Williams(2)	0	*
Dawn Willoughby	75,619	*
All current directors and executive officers as a group (27 persons)(9)	960,376	*

*	Does not exceed 1% of the outstanding shares.
(1)	Unless otherwise indicated, each beneficial owner listed has sole voting and dispositive power concerning the shares indicated. These totals include the following numbers of shares of Common Stock that such persons have the right to acquire through stock options exercisable within 60 days of July 29, 2016, or with respect to which such persons have shared voting or dispositive power: Mr. Dorer – 287,432 options; Mr. Harad – shared voting and dispositive power with respect to 5,503 shares held jointly with spouse and 1,000 shares held in limited partnership; Mr. Robb – 124,437 options; Ms. Stein – 113,010 options; Mr. Vlahos – 26,569 options; Ms. Willoughby – 66,555 options and shared voting and dispositive power with respect to 3,411 shares held in family trust; and all current directors and executive officers as a group – 854,594 options. The numbers in the table above do not include the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units that were deferred at the executive officers’ election: Mr. Dorer – 11,098; Mr. Robb – 10,239; Ms. Stein – 27,231; Mr. Vlahos – 4,700; Ms. Willoughby – 4,700; and all current executive officers as a group – 73,016.
(2)	The numbers in the table above do not include the following numbers of shares of Common Stock that the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Independent Directors’ Stock-Based Compensation Plan: Dr. Carmona – 15,819; Mr. Fleischer – 1,313; Mr. Harad – 36,145; Ms. Lee – 2,672; Mr. Matschullat – 76,851; Mr. Noddle – 3,389; Mr. Rebolledo – 3,389; Ms. Thomas-Graham – 19,841; Ms. Ticknor – 26,448; and Mr. Williams – 1,313.
(3)	On July 29, 2016, there were 129,469,454 shares of Common Stock outstanding.

22       THE CLOROX COMPANY - 2016 Proxy Statement

Stock Ownership Information

(4)	Based on information contained in a report on Schedule 13G/A filed with the SEC on March 10, 2016, The Vanguard Group reported, as of February 29, 2016, sole voting power with respect to 253,445 shares, sole dispositive power with respect to 12,688,414 shares, shared voting power with respect to 11,600 shares and shared dispositive power with respect to 264,980 shares.
(5)	Based on information contained in a report on Schedule 13G/A filed with the SEC on February 10, 2016, BlackRock, Inc. reported, as of December 31, 2015, sole voting power with respect to 10,313,341 shares and sole dispositive power with respect to all shares reported.
(6)	Based on information contained in a report on Schedule 13G filed with the SEC on February 12, 2016, State Street Corporation reported, as of December 31, 2015, shared voting and dispositive power with respect to all of these shares.
(7)	Effective September 15, 2016, Ms. Banse was appointed to the Board.
(8)	Effective August 15, 2016, Mr. Mackay was appointed to the Board.
(9)	Pursuant to Rule 3b-7 of the Exchange Act, executive officers include the Company’s current CEO and all current executive vice presidents and senior vice presidents. Effective September 15, 2016, there were 27 current directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and SEC regulations require the Company’s directors, certain officers, and holders of more than 10% of the Company’s Common Stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. The reporting directors, officers, and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received or written representations from its directors and such covered officers, the Company believes that its directors and officers complied with all applicable Section 16(a) filing requirements during fiscal year 2016.

THE CLOROX COMPANY - 2016 Proxy Statement	23

Executive Compensation

Proposal 2: Advisory Vote to Approve Executive Compensation

In accordance with the provisions of Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers. This proposal gives our stockholders the opportunity to express their views on the Company’s executive compensation, and is commonly referred to as a “say-on-pay” proposal. This vote is only advisory and will not be binding upon the Company or the Board. However, the Management Development and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and encourages all stockholders to vote their shares on this matter.

The Company’s compensation programs are designed to enable and reinforce its overall business strategy by aligning pay with the achievement of short- and long-term financial and strategic objectives to build stockholder value and by providing a competitive level of compensation needed to recruit, retain, and motivate talented executives critical to the Company’s long-term success. The key principle underlying these compensation programs is pay for performance. Our pay-for-performance principle and the alignment of our compensation programs with the building of stockholder value are fully discussed in the Compensation Discussion and Analysis section of this proxy statement, which begins on page 26. The Board urges you to consider the factors discussed in the Compensation Discussion and Analysis section of this proxy statement when deciding how to vote on this Proposal 2.

At our 2015 Annual Meeting of Stockholders held on November 18, 2015, our stockholders overwhelmingly approved our executive compensation policies, with approximately 93% of votes cast in favor of our proposal. We value this positive endorsement by our stockholders and believe that the outcome signals our stockholders’ support of our compensation program. We continued our general approach to compensation for fiscal year 2016, specifically our pay-for-performance philosophy and our efforts to attract, retain, and motivate our named executive officers. We provide our stockholders the opportunity to vote on the compensation of our named executive officers every year. The next vote on executive compensation will be at the 2017 Annual Meeting of Stockholders.

Board of Directors’ Recommendation

The Board recommends a vote FOR the advisory vote to approve executive compensation. The Company is asking its stockholders to support the compensation of the named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers in fiscal year 2016 and the philosophy, policies, and practices underlying that compensation, which are described in this proxy statement. The Board believes that the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals.

Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

“RESOLVED, that the stockholders of The Clorox Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in The Clorox Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”

24       THE CLOROX COMPANY - 2016 Proxy Statement

Executive Compensation

Vote Required

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

This vote is advisory, and therefore not binding on the Company, the Board, or the Management Development and Compensation Committee. However, the Board and the Management Development and Compensation Committee value the opinions of the Company’s stockholders and, to the extent there is any significant vote against the named executive officers’ compensation as disclosed in the proxy statement, we will consider such stockholders’ concerns and the Management Development and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The people designated in the proxy and voting instruction card will vote your shares FOR approval unless you include instructions to the contrary.

THE CLOROX COMPANY - 2016 Proxy Statement	25

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and program, the compensation decisions made under this program and the specific factors we considered in making those decisions. This CD&A focuses on the compensation of our “named executive officers” for fiscal year 2016, who were:

●	Benno Dorer – Chief Executive Officer (“CEO”);
●	Stephen M. Robb – Executive Vice President – Chief Financial Officer (“CFO”);
●	Laura Stein – Executive Vice President – General Counsel and Corporate Affairs;
●	Nikolaos A. Vlahos – Executive Vice President and Chief Operating Officer – Household, Lifestyle and Core Global Functions; and
●	Dawn Willoughby – Executive Vice President and Chief Operating Officer – Cleaning, International and Corporate Strategy

On August 15, 2016, Mr. Dorer was named Chairman of the Board of Directors (the “Board”) in addition to his role as CEO.

Fiscal Year 2016 Performance Highlights

In fiscal year 2016, the Company delivered strong results, including 2% sales growth and an 8% increase in diluted earnings per share from continuing operations, despite an ongoing difficult macroeconomic environment, particularly in certain international markets that included unfavorable foreign exchange rates. In the face of these challenges, the Company delivered volume and sales growth across all of our U.S. segments and strong earnings growth behind our 2020 Strategy, on top of strong growth in the prior fiscal year. In addition, the Company delivered margin expansion, supported by productivity gains and another year of substantial cost savings. The Company also continued to invest strongly in its demand building programs, which include innovation across our portfolio and digital marketing communications enhancing brand engagement with our consumers.

The Company’s 2020 Strategy aims to accelerate profitable growth by engaging employees as business owners; increasing brand investment behind superior products and technology that reaches consumers in a dynamic marketplace; expanding its brands into new categories and channels; and driving out waste in its work, processes and products. Successes for the Company in fiscal year 2016 included:

●	increasing fiscal year gross margin by 150 basis points to 45.1%;
●	achieving $109 million in cost savings, the Company’s 13th consecutive year of average cost savings in excess of $100 million;
●	achieving increased volume of 4%, reflecting gains in all four of the Company’s reportable segments;
●	increasing earnings from continuing operations to $648 million or $4.92 diluted EPS, versus $606 million or $4.57 diluted EPS in the prior year;
●

introducing new products in many categories, including Fresh Step® with Febreze® cat litter; new Hidden Valley® dressing flavors; Glad® trash bags with Clorox® antimicrobial protection; Burt’s Bees® lipsticks, BB cream and new flavors of lip balm; and Kingsford® professional briquets, among others;

●	acquiring Renew Life, a leading maker of digestive health products;
●	continuing to receive external recognition for its leadership in corporate responsibility and sustainability efforts; and
●	returning excess capital to stockholders through share repurchases, delivering $398 million in dividends to stockholders, and increasing the quarterly dividend by 4% in May 2016.

How Pay Was Tied to the Company’s Performance in Fiscal Year 2016

Our fiscal year 2016 results and compensation decisions continue to illustrate that our pay-for-performance philosophy works as intended, with pay being driven by performance in the following ways:

●

Fiscal Year 2016 Annual Incentive Payout. In alignment with our pay-for-performance philosophy, the annual incentive payout for each of our named executive officers was above target due to the Company’s strong operational results compared to the targets established at the beginning of the fiscal year. The Company’s sales and economic profit (“EP”) performance both significantly exceeded the targets for the fiscal year.

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Compensation Discussion and Analysis

●	No Fiscal Year 2016 Long-Term Incentive Payout. Our three-year performance share results did not meet the required financial target for cumulative EP, and, as a result, no performance shares were paid out. These awards were granted in September 2013, and payment was determined in August 2016 based on performance over the period commencing July 1, 2013, and ending June 30, 2016. Fiscal year 2014 results were significantly below target, and while we had very strong results in both fiscal years 2015 and 2016, these results were not enough to offset the challenges of fiscal year 2014, as the performance share payout is based on a cumulative EP measure.

Compensation Philosophy

The key principle of our compensation philosophy is to align pay with performance. We do so by delivering the majority of executive pay through “at-risk” variable incentive awards that help ensure that realized pay is tied to attainment of critical operational goals and sustainable appreciation in stockholder value. In fiscal year 2016, approximately 85% of the targeted compensation for our CEO and approximately 70% of the targeted compensation for our other named executive officers was directly tied to the achievement of short- and long-term operating goals and total stockholder return. This approach is designed to accomplish the following:

●	Pay for Performance. To reward performance that drives the achievement of the Company’s short- and long-term goals and, ultimately, stockholder value.
●	Align Management and Stockholder Interests. To align the interests of our executive officers with our stockholders by using long-term, equity-based incentives, maintaining stock ownership and retention guidelines that encourage a culture of ownership, and rewarding executive officers for sustained and superior Company performance as measured by operating results and total stockholder return.
●	Attract, Retain, and Motivate Talented Executives.To compete and provide incentives for talented, high-performing executives.
●

Address Risk-Management Considerations. To motivate our executives to pursue objectives that create long-term stockholder value and discourage behavior that could lead to unnecessary or excessive risk-taking inconsistent with our strategic and financial objectives, by providing a certain amount of fixed pay and balancing our executives’ at-risk pay between short-term (one-year) and long-term (three-year) performance horizons, using a variety of financial and other performance metrics.

●	Support Financial Efficiency. To help ensure that payouts under our cash-based and equity-based incentive awards are appropriately supported by performance and to allow the Management Development and Compensation Committee (the “Committee”) to design these awards in a way that is intended to be treated as performance-based compensation that is tax-deductible by the Company under Internal Revenue Code (“IRC”) Section 162(m) (“Section 162(m)”), as appropriate.

What We Have and Don’t Have – Elements of Our Executive Compensation Program

The following elements of our executive compensation program reflect our continued commitment to our compensation philosophy:

What We Have

✓	An executive compensation program designed to mitigate inappropriate risk;
✓	Different performance horizons for the goals within our annual and long-term incentive plans;
✓	Use of economic profit as a rigorous incentive metric;
✓	Stringent stock ownership and retention guidelines for all of our executives;
✓	A prohibition on speculative transactions involving the Company’s stock, including hedging and pledging;
✓	Stock options that vest over a four-year period and have an exercise price equal to fair market value of our Common Stock on the date of grant;
✓	Clawback provisions in both our annual and long-term incentive plans;
✓	Double-trigger change in control provisions for all equity awards;
✓	Reasonable cash severance provisions to support talent retention and attraction objectives, promote orderly succession planning, and avoid individual negotiation with exiting executives, thus eliminating the need for individual employment agreements;
✓	Modest perquisites supported by sound business rationale;
✓	Annual review of our executive compensation program by the Committee, which is composed solely of independent members of the Board; and
✓	Use of an independent compensation consultant who does not provide any additional consulting services to the Company.

What We Don’t Have

Ø	Employment contracts for any executives;
Ø	Stock option re-pricing without stockholder approval;
Ø	Payment of dividends or dividend equivalents on unvested or unearned performance shares; and
Ø	Tax gross-ups for any employee, including executive officers.

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THE CLOROX COMPANY - 2016 Proxy Statement	27

Components of our Executive Compensation Program

The table below outlines the components of our executive compensation program, their purpose, and certain characteristics of these components.

Component	Purpose	Characteristics
Base Salary	Compensate named executive officers for their role and level of responsibility, as well as individual performance.	Fixed component.
Annual Incentives(1)	Promote the achievement of the Company’s annual corporate financial and strategic goals, as well as individual objectives.	Performance-based cash bonus opportunity.
Long-Term Incentives(1)	Promote the achievement of the Company’s long-term corporate financial goals and stock price appreciation.	Values of performance share grants and stock option awards vary based on actual Company financial and stock price performance.
Retirement Plans	Provide replacement income upon retirement (a long-term retention incentive).	Fixed component; however, Company contributions vary based on pay and employee contributions.
Post-Termination Compensation	Provide contingent payments to attract and retain named executive officers and promote orderly succession for key roles.	Only payable if a named executive officer’s employment is terminated under specific circumstances as described in the applicable severance plan.
Perquisites	Provide other benefits competitive with the compensation peer group and encourage executives to proactively manage their health and financial wellness.	Financial planning, Company car or car allowance, paid parking, annual executive physical and health club allowance.
(1)	Payouts under the annual and long-term incentive plans are determined based on the achievement of objectives established by the Committee at the beginning of the performance period. The performance period is one year for the cash awarded under the Annual Incentive Plan, which is further described in “What We Pay: Components of Our Compensation Program” and three years for the performance shares awarded under the long-term incentive plan. Specific financial goals cannot be changed during the performance period, except in accordance with principles set by the Committee at the time the goals were established, which, in the case of our long-term incentive plan, provide for adjustments in limited circumstances, including acquisitions, restructuring charges, or significant changes to generally accepted accounting principles, and only if the adjustments exceed a specified minimum financial impact to the Company.

How We Make Compensation Decisions

Roles and Responsibilities in Setting Executive Compensation

Management Development and Compensation Committee. The Committee is made up entirely of independent directors as defined by our Governance Guidelines and NYSE listing standards. The Committee regularly reviews the design and implementation of our executive compensation program and reports on its discussions and actions to the Board. In particular, the Committee (i) oversees our executive compensation program, (ii) approves the performance goals and strategic objectives for our named executive officers, evaluates results against those targets each year, and determines and approves the compensation of our CEO (after consulting with the other independent members of the Board) and our other named executive officers, as well as officers at or above the level of senior vice president and any other officers covered by Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) makes recommendations to the Board with respect to the structure of overall incentive and equity-based plans.

The Committee makes its determinations regarding executive compensation after consulting with management and the Committee’s independent compensation consultant (as further described below), and its decisions are based on a variety of factors, including the Company’s performance, individual executives’ performance, peer group data, and input and recommendations from the independent compensation consultant. Individual performance is evaluated based on the performance of the business or operations for which the executive is responsible, the individual’s skill set relative to industry peers, overall experience and time in the position, the critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level, role relative to that of other executive officers, and, in the case of externally recruited named executive officers, compensation earned with a prior employer.

In determining the compensation package for each of our named executive officers other than our CEO, the Committee receives input and recommendations from our CEO and our Senior Vice President – Chief People Officer. Named

28       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

executive officers do not have a role in the determination of their own compensation, but named executive officers other than our CEO do discuss their individual performance objectives with our CEO. The Committee currently consists of Dr. Carmona and Messrs. Fleischer, Harad, Mackay, Noddle, and Rebolledo.

Board of Directors. The independent members of the Board undertake a thorough process during which they review our CEO’s annual performance, and each independent director provides candid feedback and observations that are shared in aggregate with our CEO. The Board considers a variety of substantive factors it has identified as being most important for effective CEO performance, with a focus on strategy, people, operations, and values. The full Board discusses the evaluations of our CEO’s performance against these factors and then provides its compensation recommendations to the Committee. The Committee, after evaluating the Board’s recommendations and receiving input from the independent compensation consultant, then makes a final determination on our CEO’s compensation. Our CEO does not have a role in his own compensation determination other than participating in a discussion with the Board regarding his performance relative to specific targets and strategic objectives set at the beginning of the fiscal year, which the Board considers in both its compensation determination and when setting performance targets for the upcoming fiscal year.

Independent Compensation Consultant. The Committee retains the services of an independent compensation consulting firm to assist it in the performance of its duties. During fiscal year 2016, the Committee used the services of Frederic W. Cook & Co., Inc. FW Cook’s work with the Committee included data analysis and guidance and recommendations on the following topics: compensation levels relative to our peers, market trends in incentive plan design, risk and reward structure of executive compensation plans, and other policies and practices, including the policies and views of third-party proxy advisory firms. See the section entitled “Independence of the Compensation Consultant” for a discussion of FW Cook’s independence from management.

Chief Executive Officer. Our CEO makes compensation recommendations to the Committee for all executive officers other than himself. In making these recommendations, our CEO evaluates the performance of each executive officer and considers his or her responsibilities as well as the compensation analysis provided by the independent compensation consultant.

Other Members of Management. Senior human resources management provides analyses regarding competitive practices and pay ranges, compensation and benefit plans, policies and procedures for equity awards, perquisites, general compensation, and benefits philosophy. Senior human resources, legal, and, from time to time, finance executives attend non-executive sessions of Committee meetings to provide additional perspective and expertise.

Independence of the Compensation Consultant

Pursuant to its charter, the Committee is authorized to retain, oversee, and terminate any consultants it deems necessary, as well as to approve the fees and other retention terms of any such consultants. Prior to retaining a compensation consultant or any other external advisor, from time to time as the Committee deems appropriate but at least annually, the Committee assesses the independence of the advisor from management. In evaluating FW Cook, the Committee’s compensation consultant, the Committee took into consideration all factors relevant to FW Cook’s independence, including the following factors specified in the NYSE listing standards:

●	other services provided to the Company by FW Cook or any of its affiliates;
●	the fees paid by the Company to FW Cook as a percentage of FW Cook’s total revenue;
●	the policies and procedures of FW Cook that are designed to prevent a conflict of interest;
●	any business or personal relationship between individuals at FW Cook performing consulting services for the Committee and a Committee member;
●	any ownership of Company stock by the individuals at FW Cook performing consulting services for the Committee; and
●	any business or personal relationship between individuals at FW Cook performing consulting services for the Committee and an executive officer of the Company.

FW Cook has provided the Committee with appropriate assurances and confirmation of its independent status in accordance with the Committee’s charter and other considerations. The Committee believes that FW Cook has been independent throughout its service to the Committee and that there is no conflict of interest between FW Cook or individuals at FW Cook and the Committee, the Company’s executive officers, or the Company.

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THE CLOROX COMPANY - 2016 Proxy Statement	29

Our Peer Group

The Committee uses a peer group of consumer products companies (the “compensation peer group”) to help determine competitive compensation rates for the Company’s executive officers, including the named executive officers. The compensation peer group was selected by the Committee based on the factors described below, with input from FW Cook. The compensation peer group is used to evaluate both the levels of executive compensation and compensation practices within the consumer products industry.

For fiscal year 2016, the compensation peer group was composed of the following 19 companies:

Avon Products, Inc.	General Mills, Inc.	Molson Coors Brewing Company
Campbell Soup Company	The Hershey Company	Newell Rubbermaid Inc.
Church & Dwight Co., Inc.	Hormel Foods Corporation	Revlon, Inc.
Colgate-Palmolive Company	The J.M. Smucker Company	S.C. Johnson & Son, Inc.
Dr. Pepper Snapple Group, Inc.	Kellogg Company	Tupperware Brands Corporation
Edgewell Personal Care	McCormick & Company, Incorporated
The Estee Lauder Companies Inc.	Mead Johnson Nutrition Company

To determine the compensation peer group for each year, the Committee considers companies that:

●	hold leadership positions in branded consumer products;
●	are of reasonably similar size based on market capitalization and revenue;
●	compete with the Company for executive talent; and
●	have executive positions similar in breadth, complexity, and scope of responsibility to those of the Company.

The Committee annually reviews and makes adjustments to the compensation peer group as appropriate to ensure that the peer group companies continue to meet the relevant criteria. Energizer Holdings, Inc. split its personal care and battery businesses into two companies in fiscal year 2016; Edgewell Personal Care is the personal care product business and replaced Energizer Holdings, Inc. in the compensation peer group. There were no other changes to the compensation peer group for this fiscal year.

The Company was at the 40th percentile for revenue, 66th percentile for net income, and 50th percentile for market capitalization compared with the compensation peer group.

Fiscal Year 2016 Compensation of Our Named Executive Officers

For fiscal year 2016, management engaged Aon Hewitt to obtain and aggregate compensation data for the compensation peer group. This data was used to advise the Committee on setting target compensation for our named executive officers. FW Cook reviewed this information and performed an independent compensation analysis of the compensation peer group data to advise the Committee. Although each individual component of executive compensation is reviewed, particular emphasis is placed on targeting total compensation within 15% of the median target dollar amounts of compensation of the compensation peer group. Other factors, such as an executive’s level of experience, may result in target total compensation for individual named executive officers being set above or below this median range. For fiscal year 2016, each named executive officer’s target total compensation is within 15% of the compensation peer group median.

30       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

What We Pay: Components of Our Compensation Program

A substantial portion of our targeted executive compensation is at-risk variable compensation, with 85% of compensation for our CEO and 70% of compensation for all our other named executive officers being at risk. Base salary is the only fixed compensation component, as outlined in the following charts, which reflect target compensation for fiscal year 2016.

Compensation Mix - CEO(1)
Fixed compensation = 15%
Variable compensation = 85%
Compensation Mix - Average of All Other NEOs(1)
Fixed compensation = 30%
Variable compensation = 70%

(1)	Compensation mix represents the actual base salary, target annual incentive award, and actual long-term incentives granted in fiscal year 2016. Refer to the Summary Compensation Table below for further details on actual compensation.

Additional elements of our executive compensation program include retirement plans, post-termination compensation, and perquisites as appropriate to support our executive compensation philosophy. Further detail about each element is provided in the discussion below:

Base Salary. The Committee generally seeks to establish base salaries for our named executive officers within 15% of the median of the compensation peer group. The Committee considered factors such as the executive’s specific role, level of experience, and sustained performance, as well as the compensation peer group market data, in determining each named executive officer’s base salary for fiscal year 2016. Changes in base salary are approved by the Committee in September and become effective in October of each year. All base salaries that went into effect in October 2015 for the named executive officers, excluding our CEO, were within this target pay range with the exception of Ms. Stein, who was slightly above the range given her experience and tenure with the Company.

After conducting a review for Mr. Dorer and evaluating his individual performance and overall Company performance for fiscal year 2015, the Committee approved a base salary increase of 2.6% for fiscal year 2016, to $975,000, which was within 15% of the compensation peer group median for CEOs. The annual base salary increases for our named executive officers, other than our CEO, ranged from 1.7% to 5.5%, with an average increase of 3.3%. Our CFO’s salary increase was at the high end of the range to bring his salary closer to market median, in recognition of his continued strong performance and increased experience. The actual base salaries earned by our named executive officers in fiscal year 2016 are listed in the “Salary” column of the Summary Compensation Table.

Annual Incentives. The Company provides annual incentive awards to our named executive officers under the Company’s Executive Incentive Compensation Plan (“Annual Incentive Plan”). Payouts under the Annual Incentive Plan are based on the level of achievement of Company performance goals set annually by the Committee, not to exceed the stockholder-approved maximums. These performance goals are tied to Board-approved corporate financial and strategic performance goals and individual objectives, which are described below. The amounts actually paid under the Annual Incentive Plan are based on four factors: (1) a target award for each named executive officer, which is the base salary multiplied by the annual incentive target (“Target Award”), (2) the Company’s performance

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THE CLOROX COMPANY - 2016 Proxy Statement	31

measured against pre-established corporate financial goals (“Financial Performance Multiplier”), (3) the Company’s level of achievement of various strategic metrics (“Strategic Metrics Multiplier”), and (4) the named executive officer’s individual performance (“Individual Performance Multiplier”), which is based primarily on the performance of the operations or functions under the individual’s responsibility. The final individual Annual Incentive Plan payout is determined by the following formula:

The Financial Performance Multiplier can range from 0% to 200% based on an objective assessment of Company performance versus goals established by the Committee at the beginning of the year. The Strategic Metrics and Individual Performance Multipliers, which are also determined by the Committee, typically have a much narrower range, which makes the impact they have on the total payout significantly smaller than the Financial Performance Multiplier. Over the past three years, the range for the Strategic Metrics Multiplier was 90% to 110%, and the range for the Individual Performance Multipliers for the named executive officers was 90% to 115%. By comparison, the range for the Financial Performance Multiplier during this same time period was 28% to 171%.

Below is an illustration of the annual incentive calculation, using our CEO’s Annual Incentive Plan payout as an example. Because the Financial Performance Multiplier was 161% in fiscal year 2016, based on the Company’s strong performance compared to the targets for annual net sales and EP that were established by the Committee at the beginning of the year, the impact it had on the final incentive payout was much greater than that of either the Strategic Metrics Multiplier or the Individual Performance Multiplier.

32       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

Each of the elements of the annual incentive formula is further described below.

Base Salary. The named executive officer’s actual fiscal year 2016 base salary is the starting point for the annual incentive calculation.

Annual Incentive Target. Each year, the Committee sets an annual incentive target level for each named executive officer as a percentage of his or her base salary, based on an assessment of median bonus targets in the compensation peer group and other factors such as individual experience, as noted above. The annual incentive target level is generally set near the median of bonus targets for comparable positions in the compensation peer group. The table below sets forth the targets for the fiscal year 2016 annual incentive awards.

Named Executive Officer	Annual Incentive Target (% of Base Salary)
Benno Dorer – Chairman and Chief Executive Officer(1)	130%
Stephen M. Robb – Executive Vice President – Chief Financial Officer	80%
Laura Stein – Executive Vice President – General Counsel and Corporate Affairs	70%
Nikolaos A. Vlahos – Executive Vice President and Chief Operating Officer – Household, Lifestyle and Core Global Functions	80%
Dawn Willoughby – Executive Vice President and Chief Operating Officer – Cleaning, International and Corporate Strategy	80%

(1)    Mr. Dorer’s target was increased from 125% in fiscal year 2015 to 130% in fiscal year 2016.

Financial Performance Multiplier. At the beginning of each fiscal year, the Committee sets financial goals for the Annual Incentive Plan based on targets approved by the Board. At the end of the year, the Committee reviews the Company’s results against the goals set at the beginning of the year.

For fiscal year 2016, the Committee established financial goals with a focus on increasing net sales and increasing EP when compared to actual operating results for fiscal year 2015, as described in greater detail below, in order to drive sustainable profitable growth and short- and long-term total stockholder returns. The net sales and EP metrics that determine the Financial Performance Multiplier are each weighted 50% as the Committee continues to believe this mix effectively balances a focus on both top-line and bottom-line performance. In selecting the metrics and setting the financial goals of the Annual Incentive Plan, the Committee carefully considered whether the goals appropriately align with the goals of the long-term incentive program so that the overall compensation design does not encourage participants to take unnecessary or excessive risk or actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives.

For fiscal year 2016, the financial goals for the Annual Incentive Plan, the potential range of payouts for achieving those goals, and the actual results as determined by the Committee were as follows:

	Annual Incentive Financial Goals (in millions)
Goal	0% (Minimum)	100% (Target)	200% (Maximum)	Actual(1)
Net Sales (weighted 50%)(2)	$5,512	$5,682	$5,852	$5,740
EP (weighted 50%)(3)	$428	$468	$508	$503
(1)	Results exclude the impact of the Renew Life acquisition, which added $21 of net sales and reduced EP by $19.
(2)	Net sales as reported in the Company’s consolidated financial statements, adjusted for the impact of Renew Life.
(3)	EP for purposes of the financial performance multiplier is defined by the Company as earnings from continuing operations before income taxes, non-cash restructuring, and interest expense, which is then tax affected and reduced by a capital charge.

Strategic Metrics Multiplier. At the beginning of each fiscal year, the Committee sets multiple strategic metrics for the Annual Incentive Plan based on what it believes will best drive the Company’s overall strategy of engaging employees, increasing brand investment behind superior value, keeping the core healthy and growing into new categories and channels, and reducing waste. For fiscal year 2016, the Committee set 11 metrics, each with one or

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THE CLOROX COMPANY - 2016 Proxy Statement	33

more associated targets that are objectively measurable, to be evaluated in determining the Strategic Metrics Multiplier used in the Annual Incentive Plan payout.

For example, to determine whether the results of the high-performing employee engagement metric were met, the Company measured its annual engagement survey results against a benchmark of other fast-moving consumer goods companies. To calculate the consumer value metric, the

Company measured a brand’s value to consumers in terms of product, price, and brand equity, while the innovation and strategic product pipeline metric was measured against a target based on historical and projected sales resulting from innovation. Goals related to reshaping the portfolio include mergers and acquisitions as well as organic growth. For fiscal year 2016, the 11 strategic metrics and the Company’s results were as follows:

Strategic Metric	FY 2016 Result	Strategic Metric	FY 2016 Result
●High-performing employee engagement	Exceeded	●Innovation and strategic product pipeline	Exceeded
●Diversity targets within the Company	Not Met	●Targeted goals related to reshaping the portfolio	Met
●Consumer value measure	Exceeded	●Targeted level of cost savings	Exceeded
●Domestic dollar share	Met	●Gross margin improvement	Exceeded
●International volume	Exceeded	●Target selling and administrative expenses of 13.5% of net sales	Not Met
●Future net sales growth projections	Met

While the diversity and selling and administrative expenses were not met, the Company came very close to meeting these targets and met or exceeded all of the other strategic metrics. The diversity target was met for two of the three sub-targets, while the selling and administrative expenses missed the target primarily due to higher anticipated incentive payouts as a result of the strong Company performance for fiscal year 2016. Based on the Company’s performance against these strategic metrics, the Committee determined that the level of payout for the Strategic Metrics Multiplier was 110%. Over the past three years, the range for the Strategic Metrics Multiplier has been 90% to 110%.

Individual Performance Multiplier. Consistent with our pay-for-performance philosophy, the annual incentive payouts initially are determined by financial results and performance against strategic metrics, multiplied by an Individual Performance Multiplier. Based on its evaluation of individual performance, the Committee reviewed and approved the Individual Performance Multiplier for each named executive officer to reflect the officer’s individual contributions in fiscal year 2016. In determining the multiplier for individual performance, the Committee carefully evaluates several performance factors against objectives established at the beginning of the year. For our CEO, the Committee conducts a detailed evaluation covering the key categories of strategy, people, operations, values and relationships, and overall performance, with specific goals within each category. To set specific targets for our CEO, the Committee uses a balanced scorecard with annual strategic priorities of financial goals, people, customer and consumer, growth, and margin, with specific metrics and targets within each strategic priority. These targets are used to measure the CEO’s performance twice a year, with a mid-year review and a year-end evaluation. This assessment is then used to determine the appropriate individual multiplier for the fiscal year performance.

The range of Individual Performance Multipliers in 2016 was 105% to 115% based on the contributions made in the fiscal year by our named executive officers. Our CFO received an Individual Performance Multiplier of 115%, primarily for his contributions in delivering above-target performance on financial and operational goals, including sales, EPS, cost savings, cash flow, and capital management. He also delivered best-in-class organizational leadership with record high employee engagement and widespread training and development, while meeting diversity goals and reducing turnover. The remaining non-CEO named executive officers received Individual Performance Multipliers of 105%. The Committee reviewed the results for our CEO and determined his Individual Performance Multiplier was 110%. Our CEO’s Individual Performance Multiplier was based on his continued strong performance since taking the role in November 2014, including progress on the strategy accelerators, delivering overall operational and financial results for fiscal year 2016 that exceeded expectations, and continuing to shape a highly successful senior management team.

Final Individual Annual Incentive Plan Payouts. In accordance with the formula described above, the final annual incentive payouts to our named executive officers in fiscal year 2016, excluding our CEO, ranged from $754,980 to $945,010, and from 186% to 204% of the named executive officers’ Target Awards. Mr. Dorer’s annual incentive payout was $2,469,220. This award was 195% of his Target Award and is composed of a Financial Performance Multiplier of 161%, a Strategic Metrics Multiplier of 110%, and an Individual Performance Multiplier of 110%. These payouts are also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

34       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

Long-Term Incentives. Each year, we provide long-term incentive compensation to our named executive officers. For the past several years, these awards have been made in the form of performance shares and stock options. We believe these forms of compensation align Company performance and executive officer compensation with the interests of our stockholders. These incentive awards also support the achievement of our long-term corporate financial goals.

We occasionally use time-based restricted stock for special purposes, such as in connection with a promotion or as a replacement for compensation forfeited by an externally recruited executive at a prior employer.

The Committee annually reviews the costs of, and potential stockholder dilution attributable to, our long-term incentive program to ensure that the overall program is financially efficient and in line with that of our compensation peer group. The Committee also seeks to calibrate the long-term incentive program design to appropriately drive performance in line with that of the compensation peer group. In determining the total value of the long-term incentive opportunity for each named executive officer, the Committee reviews the compensation peer group data presented by both management and the independent compensation consultant on a role-by-role basis and considers recommendations by our CEO for the other named executive officers.

The Committee’s goal is to target long-term incentive awards in amounts that are generally competitive with the median of the compensation peer group. Actual long-term incentive award target levels for individual named executive officers may vary from the median based on a variety of factors, such as the named executive officer’s sustained performance, individual experience, critical nature of his or her role, and expected future contributions. Like the annual incentive awards, actual payouts under the long-term incentive awards will vary from the target based on how the Company performs against pre-established targets. The value of payouts will also vary based on changes in the market price of our Common Stock.

The Committee determined that our named executive officers would receive 50% of the value of their total annual long-term incentive award granted in fiscal year 2016 in performance shares and 50% in stock options. The Committee believes this mix of equity awards supports several important objectives, including compensating named executive officers for achievement of long term goals tied to our business strategy, rewarding named executive officers for sustained increases in the price of our Common Stock, enhancing retention by mitigating the impact of price fluctuations of our Common Stock in the overall long-term incentive value, and ensuring that the overall cost of the program is aligned with the compensation realized by the named executive officers and the performance delivered to stockholders. The Committee does not consider the amount of outstanding performance shares, stock options, and restricted stock currently held by a named executive officer when making annual awards of performance shares and stock options because such amounts represent compensation attributable to prior years.

Long-Term Incentive Award. The long-term incentive awards granted to our named executive officers for fiscal year 2016 were made in September 2015. The Committee considered factors such as the executive’s role, level of experience, and sustained performance, as well as the compensation peer group market data, in determining each named executive officer’s long-term incentive award. For fiscal year 2016, the annual long-term incentives for our named executive officers, excluding our CEO, ranged in value from $800,000 to $1,100,000. Mr. Dorer received a long-term incentive award valued at $4,350,000. The long-term incentives awarded to our named executive officers in fiscal year 2016 are listed in the Stock Awards and Option Awards columns of the Summary Compensation Table.

Performance Shares. Performance shares are grants of restricted stock units that pay out after a three-year performance period only if the Company meets pre-established financial performance goals, which are described below. We believe that performance shares align the interests of our named executive officers with the interests of our stockholders because the number of shares earned and the shares’ potential value are tied to the achievement of performance targets. The performance target is a cumulative EP target informed by our three-year financial long-range plan and the budget developed by management, which is reviewed and approved by the Board. In setting the performance targets for the performance shares, the Committee reviews the budget and long-range plan and seeks to appropriately align the performance goals with the objectives of the Annual Incentive Plan, so that the overall compensation design does not encourage participants to take unnecessary or excessive risk or actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives. The Committee believes its use of cumulative EP as a metric provides rigor and an ability to align performance with pay over the three-year performance period.

The payout of the performance share awards granted in September 2015 is subject solely to the Company’s achievement of a cumulative EP target during the performance period of July 2015 through June 2018. The percentage range for payouts is from 0%, if the minimum cumulative EP target is not met, to a maximum of 150% of the target number of shares, with a payout of 25% of the target number of shares when the minimum cumulative EP target is attained.

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THE CLOROX COMPANY - 2016 Proxy Statement	35

For the grant made in September 2013, which was based on a performance period of July 2013 through June 2016 and was scheduled to pay out in August 2016, the Committee established cumulative EP targets and set various payout levels tied to cumulative EP for the performance period. For the September 2013 grant, the cumulative EP target was set so a payout of 100% would be made if the Company achieved EP growth of approximately 5% per year during the performance period. The Committee believes this metric directly supports the Company’s corporate strategy and long-term financial goals and correlates to stock price performance.

In August 2016, the Committee certified the results of the September 2013 grant for the 2013-2016 performance period. The adjusted financial target for the grant was a cumulative EP of $1,430 million over the three-year performance period for a 100% payout. The cumulative EP target was adjusted by the Committee for the events in Venezuela that ultimately led to the Company’s discontinuation of operations in that country, which the Committee determined to be an extraordinary, unusual, or non-recurring event, as well as for the acquisition of Renew Life in May 2016. The Company’s actual cumulative EP was below the payout threshold of $1,346 million, resulting in the Committee certifying a payout of 0%. This payout supports the Company’s belief in pay for performance over the long term.

Stock Options. Stock options align the interests of our named executive officers with those of our stockholders because the options only have value if the price of the Company’s stock increases after the stock options are granted. Stock options vest in 25% increments over a four-year period (beginning one year from the date of grant) and expire ten years from the date of grant. In fiscal year 2016, the Committee awarded stock options to our named executive officers as part of our annual long-term incentive plan. The exercise price for the stock options was equal to the closing price of our Common Stock on the date of grant. Information on all stock option grants is shown in the Grants of Plan-Based Awards table.

Retirement Plans

Our named executive officers participate in the same tax-qualified retirement benefit programs available to all other United States-based salaried and non-collectively bargained hourly employees. The Company’s retirement plans are designed to provide replacement income upon retirement and to be competitive with programs offered by our peers.

In addition, because the IRC limits the amount of benefits that can be contributed to and paid from a tax-qualified retirement plan, the Company also provides our executive officers, including our named executive officers, with additional retirement benefits intended to restore amounts that would otherwise be payable under the Company’s tax-qualified retirement plans if the IRC did not have limits on includable compensation and maximum benefits. We call these plans “restoration plans” because they restore total executive retirement benefits to the same percentage level provided to our salaried employees who are not limited by IRC restrictions.

A brief description of each of our retirement programs is set forth below. Each of our named executive officers participates in these retirement programs with the exception of the Supplemental Executive Retirement Plan.

The Clorox Company Pension Plan. The Clorox Company Pension Plan (the “Pension Plan”) is a cash balance pension plan that was frozen effective July 1, 2011. This freeze did not affect the benefits previously accrued under the Pension Plan, which remain fully funded.

The Clorox Company 401(k) Plan. After the Pension Plan was frozen in July 2011, the Clorox Company 401(k) Plan (the “401(k) Plan”) became the base retirement plan for the Company. The Company makes an annual fixed contribution of 6% of eligible pay and a matching contribution of up to 4% of eligible pay to employees under the 401(k) Plan.

Nonqualified Deferred Compensation Plan. Under the Nonqualified Deferred Compensation Plan (the “NQDC”), eligible employees may voluntarily defer receipt of up to 50% of base salary and up to 100% of their annual incentive awards. In fiscal year 2016, deferred amounts could be invested in a manner that generally mirrored the funds available in the 401(k) Plan. The NQDC permits the Company to contribute amounts that exceed the IRC compensation limits in the tax-qualified plans through a 401(k) restoration provision.

Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan (the “SERP”), a defined benefit plan, was closed to new participants effective April 2007 and, effective June 30, 2011, was frozen with regard to pay and offsets, while still accruing age and service credits. Benefits under the SERP have historically been calculated as an annuity based on a percentage of average compensation adjusted by age and years of service and offset by the annuity value of Company contributions to the tax-qualified retirement plans

36       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

and by Social Security. Effective July 1, 2011, the SERP was replaced by the Executive Retirement Plan (the “ERP”) (described below). Moving from the SERP to the ERP created a defined contribution structure that is more closely aligned with the benefits provided by the Company’s compensation peer group. As of July 1, 2016, only three of our named executive officers are still eligible for the SERP.

Executive Retirement Plan. Our executive officers (including named executive officers) participate in the ERP. Under the ERP, the Company makes an annual contribution of 5% of an eligible participant’s base salary and annual incentive award into the plan.

Further details about the provisions of the Pension Plan, NQDC, SERP and ERP are provided in the “Overview of Pension Benefits” and the “Overview of the Nonqualified Deferred Compensation Plans” sections below.

Post-Termination Compensation

The Company has a severance plan (the “Severance Plan”) that provides our named executive officers with post-termination payments if the named executive officers’ employment is terminated by the Company other than for cause. These payments are intended to provide a measure of financial security following the loss of employment, which we believe is important to attract and retain executives. The severance benefits are designed to be competitive with the compensation peer group and external market practices.

The Company also has an Executive Change in Control Severance Plan (the “CIC Plan”), which provides severance benefits to certain eligible executives of the Company, including all of the Company’s named executive officers, if their employment with the Company is involuntarily terminated in connection with a change in control of the Company. In addition to helping mitigate the financial impact associated with termination after a change in control, these benefits further align the interests of our executive officers with the interests of our stockholders by providing incentives for retention, for business continuity purposes. Under the CIC Plan, a named executive officer is eligible for change in control severance benefits if his or her employment is terminated in connection with a change in control, either by the Company without cause or by the named executive officer for good reason. See the section entitled “Potential Payments upon Termination or Change in Control” for additional information.

Perquisites

We provide our named executive officers with other limited benefits we believe are competitive with the compensation peer group and consistent with the Company’s overall executive compensation program. These benefits allow our named executive officers to proactively manage their health, work more efficiently, and, in the case of the financial planning program, help them optimize the value received from our compensation and benefits programs. These perquisites are a Company car or car allowance, paid parking at the Company’s headquarters, an annual executive physical exam, reimbursement for health club membership, and financial planning services.

Other Executive Compensation Policies and Practices

Tally Sheets. To help ensure that our executive compensation design is aligned with our overall compensation philosophy of pay for performance and that total compensation levels are appropriate, the Committee annually reviews compensation tally sheets for each of our named executive officers. These tally sheets outline current target total compensation (including the compensation elements described above), the potential wealth creation of long-term incentive awards granted to our officers under various potential stock prices, and the potential value of payouts under various termination scenarios. As such, these tally sheets help provide the Committee with a comprehensive understanding of all elements of the Company’s compensation program and enable the Committee to consider changes to the Company’s compensation program, arrangements, and plans in light of best practices and emerging trends. The Committee may consider the information presented in the tally sheets in determining future compensation.

Results of 2015 Advisory Vote to Approve Executive Compensation. At our 2015 Annual Meeting of Stockholders held on November 18, 2015, we asked our stockholders to approve, on an advisory basis, our fiscal year 2015 compensation awarded to our named executive officers, commonly referred to as a “say-on-pay” vote. Our stockholders overwhelmingly approved the compensation to our named executive officers, with approximately 93% of votes cast in favor of our proposal. We value this positive endorsement by our stockholders of our 2015 executive compensation policies and believe that the outcome signals our stockholders’ support of our compensation program. We continued our general approach to compensation for fiscal year 2016, specifically our pay-for-performance philosophy and our efforts to attract, retain, and motivate our named executive officers. We value the opinions of our stockholders and will continue to consider the results from this year’s and future advisory votes on executive compensation, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

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Stock Award Granting Practices. The Company awards annual long-term incentive grants each September at a regularly scheduled Committee meeting, which typically occurs during the third week of the month, or about six weeks after the Company has publicly reported its annual earnings. The meeting date is the effective grant date for the awards, and the exercise/grant price is equal to the closing price of our Common Stock on that date.

The Committee may also make occasional grants of stock options and other equity-based awards at other times to recognize, retain, or recruit executive officers. The Committee did not approve any additional grants to the named executive officers in fiscal year 2016.

Executive Stock Ownership Guidelines. To maintain alignment of the interests of the Company’s executive officers and our stockholders, all executive officers, including the named executive officers, are expected to build and maintain a significant level of direct stock ownership. Ownership levels can be achieved over time in a variety of ways, such as by retaining stock received upon the exercise of stock options or the vesting of stock awards or by purchasing stock in the open market. At a minimum, executive officers are expected to establish and maintain direct ownership of Common Stock having a value, based on the current market price of the stock, equal to a multiple of each executive officer’s annual base salary. The current minimum ownership guidelines are as follows:

Chief Executive Officer	6x annual base salary
Executive Officers (other than the CEO)	3x annual base salary
Other Senior Executives	2x annual base salary

Ownership levels are based on shares of Common Stock owned by the named executive officer or held pursuant to Company plans, including performance shares that have vested and been deferred for settlement. Unexercised stock options and shares that have not vested due to time or performance restrictions are excluded from the ownership levels.

As of the date of this proxy statement, all of our named executive officers except our CEO have met the required ownership levels. Mr. Dorer became subject to a higher threshold with his promotion to CEO in fiscal year 2015, when his ownership threshold increased from 3 times annual base salary to 6 times annual base salary required for the CEO.

Retention Ratios. Executive officers, including our named executive officers, are required to retain a certain percentage of shares obtained upon either the exercise of stock options or the release of restrictions on performance shares and restricted stock, after satisfying applicable taxes. Our CEO is expected to retain 75% of shares acquired (after taxes) until the minimum ownership level is met. After attaining the minimum ownership level, our CEO must retain 50% of any additional shares acquired (after taxes) until retirement or termination. Other executive officers must retain 75% of shares acquired (after taxes) until the minimum ownership levels are met and thereafter must retain 25% of shares acquired (after taxes) for one year after receipt.

Securities Trading Policy; Prohibition on Hedging and Pledging. To ensure alignment of the interests of our stockholders and executive officers, including our named executive officers, the Company’s Insider Trading Policy does not permit executive officers to engage in short-term or speculative transactions or derivative transactions involving the Company’s stock and includes prohibitions on options trading, hedging, or pledging the Company’s stock as collateral. Trading is permitted only during announced trading periods or in accordance with a previously established trading plan that meets SEC requirements. At all times, including during announced trading periods, executive officers are required to obtain preclearance from the Company’s General Counsel or Corporate Secretary prior to entering into any transactions in Company securities, unless those sales occur in accordance with a previously established trading plan that meets SEC requirements.

Clawback Provisions. Under our Annual Incentive Plan and long-term incentive plan, in the event of a restatement of financial results to correct a material error or other factors as described in the long-term incentive plan, the Committee is authorized to reduce or recoup an executive officer’s award, as applicable, to the extent that the Committee determines such executive officer’s fraud or intentional misconduct was a significant contributing factor to the need for a restatement.

Tax Deductibility Limits on Executive Compensation. Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than the CFO) to $1 million per year, unless such amounts are determined to be performance-based compensation. Our policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans against the possible loss of a tax deduction when taxable compensation for any of the executive officers subject to Section 162(m) exceeds $1 million per year. The Annual Incentive Plan and long-term incentive plan are designed to provide the Committee with the ability to decide whether or not to make performance-based compensation awards that

38       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

are intended to meet the requirements of Section 162(m). The Committee generally seeks to satisfy the requirements necessary to allow the compensation of its executives to be deductible under Section 162(m) of the Internal Revenue Code, but retains the discretion and may also approve compensation that is not deductible under Section 162(m). The rules and regulations promulgated under Section

162(m) are complex and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as “qualified performance-based compensation” under Section 162(m) and/or deductible by the Company.

The Management Development and Compensation Committee Report

As detailed in its charter, the Management Development and Compensation Committee of the Board oversees the Company’s executive compensation program and policies. As part of this function, the Committee discussed, and reviewed with management, the CD&A. Based on this review and discussion, we have recommended to the Board that the CD&A be included in the proxy statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

Jeffrey Noddle, Chair
Richard H. Carmona
Spencer C. Fleischer
George Harad
David Mackay
Rogelio Rebolledo

Compensation Committee Interlocks and Insider Participation

Each of Dr. Carmona and Messrs. Fleischer, Harad, Noddle, and Rebolledo served as a member of the Management Development and Compensation Committee during part or all of fiscal year 2016. None of the members was an officer or employee of the Company or any of the subsidiaries during fiscal year 2016 or in any prior fiscal year. No executive officer of the Company served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of the Board or Management Development and Compensation Committee during fiscal year 2016.

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THE CLOROX COMPANY - 2016 Proxy Statement	39

Compensation Discussion and Analysis Tables

FISCAL YEAR 2016 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned, paid or awarded to our named executive officers for the fiscal years ended June 30, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Benno Dorer	2016	$976,154	—	$2,175,084	$2,175,010	$2,469,220	$710,100	$428,424	$8,933,992
Chairman and Chief	2015	789,762	—	2,000,344	2,999,979	1,680,820	242,911	144,371	7,858,187
Executive Officer	2014	522,669	—	462,786	462,526	106,440	397,824	192,377	2,144,622
Stephen M. Robb	2016	576,846	—	550,188	550,065	945,010	366,586	224,752	3,213,447
Executive Vice President	2015	539,423	—	549,698	549,984	827,640	33,073	121,604	2,621,422
— Chief Financial Officer	2014	491,731	—	400,293	399,965	94,500	187,877	162,675	1,737,041
Laura Stein	2016	582,050	—	399,528	400,023	754,980	862,607	226,861	3,226,049
Executive Vice President	2015	570,537	—	399,699	400,032	751,180	86,515	136,964	2,344,927
— General Counsel and
Corporate Affairs	2014	556,792	—	390,159	390,010	118,960	483,075	203,834	2,142,830
Nikolaos A. Vlahos	2016	515,154	—	399,528	400,023	766,130	3,988	213,887	2,298,710
Executive Vice President
and Chief Operating
Officer — Household,
Lifestyle and Core
Global Functions
Dawn Willoughby	2016	515,154	—	399,528	400,023	766,130	2,293	177,569	2,260,697
Executive Vice President
and Chief Operating
Officer — Cleaning,
International and
Corporate Strategy

(1)	Reflects actual salary earned for fiscal years 2016, 2015, and 2014. Fiscal year 2016 had an extra day of earnings versus prior year as a result of the leap year.
(2)	The amounts reflected in these columns are the values determined under FASB ASC Topic 718 for the awards granted in the fiscal years ended June 30, 2016, 2015, and 2014, in accordance with the applicable accounting standard. The assumptions made in valuing stock awards and option awards reported in these columns are discussed in Note 1, Summary of Significant Accounting Policies under subsection “Stock-Based Compensation”, and in Note 16, Stock-Based Compensation Plans, to the Company’s consolidated financial statements for the three years in the period ended June 30, 2016, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016. Additional information regarding the stock awards and option awards granted to our named executive officers during fiscal year 2016 is set forth in the Grants of Plan-Based Awards Table.
(3)	The grant date fair value of the performance share awards reflected in this column is the target payout based on the probable outcome of the performance-based conditions, determined as of the grant date. The maximum potential payout of the stock awards would be 150% of the target shares awarded on the grant date. The maximum value of the performance share award for 2016 determined as of the date of grant would be as follows for each respective named executive officer: Mr. Dorer – $3,262,626; Mr. Robb – $825,282; Ms. Stein – $599,292; Mr. Vlahos – $599,292; and Ms. Willoughby – $599,292. See the Grants of Plan-Based Awards Table for more information about the performance shares granted under the 2005 Stock Incentive Plan.
(4)	Reflects annual incentive awards earned for fiscal years 2016, 2015, and 2014 and paid out in September 2016, 2015, and 2014, respectively, under the Annual Incentive Plan. Information about the Annual Incentive Plan is set forth in the Compensation Discussion and Analysis under "Annual Incentives".

40       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

(5)	The amounts reflect the aggregate change in the present value of accumulated benefits during fiscal years 2016, 2015, and 2014 under the SERP, the Pension Plan, and the cash balance restoration benefit of the NQDC (note that the SERP, the Pension Plan, and the cash balance restoration benefit of the NQDC are all frozen benefits; refer to the Pension Benefits Table for further information). Each plan amount in fiscal year 2016 is set forth in the following table:

	Benno Dorer	Stephen M. Robb	Laura Stein	Nikolaos A. Vlahos	Dawn Willoughby
The Pension Plan	$1,449	$4,111	$3,590	$3,488	$2,257
SERP	704,867	362,341	852,486	—	—
Cash Balance Restoration Benefit	3,784	134	6,531	500	36
Total	$710,100	$366,586	$862,607	$3,988	$2,293

(6)	The amounts shown in the All Other Compensation column represent (i) actual Company contributions under the Company’s 401(k) Plan, (ii) nonqualified contributions under the NQDC and ERP, and (iii) perquisites available to named executive officers of the Company:

	Benno Dorer	Stephen M. Robb	Laura Stein	Nikolaos A. Vlahos	Dawn Willoughby
The Clorox Company 401(k) Plan	$27,825	$25,172	$26,187	$26,770	$25,882
Nonqualified Deferred Compensation Plan	369,543	179,063	173,152	149,210	125,912
Company Paid Perquisites	31,056	20,517	27,522	37,907	25,775
Total	$428,424	$224,752	$226,861	$213,887	$177,569

The following table sets forth the perquisites we make available to our named executive officers and the cost to the Company for providing these perquisites during fiscal year 2016. The amounts shown in the Other Perquisites row consist of paid parking at the Company’s headquarters, health club reimbursement, and an annual executive physical.

	Benno Dorer	Stephen M. Robb	Laura Stein	Nikolaos A. Vlahos	Dawn Willoughby
Executive Automobile Program	$13,200	$13,200	$13,200	$13,200	$13,200
Basic Financial Planning	11,771	3,837	8,846	19,346	6,969
Other Perquisites	6,085	3,480	5,476	5,361	5,606
Total	$31,056	$20,517	$27,522	$37,907	$25,775

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THE CLOROX COMPANY - 2016 Proxy Statement	41

FISCAL YEAR 2016 GRANTS OF PLAN-BASED AWARDS

This table shows grants of plan-based awards to the named executive officers during fiscal year 2016.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares or Stock or Units (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/Sh)	Fair Value of Stock and Option Awards ($)
Benno Dorer
Annual Incentive Plan(1)		$—	$1,267,500	$9,830,000
Performance Shares(2)	9/15/2015				4,873	19,490	29,235				$2,175,084
Stock Options(3)	9/15/2015								165,400	$111.60	2,175,010
Stephen M. Robb
Annual Incentive Plan(1)		—	464,000	5,898,000
Performance Shares(2)	9/15/2015				1,233	4,930	7,395				550,188
Stock Options(3)	9/15/2015								41,830	111.60	550,065
Laura Stein
Annual Incentive Plan(1)		—	406,000	5,898,000
Performance Shares(2)	9/15/2015				895	3,580	5,370				399,528
Stock Options(3)	9/15/2015								30,420	111.60	400,023
Nikolaos A. Vlahos
Annual Incentive Plan(1)		—	412,000	5,898,000
Performance Shares(2)	9/15/2015				895	3,580	5,370				399,528
Stock Options(3)	9/15/2015								30,420	111.60	400,023
Dawn Willoughby
Annual Incentive Plan(1)		—	412,000	5,898,000
Performance Shares(2)	9/15/2015				895	3,580	5,370				399,528
Stock Options(3)	9/15/2015								30,420	111.60	400,023

(1)	Represents estimated possible payouts of annual incentive awards for fiscal year 2016 under the Annual Incentive Plan for each of our named executive officers. The Annual Incentive Plan is an annual cash incentive opportunity and, therefore, awards are earned in the year of grant. The target amounts represent the potential payout if both Company performance, including financial and strategic metrics, and individual performance are at target levels. The maximum amount represents the stockholder-approved maximum payout in the Annual Incentive Plan of 1.0% of Company earnings before income taxes for Mr. Dorer and 0.6% of Company earnings before income taxes for all other named executive officers. The Annual Incentive Plan is designed to enable the Committee to make awards that meet the requirements of IRC Section 162(m), as appropriate, and the maximum column reflects maximum awards possible under the Annual Incentive Plan. The Committee historically has paid annual incentive awards that are substantially lower than the maximum Annual Incentive Plan payouts. See the Summary Compensation Table for the actual payout amounts in fiscal year 2016 under the Annual Incentive Plan. See “Annual Incentives” in the Compensation Discussion and Analysis for additional information about the Annual Incentive Plan.
(2)	Represents possible future payouts of Common Stock underlying performance shares awarded in fiscal year 2016 to each of our named executive officers as part of their participation in the 2005 Stock Incentive Plan. These awards will vest upon the achievement of performance measures based on cumulative economic profit growth over a three-year period, with the threshold, target, and maximum awards equal to 25%, 100%, and 150%, respectively, of the number of performance shares granted. If the minimum financial goals are not met at the end of the three-year period, no awards will be paid out under the 2005 Stock Incentive Plan. See “Long-Term Incentives” in the Compensation Discussion and Analysis for additional information.
(3)	Represents stock options awarded to each of our named executive officers under the 2005 Stock Incentive Plan. All stock options vest in equal installments on the first, second, third, and fourth anniversaries of the grant date.

42       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

The following equity awards granted to our named executive officers were outstanding as of the end of fiscal year 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable (#)	Number of Securities Underlying Unexercised Options- Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Benno Dorer
Stock Options(2)	12,350	—			$61.16	9/18/2017
	14,380	—			63.95	9/16/2018
	17,460	—			57.25	9/15/2019
	19,826	—			66.48	9/14/2020
	19,809	—			68.15	9/13/2021
	23,293	7,765	(3)		72.11	9/11/2022
	19,919	6,640	(4)		74.09	1/2/2023
	20,399	20,399	(5)		84.45	9/17/2023
	12,695	38,085	(6)		89.82	9/17/2024
	55,292	165,878	(7)		100.24	11/20/2024
	—	165,400	(8)		111.60	9/15/2025
Performance Shares(2)									—	(9)	$—
									5,430	(10)	751,458
									15,090	(11)	2,088,305
									19,490	(12)	2,697,221
Stephen M. Robb
Stock Options(2)	40,950	13,650	(3)		72.11	9/11/2022
	20,490	20,490	(5)		84.45	9/17/2023
	14,322	42,968	(6)		89.82	9/17/2024
	—	41,830	(8)		111.60	9/15/2025
Performance Shares(2)									—	(9)	—
									6,120	(10)	846,947
									4,930	(12)	682,263
Laura Stein
Stock Options(2)	40,950	13,650	(3)		72.11	9/11/2022
	19,980	19,980	(5)		84.45	9/17/2023
	10,417	31,253	(6)		89.82	9/17/2024
	—	30,420	(8)		111.60	9/15/2025
Performance Shares(2)
									—	(9)	—
									4,450	(10)	615,836
									3,580	(12)	495,436

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THE CLOROX COMPANY - 2016 Proxy Statement	43

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable (#)	Number of Securities Underlying Unexercised Options- Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Nikolaos A. Vlahos
Stock Options(2)	—	5,387	(3)		$72.11	9/11/2022
	—	1,435	(13)		83.98	3/1/2023
	—	10,245	(5)		84.45	9/17/2023
	—	17,580	(6)		89.82	9/17/2024
	—	7,785	(14)		97.23	9/22/2024
	—	30,420	(8)		111.60	9/15/2025
Performance Shares(2)									—	(9)	—
									2,510	(10)	$347,359
									1,290	(15)	178,523
									3,580	(12)	495,436
Dawn Willoughby
Stock Options(2)	16,163	5,387	(3)		72.11	9/11/2022
	5,123	1,707	(4)		74.09	1/2/2023
	10,245	10,245	(5)		84.45	9/17/2023
	5,860	17,580	(6)		89.82	9/17/2024
	2,595	7,785	(14)		97.23	9/22/2024
	—	30,420	(8)		111.60	9/15/2025
Performance Shares(2)									—	(9)	—
									2,510	(10)	347,359
									1,290	(15)	178,523
									3,580	(12)	495,436

(1)	Represents unvested “target” number of performance shares under the 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 30, 2016, except as noted below in footnote (9). The ultimate value will depend on whether performance criteria are met and the value of our Common Stock on the actual vesting date.
(2)	Grants were made under the 2005 Stock Incentive Plan.
(3)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 11, 2012.
(4)	Represents unvested portion of off-cycle stock options granted to Mr. Dorer and Ms. Willoughby when they were promoted effective January 1, 2013. Mr. Dorer was promoted to Executive Vice President, Chief Operating Officer – Cleaning, International and Corporate Strategy and Ms. Willoughby was promoted to SVP, General Manager – Cleaning Division. Options vest in four equal installments beginning one year from the grant date of January 2, 2013.
(5)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 17, 2013.
(6)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 17, 2014.
(7)	Represents unvested portion of off-cycle stock options granted to Mr. Dorer when he was promoted to Chief Executive Officer effective November 20, 2014. Options vest in four equal installments beginning one year from the grant date of November 20, 2014.
(8)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 15, 2015.
(9)	Represents the actual number of performance shares that were paid out under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2014 through 2016). Performance is based on achievement of cumulative economic profit growth. After completion of fiscal year 2016, the Committee determined whether the performance measures had been achieved and based on the results, on August 8, 2016, the Committee approved the payout of this award at 0% of target.
(10)	Represents the “target” number of performance shares that can be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2015 through 2017). Performance is based on achievement of cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2017.

44       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

(11)	Represents the “target” number of performance shares that can be earned under our 2005 Stock Incentive Plan. The off-cycle grants from the plan, which were granted to Mr. Dorer when he was promoted to Chief Executive Officer effective November 20, 2014, have a three-year performance period (October 1, 2014 through September 30, 2017). Performance is based on achievement of cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of the performance period.
(12)	Represents the “target” number of performance shares that can be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2016 through 2018). Performance is based on achievement of cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2018.
(13)	Represents unvested portion of off-cycle stock options granted to Mr. Vlahos when he was promoted to Senior Vice President – Chief Customer Officer effective March 1, 2013. Options vest in four equal installments beginning one year from the grant date of March 1, 2013.
(14)	Represents unvested portion of off-cycle stock options granted to Mr. Vlahos and Ms. Willoughby when they were promoted to Executive Vice President, Chief Operating Officer – Household, Lifestyle and Core Functions, and Executive Vice President, Chief Operating Officer – Cleaning and International, respectively, effective September 22, 2014. Options vest in four equal installments beginning one year from the grant date of September 22, 2014.
(15)	Represents the “target” number of performance shares that can be earned under our 2005 Stock Incentive Plan. The off-cycle grants from the plan, which were granted to Mr. Vlahos and Ms. Willoughby when they were promoted to Executive Vice President, Chief Operating Officer – Household, Lifestyle and Core Functions and Executive Vice President, Chief Operating Officer – Cleaning and International, respectively, effective September 22, 2014, have a three-year performance period (fiscal years 2015 through 2017). Performance is based on achievement of cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2017.

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THE CLOROX COMPANY - 2016 Proxy Statement	45

FISCAL YEAR 2016 OPTION EXERCISES AND STOCK VESTED

This table shows stock options exercised and stock vested for the named executive officers during fiscal year 2016.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Benno Dorer	—	(3)	$—	5,077	(4)	$596,598
Stephen M. Robb	114,767	(3)	6,144,403	5,932	(4)	697,069
Laura Stein	86,120	(3)	4,358,142	5,932	(4)	697,069
Nikolaos A. Vlahos	43,218	(3)	1,882,737	2,341	(4) (5)	275,091
				1,186	(6)	157,596
Dawn Willoughby	38,860	(3)	2,246,079	2,341	(4) (7)	275,091
				1,186	(6)	157,596

(1)	The dollar value realized reflects the difference between the market price of the Common Stock upon exercise and the stock option exercise price.
(2)	The dollar value realized reflects the market value of the vested shares and dividend equivalent units based on the closing price of the Common Stock on the vesting date.
(3)	The number represents the exercise of nonqualified stock options granted in previous years under the Company’s 2005 Stock Incentive Plan.
(4)	The number of stock awards listed represent the vesting of performance shares and dividend equivalent units at 105% of target, granted through participation in the Company’s 2005 Stock Incentive Plan. The grant from the plan had a three-year performance period (fiscal years 2013 through 2015). Performance is based on the achievement of cumulative economic profit growth. On August 13, 2015, the Committee approved the payout of this award at 105% of target and the award was settled on August 17, 2015.
(5)	These shares have been deferred and will be distributed in a single installment at separation.
(6)	Represents vesting of restricted stock and dividend equivalent units granted under the Company’s 2005 Stock Incentive Plan in previous years.
(7)	These shares have been deferred and will be distributed annually over two years at separation.

Overview of Pension Benefits

Historically, pension benefits have been paid to the named executive officers under the following plans: (i) the Pension Plan, (ii) the cash balance restoration provision in the NQDC, and (iii) the SERP. Effective July 1, 2011, the

Pension Plan and the cash balance restoration provision under the NQDC were frozen. The SERP was also frozen as of June 30, 2011, with regard to pay and offsets, while still allowing age and service credits, as described in the “Retirement Plan” section of the CD&A.

46       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

FISCAL YEAR 2016 PENSION BENEFITS TABLE

The following table sets forth each named executive officer’s pension benefits under the Company’s pension plans for fiscal year 2016.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Benno Dorer	The Pension Plan(3)	11	$52,219	$—
	SERP(4)	11	2,322,845	—
	Cash Balance Restoration(5)	11	135,645	—
Stephen M. Robb	The Pension Plan(3)	27	148,160	—
	SERP(4)	27	1,783,998	—
	Cash Balance Restoration(5)	27	67,169	—
Laura Stein	The Pension Plan(3)	19	129,405	—
	SERP(4)	19	4,593,122	—
	Cash Balance Restoration(5)	19	208,797	—
Nikolaos A. Vlahos	The Pension Plan(3)	20	125,723	—
	SERP(4)	—	—	—
	Cash Balance Restoration(5)	20	48,267	—
Dawn Willoughby	The Pension Plan(3)	15	81,346	—
	SERP(4)	—	—	—
	Cash Balance Restoration(5)	15	17,964	—

(1)	Number of years of credited service is rounded down to the nearest whole number.
(2)	Present value of the accumulated benefit was calculated using the following assumptions: mortality table: MILES-CGFD; discount rate: 3.40%; and age at June 30, 2016.
(3)	The Pension Plan was frozen effective July 1, 2011. Participants keep their accumulated pay credits and receive only quarterly interest credits after that date.
(4)	The SERP was frozen with regards to pay and offsets effective June 30, 2011. Age and service credits continue to accrue. Messrs. Dorer and Robb and Ms. Stein are the only named executive officers eligible for the SERP.
(5)	The cash balance restoration provision in the NQDC was eliminated effective July 1, 2011, when the Pension Plan was frozen. Participants keep their accumulated pay credits but no contributions were made under this provision after July 1, 2011.

Overview of the Nonqualified Deferred Compensation Plans

Executive Retirement Plan. Our executive officers (including each of our named executive officers) are eligible for participation in the ERP. The ERP provides that the Company will make an annual contribution of 5% of an eligible participant’s base salary plus annual incentive payment into the plan. Company contributions will vest over a three-year period and will fully vest upon the participant’s attainment of age 62 with ten years of service with the Company (at which time the individuals are considered retirement-eligible under the ERP). An eligible participant can elect distribution in a lump sum or up to 15 annual installments upon a qualifying payment event.

Nonqualified Deferred Compensation Plan. Under the NQDC, participants, including each of our named executive officers, may voluntarily defer the receipt of up to 50% of their base salary and up to 100% of their annual incentive award. In addition, the NQDC offers a 401(k) restoration provision. All Company retirement contributions are made in the form of (i) a fixed 6% employer annual contribution and (ii) an employer match of up to 4% of pay into the 401(k) Plan, subject to IRC compensation limits. Contributions on eligible compensation that exceed the IRC compensation limits are contributed into a participant’s NQDC account under the 401(k) restoration provision.

Participants in the NQDC may elect to receive benefits from the NQDC either in a lump sum or up to 15 annual payments upon a qualifying payment event. Participants may choose from an array of investment crediting rates that generally mirror the investment fund options available in the 401(k) Plan. The NQDC uses the same benefit formulas, types of compensation to determine benefits, and vesting requirements as our frozen tax-qualified retirement plans. The responsibility to pay benefits under the NQDC is an unfunded and unsecured obligation of the Company.

The following table provides information regarding the accounts of the named executive officers under the NQDC and ERP in fiscal year 2016.

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THE CLOROX COMPANY - 2016 Proxy Statement	47

FISCAL YEAR 2016 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)(5)
Benno Dorer	$96,272	$369,543	$59,100	$1,979,718
Stephen M. Robb	50,253	179,063	42,573	1,408,966
Laura Stein	44,494	173,152	43,825	3,197,094
Nikolaos A. Vlahos	37,369	149,210	24,301	657,549
Dawn Willoughby	318,887	125,912	(52,540)	1,007,922

(1)	Amounts represent the annual base salary and incentive award that each executive deferred during fiscal year 2016. Deferred base salary is also reported in the Summary Compensation Table – Salary. Deferred annual incentive awards are also reported in the Summary Compensation Table – Non-Equity Incentive Plan Compensation.
(2)	Represents that portion of the Company’s 401(k) match and Company contribution of up to 10% of eligible compensation that is in excess of IRC compensation limits pursuant to the 401(k) restoration provision of the NQDC and the Company’s contribution under the ERP. These contributions are also reported in the Summary Compensation Table – All Other Compensation and are included under the caption “Nonqualified Deferred Compensation Plan” in footnote (6) to the Summary Compensation Table.
(3)	Earnings are based on an array of investment options that generally mirror the 401(k) Plan. Earnings vary based on participant investment elections.
(4)	Reflects aggregate balances under the restoration provision of the NQDC and any deferred base salary and annual incentive awards as of the end of fiscal year 2016.
(5)	The executive and registrant contribution total amounts in the table below are also reported as compensation in the Summary Compensation Table in the years indicated:

Fiscal Year	Benno Dorer	Stephen M. Robb	Laura Stein	Nikolaos A. Vlahos	Dawn Willoughby
2016	$465,815	$229,316	$217,646	$186,579	$444,799
2015	111,795	82,161	104,967
2014	254,906	144,432	688,420

Potential Payments upon Termination or Change in Control

Payments upon Termination

Severance Plan for Named Executive Officers. Under the terms of the Severance Plan, our named executive officers are eligible to receive benefits if their employment is terminated by the Company without cause (other than in connection with a change in control). No benefits are payable under the terms of the Severance Plan if the Company terminates the employment of the named executive officer for cause or if the named executive officer voluntarily resigns.

Regardless of the manner in which a named executive officer’s employment terminates, each named executive officer would retain the amounts he or she had earned over the course of his or her employment prior to the termination event, such as balances under the NQDC, vested and accrued retirement benefits, and previously vested stock options, except as outlined below under “Termination for Cause.” For further information about previously earned amounts, see the Summary Compensation Table, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vested, Pension Benefits Table, and Nonqualified Deferred Compensation tables.

Under the Severance Plan, each named executive officer agrees to return and not to use or disclose proprietary information of the Company and, for two years following any such termination, the named executive officer is also prohibited from soliciting for employment any employee of the Company, or diverting or attempting to divert from the Company any business.

Termination benefits under the Severance Plan for our named executive officers are as follows:

Involuntary Termination Without Cause. If the Company terminates the employment of a named executive officer (other than the CEO) without cause, the Severance Plan entitles the named executive officer to receive a lump-sum severance payment after termination equal to two times the named executive officer’s then current base salary. In the case of the CEO, the severance amount is equal to the sum of (i) two times the CEO’s base salary and (ii) two times the CEO’s 3-year average annual bonus multiplied by 75%. Under the Severance Plan, a named executive officer (other than the CEO) is also entitled to an amount equal to 75% of his or her Annual Incentive Plan award for the fiscal year in which he or she was terminated.

48       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

The CEO is entitled to an amount equal to 100% of his Annual Incentive Plan award for the fiscal year in which he was terminated.

The amount of severance paid is calculated using the actual Company Financial Performance Multiplier and Strategic Metrics Multiplier, and assumes an Individual Performance Multiplier of 100%, prorated to the date of termination. If the named executive officer is retirement-eligible under the terms of the Annual Incentive Plan, the executive would be eligible for either the treatment under the Severance Plan or retirement treatment for purposes of the Annual Incentive Plan award payout (retirement treatment would be 100%, versus 75%, of his or her Annual Incentive Plan award for the fiscal year in which he or she was terminated, prorated to the date of termination). It is the Committee’s decision as to which treatment to apply.

The Severance Plan provides that the named executive officer is entitled to continue to participate in the Company’s medical, vision, and dental insurance programs for up to two years following termination on the same terms as active employees. In addition, at the end of this coverage, a named executive officer will be eligible to participate in the Company’s medical, vision, and/or dental plans offered to former employees who retire at age 55 or older, provided the executive has completed at least ten years of service, on the same terms as such other former employees. If eligible, this coverage will continue until the named executive officer turns age 65. Thereafter, the named executive officer may participate in the Company’s general retiree health plan as it may exist in the future, if otherwise eligible. If the named executive officer will be age 55 or older and will have completed at least ten years of service at the end of, and including, the two-year period following termination, the named executive officer will be deemed to be age 55 and/ or to have ten years of service under any pre-65 retiree health plan as well as the SERP.

The above severance-related benefits are provided only if the named executive officer executes a general release prepared by the Company.

Termination Due to Retirement. Under the Company’s policy applicable to all employees, upon retirement the named executive officer is entitled to his or her salary through the last day of employment and is eligible for a pro-rata portion of the Annual Incentive Plan award for the fiscal year in which his or her retirement occurs. Based on the provisions of the respective plans, he or she will also be eligible to receive SERP, ERP, and other benefits under applicable Company retirement plans. In addition to the amounts that the named executive officer has earned or accrued over the course of his or her employment under the Company’s qualified and nonqualified plans, a named executive officer who is at least age 55 with ten years of service or who has 20 years of service regardless of age is eligible to receive retirement-related benefits under the long-term incentive program. Stock options held for longer than one year will vest in full and remain exercisable for five years following the named executive officer’s retirement, or until the expiration date, whichever is sooner, and performance shares held longer than one year will be paid out on a pro-rata basis at the end of the relevant performance period based on the actual level of performance achieved during that period.

Termination Due to Death or Disability. Under the Company’s policy applicable to all employees, if the named executive officer’s employment is terminated due to his or her death, the named executive officer’s beneficiary or estate is entitled to (i) the named executive officer’s salary through the date of his or her death, (ii) a pro-rata portion of the named executive officer’s actual Annual Incentive Plan award for the fiscal year of his or her death, and (iii) benefits pursuant to the Company’s life insurance plan. Stock options will vest in full, and all vested options remain exercisable for an additional year following the named executive officer’s death or until the expiration date, whichever is earlier, and all performance shares will be paid out at the end of the relevant performance period based on the actual level of performance achieved during that period.

If the named executive officer begins to receive benefits under the Company’s long-term disability plan, the Company may terminate the named executive officer’s employment at any time, in which case the named executive officer will receive his or her salary through the date of his or her termination and will also be entitled to a pro-rata portion of his or her actual Annual Incentive Plan award for the fiscal year of his or her termination. Stock options will vest in full, and all vested options will remain exercisable for an additional year following the named executive officer’s disability or until the expiration date, whichever is earlier, and all performance shares will be paid out at the end of the relevant performance period based on the actual level of performance achieved during that period.

Termination for Misconduct. The Company may terminate a named executive officer’s employment for misconduct at any time without notice. Upon the named executive officer’s termination for misconduct, the named executive officer is entitled to his or her salary through the date of his or her termination, but is not entitled to any Annual Incentive Plan award for the fiscal year in which his or her termination for misconduct occurs. “Misconduct” under the Severance Plan means: (i) the willful and continued neglect of significant duties or willful and continued violation of a material

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THE CLOROX COMPANY - 2016 Proxy Statement	49

Company policy after having been warned in writing, (ii) a material act of dishonesty, fraud, misrepresentation, or other act of moral turpitude, (iii) gross negligence in the course of employment, (iv) the failure to obey a lawful direction of the Board or a corporate officer to whom the named executive officer reports, directly or indirectly, or (v) an action that is inconsistent with the Company’s best interests and values. All outstanding stock option grants are forfeited upon a termination for misconduct. In addition, any retirement-related benefits a named executive officer would normally receive related to performance shares are also forfeited upon a termination for misconduct.

Voluntary Termination. A named executive officer may resign from his or her employment at any time. Upon the named executive officer’s voluntary resignation, the named executive officer is entitled to his or her salary through the date of termination, but is not entitled to any Annual Incentive Plan award for the fiscal year of termination. All unvested outstanding stock option and performance share grants are forfeited upon voluntary termination.

The Company also maintains a Change in Control Severance Plan for the benefit of each of our named executive officers. Please see the “Potential Payments upon Termination or Change in Control” section for further details on the Change in Control Severance Plan.

Potential Payments upon Change in Control

Change in Control Severance Plan for Named Executive Officers. Under the CIC Plan, executives are eligible for change in control severance benefits, subject to the execution of a waiver and release, if they are terminated without cause or resign for good reason (each as defined under the CIC Plan and as further described below) during (i) the two-year period following a change in control or (ii) a period of up to one year prior to the change in control in limited circumstances where the executive’s termination is directly related to or in anticipation of a change in control.

The severance benefits under the CIC Plan include (i) a lump-sum severance payment equal to two times (or, in the case of the CEO, three times) the sum of (a) the executive’s base salary and (b) average Annual Incentive Plan award for the three completed fiscal years prior to termination, (ii) a lump-sum amount equal to the difference between the actuarial equivalent of the benefit the named executive officer would have been entitled to receive if his or her employment had continued until the second anniversary of the date of termination and the actuarial equivalent of the aggregate benefits paid or payable as of the date of termination under the qualified and nonqualified retirement plans, (iii) continuation of healthcare benefits for a maximum of two (or, in the case of the CEO, three) years following a severance-qualifying termination, (iv) continued financial planning services for the year of termination, (v) vesting of all outstanding equity awards granted prior to the change in control, and (vi) an amount equal to the average Annual Incentive Plan award for the three completed fiscal years preceding termination prorated for the number of days employed in the fiscal year during which termination occurred. In addition, the CIC Plan provides for an excise tax cutback such that the excise tax under Sections 280G and 4999 of the IRC would not apply (unless the executive would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback would not apply). The CIC Plan permits the Committee to make changes to the CIC Plan that are adverse to covered executives with 12 months’ advance notice. If a change in control of the Company occurs during that 12-month period, then such changes would not become effective. Each participant under the CIC Plan is subject to certain restrictive covenants including confidentiality and non-disparagement provisions and a non-solicitation provision during the term of his or her employment and for two years thereafter.

“Cause” is generally defined as (i) willful and continued failure to substantially perform duties upon written demand or (ii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. A termination for cause requires a vote of 75% of the Board at a meeting after notice to the executive has been given and the executive has had an opportunity to be heard.

“Good Reason” is generally defined as (i) an assignment of duties inconsistent with the executive officer’s position (including offices and reporting requirements), authority, duties, or responsibilities (other than reassignments with a substantially similar level and scope of authority, duties, responsibilities, and reporting relationships), (ii) any failure to substantially comply with any of the material provisions of compensation plans, programs, agreements, or arrangements as in effect immediately prior to the change in control, which material provisions consist of base salary, cash incentive compensation target bonus opportunity, equity compensation opportunity in the aggregate, savings and retirement benefits in the aggregate, and welfare benefits (including medical, dental, life, disability, and severance benefits) in the aggregate, (iii) relocation of principal place of employment that increases the executive officer’s commuting distance by more than 50 miles, (iv) termination of employment by the Company other than as expressly permitted by the CIC Plan, or (v) failure of a successor company to assume the CIC Plan.

50       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

Estimated Potential Payments upon
Termination or Change in Control

The following table reflects the estimated amount of compensation payable to each of the Company’s named executive officers upon termination of the named executive officer’s employment under various scenarios. The amounts exclude earned amounts such as vested or accrued benefits, other than benefits vested under the Company’s SERP. If a named executive officer is eligible for his or her SERP benefit as of the assumed termination date, the respective SERP benefit amount reported under the “Retirement” column is also included in the scenarios for Involuntary Termination without Cause and Involuntary Termination after Change in Control on the Retirement Plan Benefits line.

The amounts shown are calculated using an assumed termination date effective as of the last business day of fiscal year 2016 (June 30, 2016) and the closing trading price of our Common Stock of $138.39 on such date. Although the calculations are intended to provide reasonable estimates of the potential compensation payable upon termination, they are based on assumptions outlined in the footnotes of the table and may not represent the actual amount the named executive officer would receive if an eligible termination event were to occur.

The table does not include compensation or benefits provided under plans or arrangements that are generally available to all salaried employees. Amounts reflected for change in control assume that each named executive officer is involuntarily terminated by the Company without cause or voluntarily terminates for good reason within two years after a change in control.

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THE CLOROX COMPANY - 2016 Proxy Statement	51

FISCAL YEAR 2016 TERMINATION TABLE

Name and Benefits	Involuntary Termination Without Cause		Involuntary Termination After Change In Control		Retirement		Disability		Death
Benno Dorer
Cash Payment	$4,312,725	(1)	$5,845,600	(2)	$—	(3)	$—	(4)	$—	(4)
Stock Options	—		14,651,038	(5)	—		14,050,958	(6)	14,050,958	(6)
Performance Shares	—		3,495,705	(7)	—		6,482,744	(8)	6,482,744	(8)
Retirement Plan Benefits	—		—		—		3,316,552	(9)	1,550,871	(10)
Health & Welfare Benefits	22,656	(11)	33,984	(12)	—		—		—
Financial Planning	—		16,500	(13)	—		—		—
Total Estimated Value	$4,335,381		$24,042,827		$—		$23,850,254		$22,084,573
Stephen M. Robb
Cash Payment	$1,624,000	(14)	$2,539,067	(15)	$—	(3)	$—	(4)	$—	(4)
Stock Options	3,440,988	(16)	4,584,741	(5)	3,440,988	(16)	4,584,741	(6)	4,584,741	(6)
Performance Shares	1,280,950	(17)	1,512,167	(7)	1,280,950	(17)	2,267,728	(8)	2,267,728	(8)
Retirement Plan Benefits	—		—		—		1,783,998	(9)	1,136,553	(10)
Health & Welfare Benefits	35,107	(11)	35,107	(12)	—		—		—
Financial Planning	—		16,500	(13)	—		—		—
Total Estimated Value	$6,381,045		$8,687,582		$4,721,938		$8,636,467		$7,989,022
Laura Stein
Cash Payment	$1,464,500	(14)	$2,494,830	(15)	$—	(3)	$—	(4)	$—	(4)
Stock Options	—		4,315,353	(5)	—		4,139,562	(6)	4,139,562	(6)
Performance Shares	—		1,271,290	(7)	—		1,820,234	(8)	1,820,234	(8)
Retirement Plan Benefits	6,034,767	(18)	6,274,264	(19)	—		4,593,122	(9)	2,551,730	(10)
Health & Welfare Benefits	23,271	(11)	23,271	(12)	—		—		—
Financial Planning	—		16,500	(13)	—		—		—
Total Estimated Value	$7,522,538		$14,395,508		$—		$10,552,918		$8,511,526
Nikolaos A. Vlahos
Cash Payment	$1,442,000	(14)	$2,131,953	(15)	$—	(3)	$—	(4)	$—	(4)
Stock Options	1,826,283	(16)	2,658,053	(5)	1,826,283	(16)	2,658,053	(6)	2,658,053	(6)
Performance Shares	711,362	(17)	879,264	(7)	711,362	(17)	1,397,075	(8)	1,397,075	(8)
Retirement Benefits	—		—		—		—		—
Health & Welfare Benefits	36,443	(11)	36,443	(12)	—		—		—
Financial Planning	—		16,500	(13)	—		—		—
Total Estimated Value	$4,016,088		$5,722,213		$2,537,645		$4,055,128		$4,055,128
Dawn Willoughby
Cash Payment	$1,339,000	(14)	$1,922,860	(15)	$—	(3)	$—	(4)	$—	(4)
Stock Options	—		3,008,669	(5)	—		2,888,343	(6)	2,888,343	(6)
Performance Shares	—		879,264	(7)	—		1,397,075	(8)	1,397,075	(8)
Retirement Benefits	—		—		—		—		—
Health & Welfare Benefits	26,441	(11)	26,441	(12)	—		—		—
Financial Planning	—		16,500	(13)	—		—		—
Total Estimated Value	$1,365,441		$5,853,734		$—		$4,285,418		$4,285,418
(1)	This amount reflects two times Mr. Dorer’s current base salary plus two times 75% of his average Annual Incentive Plan awards from the preceding three years. In addition, the amount includes 100% of his current year target Annual Incentive Plan award, pro-rated to the date of termination.
(2)	This amount represents three times Mr. Dorer’s current base salary, plus three times the average Annual Incentive Plan awards for the preceding three years, plus the average Annual Incentive Plan awards for the preceding three years, pro-rated to the date of termination, subject to the excise tax cut back provision in the Change in Control Severance Plan.
(3)	Messrs. Robb and Vlahos are retirement-eligible and thus are eligible for a pro-rata Annual Incentive Plan award upon retirement. However, all bonus-eligible employees active as of June 30, 2016 are eligible to receive an annual incentive award, so a pro-rata Annual Incentive Plan award would not be applicable as of this date as the assumed termination date is June 30, 2016. Mr. Dorer and Mmes. Stein and Willoughby are not retirement-eligible and thus not eligible for an annual incentive award upon retirement.
(4)	Named executive officers whose termination is the result of disability or death are eligible to receive a pro-rata Annual Incentive Plan award through the date of termination. However, all bonus-eligible employees active as of June 30, 2016 are eligible to receive an annual incentive award, so a pro-rata Annual Incentive Plan award would not be applicable since the assumed termination date is June 30, 2016.

52       THE CLOROX COMPANY - 2016 Proxy Statement

Compensation Discussion and Analysis

(5)	For Messrs. Robb and Vlahos who are retirement-eligible, this amount represents the expected value of the accelerated vesting of all outstanding stock options, and assumes a five-year expected life, or the remaining original term, whichever is sooner. For Mr. Dorer and Mmes. Stein and Willoughby, this amount represents the intrinsic value of the accelerated vesting of all outstanding stock options (based on the provision that non-retirement eligible executives exercise stock options within 90 days of termination), calculated as the difference between the June 30, 2016 closing Common Stock price of $138.39 and the exercise price for each option.
(6)	For Messrs. Robb and Vlahos who are retirement-eligible, this amount represents the expected value of the accelerated vesting of all outstanding stock options upon the named executive officer’s termination of employment due to disability or death, and assumes a five-year expected life, or the remaining original term, whichever is sooner. For Mr. Dorer and Mmes. Stein and Willoughby, this amount represents the expected value of the accelerated vesting of all outstanding stock options (based on the provision that non-retirement eligible executives exercise stock options within one-year of death or disability), calculated as the difference between the June 30, 2016 closing Common Stock price of $138.39 and the exercise price for each option.
(7)	Performance shares will vest based on performance through the day of the change in control. This amount assumes a pro-rated targeted payout and is valued at the closing price of our Common Stock on June 30, 2016 of $138.39.
(8)	This amount represents the value of the accelerated vesting of performance shares upon a death or disability, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2016 of $138.39. Upon a death or disability termination, the entire performance share grant will vest. The actual payout will not be determined until the end of the performance period.
(9)	This amount represents the present value of the SERP benefit payable to the named executive officer at the time of termination due to disability.
(10)	This amount represents the present value of the SERP benefit payable to the named executive officer’s beneficiary at the time of death.
(11)	This amount represents the estimated Company cost of providing welfare benefits, including medical, dental, and vision, for the two-year period following termination.
(12)	For Messrs. Robb and Vlahos and Mmes. Stein and Willoughby, this amount represents the estimated Company cost of providing welfare benefits, including medical, dental, and vision, for the two-year period following a qualifying termination after a change in control. For Mr. Dorer, this amount represents the estimated Company cost of providing welfare benefits, including medical, dental, and vision, for the three-year period following a qualifying termination after a change in control.
(13)	This amount represents the cost of providing financial planning for the year of termination.
(14)	This amount reflects two times the named executive officer’s current base salary. In addition, for Messrs. Robb and Vlahos, who are retirement-eligible, this amount includes 100% of their current year target Annual Incentive Plan award pro-rated to the date of termination. For Mmes. Stein and Willoughby, this amount includes 75% of her current year target Annual Incentive Plan award, pro-rated to the date of termination.
(15)	This amount represents two times the named executive officer’s current base salary, plus two times the average Annual Incentive Plan awards for the preceding three years, subject to the excise tax cut back provision in the Change in Control Severance Plan. For Messrs. Robb and Vlahos, who are retirement-eligible, this amount also includes 100% of their current year target Annual Incentive Plan award, pro-rated to the date of termination. For Mmes. Stein and Willoughby, this amount includes the average Annual Incentive Plan awards for the preceding three years, pro-rated to the date of termination.
(16)	Messrs. Robb and Vlahos are retirement-eligible and, thus, all unvested stock options held greater than one year will automatically vest upon termination. This amount represents the expected value of the accelerated vesting of the stock options, and assumes a five-year expected life, or the remaining original term, whichever is sooner.
(17)	Messrs. Robb and Vlahos are retirement-eligible and, thus, are entitled to receive a pro-rata portion of all performance shares held at least one year at the date of termination. This value represents the pro-rata vesting of the eligible shares from the September 2014 and September 2015 grants, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2016 of $138.39. The actual payout of the shares will not be determined until the end of the performance period. Named executive officers who are not retirement-eligible forfeit shares upon termination under these scenarios.
(18)	This amount represents the present value of the Company SERP per the provisions of the Severance Plan for Clorox Executive Committee Members, assuming Ms. Stein will be deemed age 55 and/or with ten years of service at the date of termination.
(19)	This amount represents the difference between the actuarial equivalent of the benefit Ms. Stein would have been eligible to receive if her employment had continued until the second anniversary of the date of termination or the first day of the month following her 65th birthday, if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of her actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans.

THE CLOROX COMPANY - 2016 Proxy Statement	53

Equity Compensation Plan Information

The following table sets out the number of shares of Common Stock to be issued upon exercise of outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of securities available for future issuance under equity compensation plans as of June 30, 2016.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining for future issuance under non- qualified stock-based compensation programs (excluding securities reflected in column [a]) (in thousands)
Equity compensation plans approved by
security holders	8,036	$85	7,688
Equity compensation plans not approved by
security holders	—	—	—
Total	8,036	$85	7,688

Column [a] includes the following outstanding equity-based awards (in thousands):

●	6,827 stock options
●	952 performance units and deferred shares
●	244 deferred stock units for non-employee directors
●	13 restricted stock units

54       THE CLOROX COMPANY - 2016 Proxy Statement

Audit Committee Matters

Proposal 3: Ratification of Independent Registered Public Accounting Firm

The Audit Committee has the authority to appoint (subject to ratification by the Company's stockholders), retain, compensate and oversee the Company’s independent registered public accounting firm. The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017. Ernst & Young LLP has been so engaged since February 15, 2003.

Board of Directors’ Recommendation

The Board unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP. While ratification of the selection of Ernst & Young LLP by stockholders is not required by law, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the Board to continue this policy). The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders, and recommend the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

Vote Required

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. If stockholders fail to ratify the appointment of this firm, the Audit Committee will reconsider the appointment.

The people designated in the proxy and voting instruction card will vote your shares represented by proxy FOR ratification unless you include instructions to the contrary.

THE CLOROX COMPANY - 2016 Proxy Statement	55

Audit Committee Report

The Audit Committee assists the Board in its oversight of corporate governance by fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available on the Company’s website at https://www.thecloroxcompany.com/who-we-are/corporate-governance/committee-charters, or in print by contacting The Clorox Company, c/o Corporate Secretary, 1221 Broadway, Oakland, CA 94612-1888. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC. The Board has determined that each member of the Audit Committee meets the SEC’s criteria for “audit committee financial experts.”

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

The Audit Committee appointed Ernst & Young LLP (“EY”) to audit the Company’s financial statements as of and for the year ended June 30, 2016, and the effectiveness of the Company’s internal control over financial reporting as of June 30, 2016. EY has served as the Company’s independent registered public accounting firm since February 2003. The Audit Committee considered several factors in selecting EY as the Company’s independent registered public accounting firm, including the firm’s independence and internal quality controls, the overall depth of talent, their experience with the Company’s industry, and their familiarity with the Company’s business and internal control over financial reporting. In determining whether to reappoint EY as the Company’s independent registered public accounting firm for the year ending June 30, 2017, the Audit Committee again took those factors into consideration along with its evaluation of the past performance of EY. The Audit Committee is responsible for the appointment (subject to ratification by the Company’s stockholders), retention, compensation and oversight of the Company’s independent registered public accounting firm, including the audit fee negotiations. Further, in conjunction with the mandated rotation of the auditing firm’s coordinating partner, the Audit Committee and its chairperson are directly involved in the selection of EY’s new coordinating partner.

EY has also issued reports on its review of certain corporate responsibility and sustainability metrics and information provided in the Company’s Annual Report.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2016. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements, reasonableness of significant contingency accruals, reserves and allowances, critical accounting policies and estimates and risk assessment. The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended June 30, 2016, the independent registered public accounting firm’s judgments as to the quality and acceptability of the Company’s financial reporting, critical accounting policies and estimates and such other matters as are required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee obtained from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence of the auditors and discussed with the auditors their independence. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, for filing with the SEC.

THE AUDIT COMMITTEE

Carolyn Ticknor, Chair
Jeffrey Noddle
Rogelio Rebolledo
Pamela Thomas-Graham
Christopher Williams

56       THE CLOROX COMPANY - 2016 Proxy Statement

Audit Committee Report

Fees of the Independent Registered Public Accounting Firm

The table below includes fees related to fiscal years 2016 and 2015 of the Company’s independent registered public accounting firm, Ernst & Young LLP:

	2016	2015
Audit Fees(1)	$4,763,000	$4,701,000
Audit-Related Fees(2)	118,000	123,000
Tax Fees(3)	78,000	277,000
All Other Fees(4)	—	—
Total	4,959,000	5,101,000
(1)	Consists of fees for professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the Company’s Annual Reports on Form 10-K for each of the fiscal years ended June 30, 2016 and 2015, and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during those fiscal years.
(2)	Consists of fees for assurance and related services (including the Company’s employee benefit plans) not included in the Audit Fees listed above.
(3)	Consists of fees for tax compliance, tax advice and tax planning for the fiscal years ended June 30, 2016 and 2015. These services included tax return preparation and review services for foreign subsidiaries and affiliates and advisory services on tax matters.
(4)	Consists of fees for all other services not included in the three categories set forth above. There were no such services in fiscal years 2016 and 2015.

The Audit Committee has established a policy that requires it to approve all services provided by the Company’s independent registered public accounting firm before services are provided. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, and certain specified audit-related services and tax services within defined limits. The Audit Committee has not pre-approved engagement of the independent registered public accounting firm for any other non-audit services.

THE CLOROX COMPANY - 2016 Proxy Statement	57

Stockholder Proposal

Proposal 4: Stockholder Proposal Regarding Special Stockholder Meetings

The Board expects the following proposal (Proposal 4 on the proxy card and voting instruction card) to be presented by a stockholder at the Annual Meeting. The name, address, and, to our knowledge, the number of voting securities held by the stockholder proponent will be supplied promptly upon receipt of oral or written request.

Proposal 4 – Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Delaware law allows 10% of our shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is important because there could be 15-months or more between annual meetings. Plus shareholders have no right to act by written consent.

It may be possible to adopt this proposal by incorporating brief text similar to this into our governing documents:

“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote.”

Please vote to enhance shareholder value:

Special Shareowner Meetings – Proposal 4

Board of Directors’ Statement in Opposition

Clorox is supportive of a properly defined special meeting mechanism and has already implemented a special meeting right for its stockholders on terms that we believe serve the best interests of the Company and its stockholders. Accordingly, the Board recommends a vote AGAINST this proposal.

We amended our Bylaws on September 13, 2016, to permit stockholders owning 25% of the Company’s outstanding stock to call a special stockholder meeting upon written request to the Board. The Board adopted the stockholder special meeting right after careful consideration and engagement with many of our stockholders, and we believe that our existing special meeting right is most appropriate for the Company and its stockholders at this time. Specific procedural requirements and provisions for a stockholder-called special meeting are set forth in the Bylaws, which have been publicly filed.

Stockholders already have a meaningful, balanced right to call a special meeting, which also protects Company resources and the interests of all stockholders.

The Board evaluated a number of different factors in adopting the Company’s special meeting right, including the interests of the Company’s total stockholder base, the resources required to convene a special meeting and the existing opportunities the Company’s stockholders have to engage with the Company in between annual meetings to provide their perspectives and engage in substantive dialogue. The Board also considered the characteristics and composition of the Company’s stockholder base, including that a single investor holds approximately 10% of our outstanding stock and some additional stockholders each hold approximately 5% of our stock. The Board

58       THE CLOROX COMPANY - 2016 Proxy Statement

Stockholder Proposal

believes that giving stockholders owning 25% of the Company’s outstanding stock the right to call a special meeting strikes a reasonable balance between enhancing our stockholders’ ability to act on important and urgent matters and protecting against misuse of the right by a few individuals whose interests may not be shared by the majority of stockholders.

Convening a meeting of stockholders also imposes significant administrative and operational costs. The Company must prepare required disclosures, print and distribute materials, solicit proxies, and tabulate votes. The Board and management must devote time to preparing for and conducting the meeting, distracting them from managing the business and enhancing returns for all stockholders. Because special meetings require a considerable diversion of resources, they should be limited to circumstances where a substantial number of stockholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. Unlike a 10% ownership threshold, the Company’s 25% threshold prevents a small minority of stockholders (or even a single stockholder) from calling a special meeting and imposing these costs on all stockholders even when most stockholders do not want a special meeting. Therefore, the Board believes that the existing right for our stockholders to call a special meeting is reasonable to provide an additional mechanism to address important issues.

We are committed to strong and effective corporate governance practices and stockholder engagement.

Clorox has a demonstrated commitment to best practices in corporate governance and accountability to our stockholders, which makes adoption of the stockholder proposal unnecessary. Our Board regularly reviews corporate governance trends and evaluates how best to apply these practices to the Company. In recommending that our stockholders vote against this proposal, the Board believes that it is important to consider not only the fact that the Company already provides its stockholders with a meaningful special meeting right, but also the Company’s current governance practices, including that:

●	Last year, we adopted proxy access following conversations with stockholders representing a significant portion of our stockholder base.
●

All of our directors are elected annually, with a majority voting standard. In addition, any director who fails to be elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the Board.

●	All of our directors, other than our CEO, are independent.
●	We have a strong lead independent director.
●	Our Board and management are engaged and responsive to our stockholders.
○	Our independent directors have participated in investor meetings and other stockholder engagement efforts, and our management team is also deeply engaged with our stockholders.
○	There are multiple channels for stockholders and other interested parties to communicate with our directors, as described in the “Director Communications” section and elsewhere in this proxy.

In light of the Company’s history of strong corporate governance practices and our implementation of a special meeting right following extensive stockholder engagement, the Board believes that adoption of this stockholder proposal is not necessary.

Board of Directors’ Recommendation

The Board unanimously recommends a vote AGAINST this stockholder proposal for the reasons stated above.

Vote Required

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the stockholder proposal.

The people designated in the proxy and voting instruction card will vote your shares represented by proxy AGAINST this proposal unless you include instructions to the contrary.

THE CLOROX COMPANY - 2016 Proxy Statement	59

1221 BROADWAY
OAKLAND, CA 94612-1888

Information About the Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of The Clorox Company (“Clorox” or the “Company”), a Delaware corporation, for use at the Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 9:00 a.m. Pacific time on Wednesday,

November 16, 2016, at the offices of the Company, 1221 Broadway, Oakland, CA 94612-1888. Please refer to the “Attending the Annual Meeting” section of this proxy statement for more information about procedures for attending the Annual Meeting.

Internet Availability of Proxy Materials

We are pleased to take advantage of the U.S. Securities and Exchange Commission’s “Notice and Access” rule that allows us to provide stockholders with notice of their ability to access proxy materials via the Internet. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet. Under this process, on or about September 23, 2016, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders, other than those stockholders who previously requested electronic or paper delivery of communications from us, informing them that our Proxy

Statement, Integrated Annual Report—Executive Summary, and voting instructions are available on the Internet as of the same date. You may then access these materials and vote your shares via the Internet or by telephone or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the Notice.

The Notice of Annual Meeting, Proxy Statement, and Integrated Annual Report—Executive Summary are available at www.edocumentview.com/CLX.

Voting Information

Who Is Entitled to Vote

Only stockholders of record at the close of business on September 19, 2016 (the “Record Date”), are entitled to vote at the Annual Meeting. On that date, there were 129,575,797 shares of Clorox common stock (“Common Stock”) outstanding and entitled to vote. Holders of Common Stock as of the close of business on the Record Date are entitled to one vote per share on each matter submitted to a vote of stockholders.

How to Vote Before the Annual Meeting

Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance. You may vote via the Internet or by telephone by following the instructions on your proxy card, voting instruction form or Notice or (if you received a printed copy of the proxy materials) by completing and returning a proxy card or voting instruction form by mail. If you are the beneficial owner of shares held in “street name” (that is, you hold your shares through a broker, bank or other holder of record), you must follow that nominee’s instructions to vote.

60       THE CLOROX COMPANY - 2016 Proxy Statement

Information About the Annual Meeting

Please note that if you received a Notice, you cannot vote your shares by filling out and returning the Notice. Instead, you should follow the instructions contained in the Notice on how to cast your vote.

How to Vote in Person at the Annual Meeting

You may vote your shares at the Annual Meeting if you attend in person and use a written ballot. However, if your shares are held in the name of a broker, bank, or other nominee, you must obtain and bring with you to the Annual Meeting a legal proxy from that nominee granting you authority to vote your shares directly at the Annual Meeting. If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote.

Voting Shares Held in the Clorox 401(k) Plan

If you are a participant in our 401(k) plan, you will receive a voting instruction card to direct Mercer Trust Company, as trustee of our 401(k) plan, how to vote the shares of our Common Stock attributable to your individual account. Mercer Trust Company will vote shares as instructed by participants prior to 11:59 p.m. Eastern time on November 15, 2016. If you do not provide voting directions to Mercer Trust Company by that time, the shares attributable to your account will not be voted.

How to Revoke Your Proxy or Change Your Vote

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

●	submitting written notice of revocation to the Corporate Secretary of the Company;
●	voting again electronically by telephone or via the Internet or by submitting another proxy card with a later date; or
●	voting in person at the Annual Meeting.

If you are the beneficial owner of shares held in “street name,” you must follow the instructions of your bank, broker or other nominee to revoke your voting instructions.

Effect of Not Providing Voting Instructions to Your Broker

If you are the beneficial owner of shares held in “street name,” you have the right to direct your bank or broker how to vote your shares, and it is required to vote those shares in accordance with your instructions. Under applicable NYSE rules, if you do not give instructions to your bank or brokerage firm, it will have discretion to vote your shares on “routine” matters, but it will not be permitted to vote your shares on “non-routine” matters. In the case of a non-routine matter, your shares will be considered “broker non-votes” on that proposal.

Proposal 3 (Ratification of Independent Registered Public Accounting Firm) is the only routine matter on the agenda at this year’s Annual Meeting. Thus, the broker is entitled to vote your shares on Proposal 3 even if you do not provide voting instructions to your broker. The broker is not entitled to vote your shares on Proposal 1, 2, or 4 without your instructions.

Quorum

We must have a “quorum” to conduct the Annual Meeting. A quorum is a majority of the outstanding shares of Common Stock entitled to vote at the meeting, present in person or by proxy. Abstentions and broker non-votes (described below) will be counted for the purpose of determining a quorum.

Votes Required; Effect of Abstentions and Broker Non-Votes

Proposal 1 (Election of Directors). A director nominee will be elected if he or she receives a majority of the votes cast in person or represented by proxy. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast. Your broker is not entitled to vote your shares on Proposal 1 unless you provide voting instructions.

Proposals 2-4. Approval of each of Proposals 2-4 requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect and will not be counted.

Board’s Recommendations

The Board recommends that you vote:

●	FOR the election of each of the eleven nominees for director named in this proxy statement (Proposal 1);
●	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s named executive officers (Proposal 2);
●	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2017 (Proposal 3); and
●	AGAINST the stockholder proposal (Proposal 4).

Continues on next page ►

THE CLOROX COMPANY - 2016 Proxy Statement	61

Other Matters

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

Counting Votes; Vote Results

Votes will be counted by Computershare Trust Company, N.A., our inspector of election appointed for the Annual Meeting.We will report final results in a filing with the SEC on Form 8-K, which will be filed within four business days following the Annual Meeting.

Form 10-K, Financial Statements, and Integrated Annual Report—
Executive Summary

The following portions of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, are attached as Appendix A to this proxy statement: Management’s Discussion and Analysis of Financial Condition and Results of Operations; Management’s Report on Internal Control over Financial Reporting; Report of Independent Registered Public Accounting Firm; Consolidated Financial Statements; Valuation and Qualifying Accounts and Reserves; and Reconciliation of Economic Profit. The Company’s Form 10-K

has been filed with the SEC and posted on the Company’s website and a copy may be obtained, without charge, by calling Clorox Stockholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by contacting The Clorox Company, c/o Corporate Secretary, 1221 Broadway, Oakland, CA 94612-1888. The 2016 Integrated Annual Report—Executive Summary is available with the Proxy Statement at www.edocumentview.com/CLX.

Solicitation of Proxies

We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage firms, banks, and other agents for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained Innisfree M&A Incorporated (“Innisfree”) to assist in soliciting proxies for the Annual Meeting at an estimated cost of $20,000 plus out-of-pocket expenses. In addition, we have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

Stockholder Proposals and Director Nominations for the 2017 Annual Meeting

Stockholder Proposals for Inclusion
in the Proxy Statement for the 2017
Annual Meeting

In the event that a stockholder wishes to have a proposal considered for presentation at the 2017 Annual Meeting of Stockholders and included in the Company’s proxy statement and form of proxy used in connection with such meeting pursuant to Exchange Act Rule 14a-8, the proposal must be received by the Company’s Corporate Secretary no later than the close of business on May 26, 2017. Any such proposal must comply with the requirements of Rule 14a-8.

Director Nominations for Inclusion
in the Proxy Statement for the 2017
Annual Meeting

The Board recently adopted proxy access, which allows a stockholder or group of up to 20 stockholders who have owned at least 3% of the Company’s Common Stock for at least three years to submit director nominees (up to 20% of the Board) for inclusion in the Company’s proxy materials if the stockholder(s) provides timely written notice of such nomination(s) and the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s Bylaws. To be timely for inclusion in the Company’s proxy materials for the 2017 Annual Meeting of Stockholders,

62       THE CLOROX COMPANY - 2016 Proxy Statement

Information About the Annual Meeting

notice must be received by the Corporate Secretary at the principal executive offices of the Company no earlier than the close of business on April 26, 2017, and no later than the close of business on May 26, 2017. The notice must contain the information required by the Company’s Bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our Bylaws relating to the inclusion of stockholder nominees in the Company’s proxy materials.

Other Proposals and Director Nominations for Presentation at the 2017 Annual Meeting

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including the nomination of directors, before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Under our Bylaws, if a stockholder, rather than including a proposal or director nomination in the proxy statement as discussed above, seeks to nominate a director or propose other business for consideration at that meeting, notice must be received by the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2017 Annual Meeting of Stockholders, the notice must be received by the Corporate Secretary on any date beginning no earlier than the close of business on July 19, 2017, and ending no later than the close of business on August 18, 2017. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain the information required by the Company’s Bylaws. If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the annual meeting.

All notices of proposals or nominations, as applicable, must be addressed to The Clorox Company, c/o Corporate Secretary, 1221 Broadway, Oakland, CA 94612-1888.

Householding

The SEC’s “householding” rules permit us to deliver only one Notice of Annual Meeting and Proxy Statement or Notice of Internet Availability of Proxy Materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Clorox Stockholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by contacting The Clorox Company, c/o Corporate Secretary, 1221 Broadway, Oakland, CA 94612-1888. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker, or other holder of record), the bank, broker, or other holder of record may deliver only one copy of the proxy materials to stockholders who have the same address unless the bank, broker, or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the proxy materials, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials and wish to receive a single copy in the future should contact their bank, broker, or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

THE CLOROX COMPANY - 2016 Proxy Statement	63

Attending the Annual Meeting

The Annual Meeting will be held on Wednesday, November 16, 2016, at 9:00 a.m. Pacific time, at the offices of the Company, 1221 Broadway, Oakland, CA 94612-1888. Check-in for the Annual Meeting begins promptly at 8:30 a.m. To attend the Annual Meeting, you must be a stockholder of the Company as of the close of business on the Record Date and provide proof that you owned Clorox Common Stock on the Record Date or hold a legal proxy from a Record Date stockholder. Please see the more detailed information below. Admission will be on a first-come, first-served basis, and seating is limited. Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance by proxy.

If you plan to attend the Annual Meeting this year, please be aware of the following information:

●	To be admitted to the Annual Meeting, you must have a current form of government-issued photo identification (such as a driver’s license or passport).
●	Because attendance at the Annual Meeting is limited to Record Date stockholders, you must provide proof that you owned Clorox Common Stock on the Record Date.
●

If you hold your shares with Clorox’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), your ownership of Clorox Common Stock as of the Record Date will be verified through reports provided by Computershare prior to admittance to the meeting.

●

If you hold your shares with a broker, trustee, bank, or nominee, you must provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement showing that you owned Clorox Common Stock for the statement period immediately prior to the Record Date, a copy of your Notice of Internet Availability of Proxy Materials, a copy of your proxy and voting instruction card, a letter or legal proxy provided by your broker, trust, bank, or nominee, or other similar evidence of ownership on the Record Date.

●	If you are not a Record Date stockholder, you will be admitted to the Annual Meeting only if you have a legal proxy from a Record Date stockholder.
●	Cameras, recording equipment, and other electronic devices will not be allowed to be used in the meeting except for use by the Company.
●	For your protection, briefcases, purses, packages, etc. may be subject to inspection as you enter the meeting. We regret any inconvenience this may cause you.

By Order of the Board of Directors,

Angela C. Hilt
Vice President – Corporate Secretary
& Associate General Counsel

September 23, 2016

64       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The Clorox Company
(Dollars in millions, except share and per share data)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of The Clorox Company’s (the Company or Clorox) financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion. This section should be read in conjunction with the Consolidated Financial Statements and Supplementary Data included in this Annual Report on Form 10-K.

The following sections are included herein:

●	Executive Overview
●	Results of Operations
●	Financial Position and Liquidity
●	Contingencies
●	Quantitative and Qualitative Disclosures about Market Risk
●	Recently Issued Accounting Standards
●	Critical Accounting Policies and Estimates
●	Summary of Non-GAAP Financial Measures

EXECUTIVE OVERVIEW

Clorox is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,000 employees worldwide as of June 30, 2016 and fiscal year 2016 net sales of $5,761. Clorox sells its products primarily through grocery and mass retail outlets, e-commerce channels, wholesale distributors and medical supply distributors. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products, Pine-Sol® cleaners, Liquid-Plumr® clog removers, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and container products, Kingsford® charcoal, Renew Life® digestive health products, Hidden Valley® dressings and sauces, Brita® water-filtration products and Burt’s Bees® natural personal care products. The Company also markets brands through professional services channels, including infection control products for the healthcare industry under Clorox Healthcare®, HealthLink®, Aplicare® and Dispatch® brands. The Company manufactures products in more than a dozen countries and sells them in more than 100 markets.

The Company primarily markets its leading brands in midsized categories considered to be financially attractive. Most of the Company’s products compete with other nationally advertised brands within each category and with “private label” brands.

The Company operates through strategic business units that are aggregated into the following four reportable segments based on the economics and nature of the products sold:

●

Cleaning consists of laundry, home care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleach products under the Clorox® brand and Clorox 2® stain fighter and color booster; home care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; naturally derived products under the Green Works® brand; and professional cleaning and disinfecting products under the Clorox®, Dispatch®, Aplicare®, HealthLink® and Clorox Healthcare® brands.

THE CLOROX COMPANY - 2016 Proxy Statement	A-1

●

Household consists of charcoal, cat litter, digestive health products and bags, wraps and container products marketed and sold in the United States. Products within this segment include charcoal products under the Kingsford® and Match Light® brands; cat litter products under the Fresh Step®, Scoop Away® and Ever Clean® brands; digestive health products under the Renew Life® brand; and bags, wraps and containers under the Glad® brand.

●

Lifestyle consists of food products, water-filtration systems and filters and natural personal care products marketed and sold in the United States. Products within this segment include dressings and sauces, primarily under the Hidden Valley®, KC Masterpiece® and Soy Vay® brands; water-filtration systems and filters under the Brita® brand; and natural personal care products under the Burt’s Bees® brand.

●

International consists of products sold outside the United States. Products within this segment include laundry, home care, water-filtration, digestive health products, charcoal and cat litter products, dressings and sauces, bags, wraps and containers and natural personal care products, primarily under the Clorox®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, Renew Life®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, KC Masterpiece®, Hidden Valley® and Burt’s Bees® brands.

Non-GAAP Financial Measures

This Executive Overview, the succeeding sections of MD&A and Exhibit 99.3 include certain financial measures that are not defined by accounting principles generally accepted in the United States of America (U.S. GAAP). These measures, which are referred to as non-GAAP measures, are listed below.

●	Currency-neutral net sales growth represents U.S. GAAP net sales growth excluding the impact of the change in foreign currency exchange rates.
●

Economic profit (EP) is defined by the Company as earnings from continuing operations before income taxes, excluding noncash U.S. GAAP restructuring and intangible asset impairment costs, and interest expense; less an amount of tax based on the effective tax rate and less a charge equal to average capital employed multiplied by a cost of capital rate.

●	Free cash flow and free cash flow as a percentage of net sales. Free cash flow is calculated as net cash provided by continuing operations less capital expenditures related to continuing operations.
●	Earnings from continuing operations before interest and taxes (EBIT) margin (the ratio of EBIT to net sales)
●	Debt to earnings from continuing operations before interest, taxes, depreciation and amortization, and noncash intangible asset impairment charges ratio (Consolidated Leverage ratio)

For a discussion of these measures and the reasons management believes they are useful to investors, refer to “Summary of Non-GAAP Financial Measures” below. For a discussion of the Consolidated Leverage ratio, please refer to “Credit Arrangements” below. This MD&A and Exhibit 99.3 include reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

Fiscal Year 2016 Financial Highlights

A detailed discussion of strategic goals, key initiatives and results of operations is included below. Key fiscal year 2016 financial results are summarized as follows:

●

The Company’s fiscal year 2016 net sales increased by 2%, from $5,655 in fiscal year 2015 to $5,761 in fiscal year 2016, reflecting higher volume and the benefit of price increases, partially offset by unfavorable foreign currency exchange rates and higher trade promotion spending. On a currency-neutral basis, net sales increased 5%.

●

Gross margin increased 150 basis points to 45.1% in fiscal year 2016 from 43.6% in fiscal year 2015, reflecting the benefits of favorable commodity costs, cost savings and price increases, partially offset by higher manufacturing and logistics costs, increased trade promotion spending, and the impact of unfavorable foreign currency exchange rates.

A-2       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

●

The Company reported earnings from continuing operations of $648 in fiscal year 2016 compared to $606 in fiscal year 2015. The Company reported earnings from continuing operations before income taxes of $983 in fiscal year 2016, compared to $921 in fiscal year 2015.

●	The Company delivered diluted net EPS from continuing operations in fiscal year 2016 of $4.92, an increase of approximately 8% from fiscal year 2015 diluted net EPS of $4.57.

●	EP increased to $490 in fiscal year 2016 compared to $458 in fiscal year 2015 (refer to the reconciliation of EP to earnings from continuing operations before income taxes in Exhibit 99.3).

●

The Company’s net cash flows provided by continuing operations were $768 in fiscal year 2016, compared to $858 in fiscal year 2015 reflecting higher tax payments and higher performance-based incentive compensation payments in fiscal year 2016 related to the Company’s strong fiscal year 2015 financial results. Free cash flow was $596 or 10% of net sales in fiscal year 2016, a decrease from $733 or 13% of net sales in fiscal year 2015.

●

The Company paid $398 in cash dividends to stockholders in fiscal year 2016 compared to $385 in cash dividends in fiscal year 2015. In May 2016, the Company announced an increase of 4% in the quarterly cash dividend from prior year. In fiscal year 2016, the Company repurchased approximately 2 million shares of its common stock at a cost of $254.

●

On May 2, 2016, the Company acquired Renew Life, a leading brand in digestive health for $290. Results for Renew Life’s domestic business are reflected in the Household reportable segment and results for Renew Life’s international business are reflected in the International reportable segment. Included in the Company’s results for fiscal year 2016 was $21 of Renew Life’s global net sales.

Strategic Goals and Initiatives

The Clorox Company’s 2020 Strategy serves as its strategic growth plan, directing the Company to the highest value opportunities for long-term, profitable growth and total shareholder return.

The long-term financial goals reflected in the Company’s 2020 Strategy include annual net sales growth of 3-5%, annual EBIT margin growth of 25-50 basis points and annual free cash flow of 10-12% of net sales. Clorox anticipates using free cash flow to invest in the business, maintain appropriate debt levels and return excess cash to stockholders.

In fiscal year 2017, Clorox anticipates ongoing macroeconomic challenges that may impact its sales and margins, including unfavorable foreign currency exchange rates, particularly in Argentina, and a continuation of challenging international economies. The Company is monitoring anticipated slower U.S. category growth, driven primarily by expected competitive activity and changes to commodity costs and manufacturing and logistics costs.

The Company’s priority in fiscal year 2017 remains investing strongly in its U.S. businesses, particularly in its “3D” demand-creation model of Desire, Decide and Delight, including advertising and trade promotion spending. The Company is also focused on product innovation to delight and deliver superior value to consumers. Importantly, the Company will work to continue to improve its margins by driving cost savings initiatives and slowing the growth of selling and administrative expenses by driving out low-value activity.

As the Company executes its 2020 Strategy, a particular focus on “Strategy Accelerators,” will help drive investment decisions with the goal to deliver profitable long-term growth:

●

Accelerating portfolio momentum reallocates resources to faster-growing countries, categories and brands in the portfolio or focuses investment in new categories with growth tailwinds like the Company’s recent acquisition of Renew Life digestive health products.

●

Accelerating 3D technology transformation reflects an emphasis in digital communications that can deliver more targeted messages based on how consumers research, shop and buy their products. The Company continues to invest in digital marketing and social media and is focused on driving its e-commerce business.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-3

●	Accelerating innovation across the Company’s 3D demand-creation model of Desire, Decide and Delight will continue to support category growth and market share improvement. The Company is focused on delivering superior value to consumers through the introduction of new products and product improvements.

●	Accelerating the Company’s growth culture involves fostering a work environment where employees directly support the Company’s effort to drive profitable growth. The growth culture vision provides a framework to deliver on that goal through five calls to action: put the consumer first, be curious, think boldly, embrace change and act like an owner.

Looking forward, the Company will continue to execute against its 2020 Strategy and seek to achieve its goals to deliver long-term profitable growth.

RESULTS OF OPERATIONS

Unless otherwise noted, management’s discussion and analysis compares results of continuing operations from fiscal year 2016 to fiscal year 2015, and fiscal year 2015 to fiscal year 2014, with percentage and basis point calculations based on rounded numbers, except for per share data and the effective tax rate.

CONSOLIDATED RESULTS

Continuing operations

Net sales in fiscal year 2016 increased 2%. Volume increased 4% reflecting higher shipments in all reportable segments and most significantly in Cleaning, Household and Lifestyle. Higher shipments in the Cleaning segment were driven by Home Care and Professional Products, partially offset by Laundry; higher shipments in the Household segment were primarily due to the acquisition of the Renew Life business, Charcoal, and Bags and Wraps, partially offset by Cat Litter; and higher shipments in the Lifestyle segment primarily were due to Natural Personal Care and Dressing and Sauces. Volume outpaced net sales primarily due to unfavorable foreign currency exchange rates and higher trade promotion spending, partially offset by the benefit of price increases.

Net sales in fiscal year 2015 increased 3%. Volume increased 2%, reflecting higher product shipments in the International segment, primarily due to growth in Latin America, Canada, Europe and Asia; higher shipments of Burt’s Bees® natural personal care products, largely due to innovation in lip and face care products combined with distribution gains; higher shipments of cleaning and healthcare products in the professional products business; higher shipments of Clorox® toilet bowl cleaner due to increased merchandising activities and distribution gains; and higher shipments of Kingsford® charcoal products behind increased merchandising support to launch the start of the grilling season. Volume results also reflected lower shipments of Clorox® liquid bleach due to the February 2015 price increase, category softness and increased competition; and lower shipments of Brita® water-filtration products, primarily due to continuing

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Appendix A

category softness and increased competition. The variance between volume and net sales was primarily due to the benefit of price increases, partially offset by unfavorable foreign currency exchange rates. On a currency-neutral basis, net sales increased about 5%.

Gross margin, defined as gross profit as a percentage of net sales, in fiscal year 2016 increased 150 basis points from 43.6% to 45.1%. Gross margin expansion in fiscal year 2016 was driven by the benefits of favorable commodity costs, strong cost savings and price increases, partially offset by higher manufacturing and logistics costs, increased trade promotion spending and the impact of unfavorable foreign currency exchange rates.

Gross margin, defined as gross profit as a percentage of net sales, in fiscal year 2015 increased 90 basis points from 42.7% to 43.6%. Gross margin expansion in fiscal year 2015 was driven by the benefits of cost savings and price increases, partially offset by the impact of higher manufacturing and logistics costs.

Expenses

				% Change		% of Net sales
	2016	2015	2014	2016 to 2015	2015 to 2014	2016	2015	2014
Selling and administrative expenses	$806	$798	$751	1%	6%	14.0%	14.1%	13.6%
Advertising costs	587	523	503	12	4	10.2	9.2	9.1
Research and development costs	141	136	125	4	9	2.4	2.4	2.3

Selling and administrative expenses were relatively flat in fiscal year 2016.

Selling and administrative expenses increased 6% in fiscal year 2015, primarily from higher performance-based incentive costs as a result of fiscal year financial performance exceeding financial targets. Expenses in the prior year reflected lower performance-based incentive costs when the Company’s results fell below financial targets. In addition, the Company continued to experience inflationary pressures in international markets. These increases were partially offset by the benefit of cost savings, one-time costs in fiscal year 2014 related to the change in information technology (IT) service providers and a one-time impact related to a change in the Company’s long-term disability plan in fiscal year 2015 to bring it more in line with the marketplace.

Advertising costs as a percentage of net sales increased during fiscal year 2016 mainly to drive awareness and trial behind innovation and maintain the health of the Company’s core business. The Company’s U.S. retail advertising spend was approximately 11% of net sales during the year.

Advertising costs as a percentage of net sales increased slightly during fiscal year 2015, reflecting continued support behind the Company’s brands, including driving the trial of new products. The Company’s U.S. retail advertising spend was approximately 10% of net sales during the year.

Research and development costs as a percentage of net sales was flat in fiscal year 2016.

Research and development costs increased slightly as a percentage of net sales in fiscal year 2015, driven by higher performance-based incentive costs.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-5

Interest expense, Other (income) expense, net, and the effective tax rate on earnings

	2016	2015	2014
Interest expense	$88	$100	$103
Other income, net	(7)	(13)	(10)
Income taxes on continuing operations	335	315	305

Interest expense decreased $12 in fiscal year 2016, primarily due to a lower weighted-average interest rate on total debt.

Interest expense decreased $3 in fiscal year 2015, primarily due to a lower weighted-average interest rate on long-term debt resulting from the issuance of senior notes in December 2014 and the maturities of senior notes in January 2015, combined with less interest expense on a lower balance of commercial paper throughout fiscal year 2015.

Other (income) expense, net, of $(7) in fiscal year 2016 included $(15) of income from equity investees, $(11) gain on the sale of the Los Angeles bleach manufacturing facility, partially offset by $9 of noncash asset impairment charges and $8 of amortization of trademarks and other intangible assets.

Other (income) expense, net, of $(13) in fiscal year 2015 included $(14) of income from equity investees, $(13) gain on the sale of real estate assets by a low-income housing partnership and $(4) of interest income, partially offset by $9 of foreign currency exchange losses, $8 of amortization of trademarks and other intangible assets and $3 of noncash asset impairment charges.

Other (income) expense, net, of $(10) in fiscal year 2014 included $(13) of income from equity investees, $(5) of insurance and litigation settlements and other smaller items, partially offset by $8 of amortization of trademarks and other intangible assets and $3 of noncash asset impairment charges.

The effective tax rate on earnings was 34.1%, 34.2% and 34.6% in fiscal years 2016, 2015 and 2014, respectively. The effective tax rate in fiscal year 2016 compared to fiscal year 2015 was essentially flat. The lower effective tax rate in fiscal year 2015 compared to fiscal year 2014 was primarily due to higher uncertain tax position releases, partially offset by higher tax on foreign earnings, in fiscal year 2015.

Diluted net earnings per share

				% Change
	2016	2015	2014	2016 to 2015	2015 to 2014
Diluted net EPS from continuing operations	$4.92	$4.57	$4.39	8%	4%

Diluted net earnings per share (EPS) from continuing operations increased $0.35, driven by the benefits of higher sales and gross margin expansion, partially offset by increased advertising investments.

Diluted net EPS from continuing operations increased $0.18 in fiscal year 2015, driven by the benefits of higher sales and gross margin expansion, partially offset by increased selling and administrative expenses, primarily from higher performance-based incentive costs as a result of fiscal year financial performance exceeding financial targets. Expenses in the prior year reflected lower performance-based incentive costs when the Company’s results fell below financial targets. Increased investments in total demand-building programs also reduced fiscal year diluted EPS.

Discontinued Operations

On September 22, 2014, Clorox Venezuela announced that it was discontinuing its operations, effective immediately, and seeking to sell its assets. Since fiscal year 2012, Clorox Venezuela was required to sell more than two thirds of its products at prices frozen by the Venezuelan government. During this same period, Clorox Venezuela experienced successive years of hyperinflation resulting in significant sustained increases in its input costs, including packaging, raw materials, transportation and wages. As a result, Clorox Venezuela had been selling its products at a loss, resulting in ongoing operating losses. Clorox Venezuela repeatedly met with government authorities in an effort to help them

A-6     THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

understand the rapidly declining state of the business, including the need for immediate, significant and ongoing price increases and other critical remedial actions to address these adverse impacts. Based on the Venezuelan government’s representations, Clorox Venezuela had expected significant price increases would be forthcoming much earlier; however, the price increases subsequently approved were insufficient and would have caused Clorox Venezuela to continue operating at a significant loss into the foreseeable future. As such, Clorox Venezuela was no longer financially viable and was forced to discontinue its operations.

On September 26, 2014, the Company reported that Venezuelan Vice President Jorge Arreaza announced, with endorsement by President Nicolás Maduro, that the Venezuelan government had occupied the Santa Lucía and Guacara production facilities of Clorox Venezuela. On November 6, 2014, the Company reported that the Venezuelan government had published a resolution granting a government-sponsored Special Administrative Board full authority to restart and operate the business of Clorox Venezuela, thereby reaffirming the government’s expropriation of Clorox Venezuela’s assets. Further, President Nicolás Maduro announced the government’s intention to facilitate the resumed production of bleach and other cleaning products at Clorox Venezuela plants. He also announced his approval of a financial credit to invest in raw materials and production at the plants. These actions by the Venezuelan government were taken without the consent or involvement of Clorox Venezuela, its parent Clorox Spain S.L. (Clorox Spain) or any of their affiliates. Clorox Venezuela, Clorox Spain and their affiliates reserved their rights under all applicable laws and treaties. Since the exit of Clorox Venezuela in the first quarter of fiscal year 2015, the Company has recognized $49 in after-tax exit costs and other related expenses within discontinued operations related to the exit of Clorox Venezuela. The Company believes it is reasonably possible that it will recognize $1 to $11 in after-tax exit costs and other related expenses in discontinued operations for Clorox Venezuela during fiscal years 2017 through 2019, for a total of $50 to $60 over the entire five-year period.

See Notes to Consolidated Financial Statements for more information regarding discontinued operations of Clorox Venezuela.

Unrelated to Clorox Venezuela, in the fiscal year ended June 30, 2015, the Company recognized $32 of previously unrecognized tax benefits relating to other discontinued operations upon the expiration of the applicable statute of limitations. Recognition of these previously disclosed tax benefits had no impact on the Company’s cash flows or earnings from continuing operations for the fiscal year ended June 30, 2015.

SEGMENT RESULTS FROM CONTINUING OPERATIONS

The following presents the results from continuing operations of the Company’s reportable segments and certain unallocated costs reflected in Corporate (see Notes to Consolidated Financial Statements for a reconciliation of segment results to consolidated results):

Cleaning

				% Change
	2016	2015	2014	2016 to 2015	2015 to 2014
Net sales	$1,912	$1,824	$1,776	5%	3%
Earnings from continuing operations before income taxes	511	445	428	15	4

Fiscal year 2016 versus fiscal year 2015: Volume, net sales and earnings from continuing operations before income taxes increased by 6%, 5% and 15%, respectively, during fiscal year 2016. Both volume and net sales growth were driven primarily by higher shipments across several Home Care brands, including Clorox® disinfecting wipes resulting from increased merchandising support and expanded warehouse club distribution, and in Professional Products mainly in cleaning products. These increases were partially offset by lower shipments in Laundry, primarily due to the impact of the February 2015 price increase on Clorox® liquid bleach. Volume outpaced net sales due to unfavorable product mix. The increase in earnings from continuing operations before income taxes was mainly due to net sales growth, the benefit of favorable commodity costs, strong cost savings, and the gain on the sale of the Company’s Los Angeles bleach manufacturing facility, partially offset by higher manufacturing and logistics costs and increased advertising investments.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-7

Fiscal year 2015 versus fiscal year 2014: Volume, net sales and earnings from continuing operations before income taxes increased by 2%, 3% and 4%, respectively, during fiscal year 2015. Both volume and net sales grew primarily due to higher shipments of Clorox® toilet bowl cleaner and Clorox® disinfecting wipes in Home Care, behind increased merchandising activities. The Professional Products Division also grew volume, which was driven primarily by distribution gains across a number of brands. These increases were partially offset by lower shipments of Clorox® liquid bleach in Laundry, primarily due to the February 2015 price increase. Net sales growth outpaced volume growth primarily due to the benefit of price increase. The increase in earnings from continuing operations before income taxes was driven by the benefit of sales growth and cost savings, partially offset by an increase in demand-building investments.

Household

				% Change
	2016	2015	2014	2016 to 2015	2015 to 2014
Net sales	$1,862	$1,794	$1,709	4%	5%
Earnings from continuing operations before income taxes	428	375	326	14	15

Fiscal year 2016 versus fiscal year 2015: Volume, net sales and earnings from continuing operations before income taxes increased by 3%, 4% and 14%, respectively, during fiscal year 2016. Both volume growth and net sales growth were driven by the acquisition of the Renew Life business, higher shipments of Charcoal resulting from increased merchandising support and increased shipments across several Glad® products, including continued strength in premium trash bags. These increases were partially offset by lower shipments of Cat Litter, largely due to continuing competitive activity. Net sales growth outpaced volume growth, primarily due to favorable product mix and the benefit of price increases, partially offset by higher trade promotion spending, mainly in Bags and Wraps. The increase in earnings from continuing operations before income taxes was mainly due to net sales growth, the benefit of favorable commodity costs and strong cost savings, partially offset by higher manufacturing and logistics costs and increased advertising investments.

Fiscal year 2015 versus fiscal year 2014: Volume, net sales and earnings from continuing operations before income taxes increased by 2%, 5% and 15%, respectively, during fiscal year 2015. Both volume growth and net sales growth were driven by higher shipments of Kingsford® charcoal products behind increased merchandising activities. Net sales growth outpaced volume growth primarily due to the benefits of price increases on Glad® bags and wraps. The increase in earnings from continuing operations before income taxes was driven by strong sales growth and the benefit of cost savings, partially offset by an increase in demand building investments and manufacturing and logistics costs.

Lifestyle

				% Change
	2016	2015	2014	2016 to 2015	2015 to 2014
Net sales	$990	$950	$936	4%	1%
Earnings from continuing operations before income taxes	251	257	258	(2)	—

Fiscal year 2016 versus fiscal year 2015: Volume and net sales increase by 5% and 4%, respectively, while earnings from continuing operations before income taxes decreased 2% during fiscal year 2016. Both volume growth and net sales growth were primarily driven by higher shipments of Burt’s Bees® Natural Personal Care largely due to innovation in lip and face care and higher shipments of Hidden Valley® bottled salad dressings due to innovation. Volume growth outpaced net sales growth primarily due to increased trade promotion spending. The decrease in earnings from continuing operations before income taxes was primarily due to increased advertising investments to support new products and increased selling and administrative expenses to support innovation and growth, partially offset by net sales growth and cost savings.

A-8     THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

Fiscal year 2015 versus fiscal year 2014: Net sales and volume both increased by 1%, while earnings from continuing operations before income taxes remained flat during fiscal year 2015. Both net sales growth and volume growth were driven by higher shipments of Burt’s Bees® natural personal care products, largely due to innovation in lip and face care products combined with distribution gains. The increase was partially offset by lower shipments of Brita® water-filtration products, primarily due to continuing category softness and increased competition. Flat earnings from continuing operations before income taxes reflected lower commodity costs, cost savings and favorable product mix. These increases were offset by higher manufacturing and logistics costs and demand building investments.

International

				% Change
	2016	2015	2014	2016 to 2015	2015 to 2014
Net sales	$997	$1,087	$1,093	(8)%	(1)%
Earnings from continuing operations before income taxes	66	79	99	(16)	(20)

Fiscal year 2016 versus fiscal year 2015: Volume increased 1%, while net sales and earnings from continuing operations before income taxes decreased by 8% and 16%, respectively, during fiscal year 2016. Volume grew primarily due to higher shipments, mainly in Canada, which included the benefit of Renew Life acquisition, Mexico, and Europe, partially offset by lower shipments in certain other Latin American countries largely due to the impact of price increases taken to offset inflationary pressures. The decline in net sales was primarily due to unfavorable foreign currency exchange rates across multiple countries, including the impact of the significant devaluation of the Argentine peso, partially offset by the benefit of price increases. The decrease in earnings from continuing operations before income taxes was primarily due to lower net sales, unfavorable foreign currency exchange rates, inflationary pressure on manufacturing and logistics costs and higher advertising costs, offset by the benefits of price increases and cost savings.

Fiscal year 2015 versus fiscal year 2014: Volume increased 3%, while net sales and earnings from continuing operations before income taxes decreased 1% and 20%, respectively, during fiscal year 2015. Volume grew primarily due to higher shipments in Latin America, Canada, Europe and Asia. Volume growth outpaced net sales growth primarily due to unfavorable foreign currency exchange rates, partially offset by the benefit of price increases and favorable product mix. The decrease in earnings from continuing operations before income taxes was primarily driven by unfavorable foreign currency exchange rates and inflation across multiple countries, primarily in Argentina (see “Argentina” below), which resulted in higher selling and administrative expenses, higher manufacturing and logistics costs and higher commodity costs. These decreases in earnings were partially offset by the benefit of price increases, favorable product mix and cost savings.

Argentina

The Company operates in Argentina through certain wholly owned subsidiaries (collectively, “Clorox Argentina”). Net sales from Clorox Argentina represented approximately 3% and 4% for the fiscal years ended June 30, 2016 and 2015, respectively, of the Company’s consolidated net sales for those periods. The operating environment in Argentina and the Latin America region continues to present business challenges, including significant devaluing currency and inflation.

Clorox Argentina manufactures products at three plants that it owns and operates across Argentina and markets those products to consumers throughout the country. Products are advertised nationally and sold to consumers through wholesalers and retail outlets located throughout Argentina. Sales are made primarily through the use of Clorox Argentina’s sales force. Small amounts of products produced in Argentina are exported each year, including sales to the Company’s subsidiaries located primarily in Latin America. Clorox Argentina obtains its raw materials almost entirely from local sources. The Company also conducts research and development activities at its owned facility in Buenos Aires, Argentina. Additionally, Clorox Argentina performs marketing, legal, and various other shared service activities to support the Company’s Latin American operations. Clorox Argentina in turn benefits from shared service activities performed within other geographic locations, such as information technology support and manufacturing technical assistance.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-9

For the fiscal year ended June 30, 2016 and 2015, the value of the Argentine peso (ARS) declined 39% and 10%, respectively. As of June 30, 2016, using the exchange rate of 15 ARS per U.S. dollar (USD), Clorox Argentina had total assets of $77, including cash and cash equivalents of $22, net receivables of $13, inventories of $19, net property, plant and equipment of $15 and intangible assets excluding goodwill of $3. Goodwill for Argentina is aggregated and assessed for impairment at the Latin America reporting unit level, which is part of the Company’s International reportable segment. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2016, the fair value of the Latin America reporting unit exceeded its carrying value by more than 20% and reflected unfavorable foreign currency exchange rates across several countries and the Company’s expectations of continued challenges from the Latin America region. Although Argentina is not currently designated as a highly inflationary economy for accounting purposes, further volatility and declines in the exchange rate are expected in the future, which would have an additional adverse impact on Clorox Argentina’s net sales, net earnings, and net monetary asset position.

The Company is closely monitoring developments in Argentina and is taking steps intended to mitigate the adverse conditions, but there can be no assurances that these actions will be able to mitigate these conditions.

Corporate

				% Change
	2016	2015	2014	2016 to 2015	2015 to 2014
Losses from continuing operations before income taxes	$(273)	$(235)	$(227)	16%	4%

Corporate includes certain non-allocated administrative costs, interest income, interest expense and other non-operating income and expenses. Corporate assets include cash and cash equivalents, property and equipment, other investments and deferred taxes.

Fiscal year 2016 versus fiscal year 2015: The increase in losses from continuing operations before income was primarily due to higher current year benefits and performance-based employee incentive costs including the prior year change in the Company’s long-term disability plan to bring it more in line with the marketplace, absence of the prior year’s gain on the sale of real estate assets by a low-income housing partnership and increased current year information technology spending to support the Company’s initiatives. This was partially offset by lower current year interest expense primarily due to a lower weighted-average interest rate on total debt.

Fiscal year 2015 versus fiscal year 2014: The increase in losses from continuing operations before income taxes was primarily due to higher performance-based incentive costs as a result of fiscal year financial performance exceeding financial targets, compared to the prior year which reflected lower performance-based incentive costs when the Company’s results fell below financial targets. This factor was partially offset by cost savings, a gain on the sale of real estate assets by a low-income housing partnership and benefits from a change in the Company’s long-term disability plan to bring it more in line with the marketplace.

FINANCIAL POSITION AND LIQUIDITY

Management’s discussion and analysis of the Company’s financial position and liquidity describes its consolidated operating, investing and financing activities from continuing operations, contractual obligations and off-balance sheet arrangements.

A-10       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

The following table summarizes cash activities from continuing operations for the years ended June 30:

	2016	2015	2014
Net cash provided by continuing operations	$768	$858	$786
Net cash used for investing activities	(430)	(106)	(137)
Net cash used for financing activities	(316)	(696)	(592)

The Company’s cash position includes amounts held by foreign subsidiaries and, as a result, the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs in excess of tax benefits. However, these cash balances held by foreign subsidiaries are generally available without legal restriction to fund local business operations.

In addition, a portion of the Company’s cash balance is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries’ books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in Other (income) expense, net. The Company’s cash holdings at June 30 were as follows:

	2016	2015	2014
U.S. dollar balances held by U.S. dollar functional currency subsidiaries and at parent	$249	$221	$180
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	133	142	132
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	19	19	12
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	—	—	5
Total	$401	$382	$329

The Company’s total cash balance was $401 as of June 30, 2016, as compared to $382 as of June 30, 2015. The increase of $19 was primarily attributable to $768 of net cash provided by continuing operations, largely offset by cash used in investing activities of $430, which included the $290 acquisition of Renew Life and $172 in capital expenditures, and cash used in financing activities of $316, which included cash dividends of $398 and share repurchases of $254, partially offset by proceeds from the issuance of common stock for employee stock plans of $210 and incremental borrowings of $126.

The Company’s total cash balance was $382 as of June 30, 2015, as compared to $329 as of June 30, 2014. The increase of $53 was primarily attributable to $858 of net cash provided by continuing operations, $495 of net proceeds from the December 2014 long-term debt issuance and $251 of proceeds from the issuance of common stock for employee stock plans. These increases were partially offset by $575 of repayments of long-term debt, $434 of share repurchases, $385 of dividend payments, $125 of capital expenditures and $48 of repayments of commercial paper borrowings.

Operating Activities

Net cash provided by continuing operations decreased to $768 in fiscal year 2016 from $858 in fiscal year 2015. The decrease reflected higher payments in the current year for both taxes and performance-based employee incentive compensation related to the Company’s strong 2015 fiscal year results. These factors were partially offset by higher earnings from continuing operations in fiscal year 2016 and $25 in prior year payments to settle interest-rate hedges related to the Company’s issuance of long-term debt.

Net cash provided by continuing operations increased to $858 in fiscal year 2015 from $786 in fiscal year 2014. The increase was primarily due to the company’s fiscal year performance, including solid net sales growth and margin expansion. Other contributing factors include lower performance-based incentive payments related to the company’s fiscal year 2014 performance and lower tax payments in the current period, as well as the initial funding of the company’s non-qualified deferred compensation plan in the year-ago period. These benefits were partially offset by $25 in payments to settle interest-rate hedges related to the company’s issuance of long-term debt in December 2014.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-11

Investing Activities

Capital expenditures were $172, $125 and $137, respectively, in fiscal years 2016, 2015 and 2014. Capital spending as a percentage of net sales was 3.0%, 2.2% and 2.5% for fiscal years 2016, 2015 and 2014, respectively. The increase in fiscal year 2016 was due to additional capital spending to drive cost savings and to support innovation and growth. The relatively flat fiscal year 2015 capital spending as a percentage of net sales was due to prudent management of capital spending against manufacturing, technology and facility projects which meet growth, efficiency, replacement or compliance requirements.

In April 2016, the Company sold its Los Angeles bleach manufacturing facility, resulting in $20 in cash proceeds from investing activities and a gain of $(11) recorded in Other (income) expense, net, on the consolidated statement of earnings for the year ended June 30, 2016. In September 2015, the Company sold its corporate jet to an unrelated party for cash proceeds of $11.

In April 2015, a low-income housing partnership, in which the Company was a limited partner, sold its real estate holdings. The real property sale resulted in $15 in cash proceeds from investing activities and a gain of $(14) recorded in Other (income) expense, net, on the consolidated statement of earnings for the year ended June 30, 2015.

Acquisition

On May 2, 2016, the Company acquired Renew Life, a leading brand in digestive health. The amount paid was $290 funded through commercial paper.

Free cash flow

	2016	2015	2014
Net cash provided by continuing operations	$768	$858	$786
Less: capital expenditures	(172)	(125)	(137)
Free cash flow	$596	$733	$649
Free cash flow as a percentage of net sales	10.3%	13.0%	11.8%

Financing Activities

Capital Resources and Liquidity

Net cash used for financing activities was $316 in fiscal year 2016, as compared to $696 in fiscal year 2015. Net cash used for financing activities was lower in fiscal year 2016, mainly driven by the increase in net borrowings to fund the Renew Life acquisition.

Net cash used for financing activities was $696 in fiscal year 2015, as compared to $592 in fiscal year 2014. Net cash used for financing activities was higher in fiscal year 2015 due to a net reduction in long-term debt and an increase in share repurchases and dividends paid. These factors were partially offset by an increase in proceeds from the issuance of common stock for employee stock plans.

Credit Arrangements

As of June 30, 2016, the Company had a $1,100 revolving credit agreement (the Credit Agreement), which expires in October 2019. There were no borrowings under the Credit Agreement as of June 30, 2016 or 2015, and the Company believes that borrowings under the Credit Agreement are and will continue to be available for general corporate purposes. The agreement includes certain restrictive covenants and limitations. The primary restrictive covenant is a maximum ratio of total debt to earnings before interest, taxes, depreciation and amortization and intangible asset impairment (Consolidated EBITDA) for the trailing four quarters (Consolidated Leverage ratio), as defined and described in the Credit Agreement, of 3.50.

A-12     THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

The following table sets forth the calculation of the Consolidated Leverage ratio as of June 30, using Consolidated EBITDA for the trailing four quarters, as contractually defined:

2016
Earnings from continuing operations	$648
Add back:
Interest expense	88
Income tax expense	335
Depreciation and amortization	165
Noncash intangible asset impairment charges	9
Deduct:
Interest income	5
Consolidated EBITDA	$1,240
Total debt	$2,320
Consolidated Leverage ratio	1.87

The Company was in compliance with all restrictive covenants and limitations in the credit agreement as of June 30, 2016, and anticipates being in compliance with all restrictive covenants for the foreseeable future. The Company continues to monitor the financial markets and assess its ability to fully draw on its revolving credit agreement, and currently expects that any drawing on the agreement will be fully funded.

Of the $28 of foreign and other credit lines as of June 30, 2016, $5 was outstanding and the remainder of $23 was available for borrowing. Of the $29 of foreign and other credit lines as of June 30, 2015, $4 was outstanding and the remainder of $25 was available for borrowing.

Short-term Borrowings

The Company’s notes and loans payable include U.S. commercial paper issued by the parent company and a short-term loan held by a non-U.S. subsidiary. These short-term borrowings have stated maturities less than one year and provide supplemental funding for supporting operations. The level of U.S. commercial paper borrowings generally fluctuate depending upon the amount and timing of operating cash flows and payments for items such as dividends, income taxes, share repurchases and pension contributions. The average balance of U.S. commercial paper borrowings outstanding was $371 and $104 for the fiscal year ended June 30, 2016 and 2015, respectively.

Long-term Borrowings

In November 2015, $300 of the Company’s senior notes with an annual fixed interest rate of 3.55% became due and were repaid using commercial paper borrowings and cash on hand.

In January 2015, $575 of the Company’s senior notes with an annual fixed interest rate of 5.00% became due and were repaid using the net proceeds from the December 2014 debt issuance and commercial paper borrowings.

In December 2014, under a shelf registration statement filed with the SEC that will expire in December 2017, the Company issued $500 of senior notes with an annual fixed interest rate of 3.50%. Interest on the notes is payable semi-annually in June and December and the notes have a maturity date of December 15, 2024. The notes carry an effective interest rate of 4.10%, which includes the impact from the settlement of interest rate forward contracts in December 2014 (see Notes to Consolidated Financial Statements). The notes rank equally with all of the Company’s existing senior indebtedness.

Based on the Company’s working capital requirements, anticipated ability to generate positive cash flows from operations in the future, investment-grade credit ratings, demonstrated access to long- and short-term credit markets and current borrowing availability under credit agreements, the Company believes it will have the funds necessary to meet its financing requirements and other fixed obligations as they become due. The Company may consider other transactions which may require the issuance of additional long- and/or short-term debt or other securities to finance acquisitions,

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THE CLOROX COMPANY - 2016 Proxy Statement	A-13

repurchase shares, refinance debt or fund other activities for general business purposes. Such transactions could require funds in excess of the Company’s current cash levels and available credit lines, and the Company’s access to or cost of such additional funds could be adversely affected by any decrease in credit ratings, which were the following as of June 30:

	2016		2015
	Short-term	Long-term	Short-term	Long-term
Standard and Poor’s	A-2	BBB+	A-2	BBB+
Moody’s	P-2	Baal	P-2	Baa1

Share Repurchases and Dividend Payments

The Company has two share repurchase programs: an open-market purchase program with an authorized aggregate purchase amount of up to $750, all of which was available for share repurchases as of both June 30, 2016 and 2015, and a program to offset the anticipated impact of share dilution related to share-based awards (the Evergreen Program), which has no authorization limit as to amount or timing of repurchases.

Share repurchases under authorized programs were as follows during the fiscal years ended June 30:

	2016		2015		2014
	Amount	Shares (000)	Amount	Shares (000)	Amount	Shares (000)
Open-market purchase programs	$—	—	$—	—	$—	—
Evergreen Program	254	2,151	434	4,016	260	3,046
Total	$254	2,151	$434	4,016	$260	3,046

Dividends per share and total dividends amount paid were as follows during the fiscal years ended June 30:

	2016	2015	2014
Dividends per share declared	$3.11	$2.99	$2.87
Total dividends paid	398	385	368

Contractual Obligations

The Company had contractual obligations as of June 30, 2016, payable or maturing in the following fiscal years:

	2017	2018	2019	2020	2021	Thereafter	Total
Long-term debt maturities including interest payments	$72	460	48	47	47	1,495	$2,169
Notes and loans payable	523	—	—	—	—	—	523
Purchase obligations(1)	150	54	37	12	2	1	256
Capital leases	3	2	1	—	—	—	6
Operating leases	49	45	38	32	29	135	328
Payments related to nonqualified postretirement plans(2)	17	18	16	16	15	70	152
Venture agreement terminal obligation(3)	—	—	—	—	—	448	448
Total	$814	$579	$140	$107	$93	$2,149	$3,882

(1)	Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that contain specified or determinable significant terms, including quantity, price and the approximate timing of the transaction. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, capital expenditure agreements, software acquisition and license commitments and service contracts. The raw material contracts included above are entered into during the regular course of business based on expectations of future purchases. Many of these raw material contracts are flexible to allow for changes in the Company’s business and related requirements. If such changes were to occur, the Company believes its exposure could differ from the amounts listed above. Any amounts reflected in the consolidated balance sheets as Accounts payable and accrued liabilities are excluded from the table above.
(2)	This amount represents expected payments through 2026. Based on the accounting rules for retirement and postretirement benefit plans, the liabilities reflected in the Company’s consolidated balance sheets differ from these expected future payments (see Notes to Consolidated Financial Statements).

A-14       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

(3)	The Company has a venture agreement with The Procter & Gamble Company (P&G) for the Company’s Glad® bags, wraps and containers business. As of June 30, 2016 and 2015, P&G had a 20% interest in the venture. The agreement with P&G will expire in January 2023, unless the parties decide on or prior to January 2018, to extend the term of the agreement for another 10 years. Upon termination of the agreement, the Company is required to purchase P&G’s interest for cash at fair value as established by predetermined valuation procedures. As of June 30, 2016, the estimated fair value of P&G’s interest was $448, of which $302 has been recognized and is reflected in Other liabilities in the Company’s June 30, 2016 Consolidated Balance Sheet. The difference between the estimated fair value and the amount recognized, and any future changes in the fair value of P&G’s interest, is charged to Cost of products sold on a straight-line basis over the remaining life of the agreement. The estimated fair value of P&G’s interest increased significantly in 2016 and may increase or decrease up until any such purchase by the Company of P&G’s interest. These changes will affect the amount of future charges to Cost of products sold. Refer to Notes to Consolidated Financial Statements for further details.

Off-Balance Sheet Arrangements

In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) that have terms that vary in duration and in the potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it believe that it is probable that it will make, any payments relating to its indemnifications, and believes that any reasonably possible payments would not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

The Company had not recorded any liabilities on the aforementioned indemnifications as of June 30, 2016 and 2015.

As of June 30, 2016 and 2015, the Company was a party to letters of credit of $10 and $11, respectively, both primarily related to one of its insurance carriers, of which $0 had been drawn upon.

CONTINGENCIES

A summary of contingencies is contained in Note 12 of Notes to Consolidated Financial Statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, changes in commodity prices, interest-rate risk and other types of market risk.

In the normal course of business, where available at a reasonable cost, the Company manages its exposure to market risk using contractual agreements and a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps, forward purchases and futures contracts. Derivative contracts are entered into for non-trading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

Sensitivity Analysis for Derivative Contracts

For fiscal years 2016 and 2015, the Company’s exposure to market risk was estimated using sensitivity analyses, which illustrate the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, commodity prices or interest rates. The results of the sensitivity analyses for foreign currency derivative contracts, commodity derivative contracts and interest rate contracts are summarized below. Actual changes in foreign exchange rates, commodity prices or interest rates may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly to fully offset by an inverse change in the value of the underlying hedged items.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-15

The changes in the fair value of derivatives are recorded as either assets or liabilities in the consolidated balance sheets with an offset to net earnings or Other comprehensive income (loss), depending on whether or not, for accounting purposes, the derivative is designated and qualified as a cash flow hedge. During the fiscal years ended June 30, 2016, 2015 and 2014, the Company had no hedging instruments designated as fair value hedges. In the event the Company has contracts not designated as hedges for accounting purposes, the Company recognizes the changes in the fair value of these contracts in the consolidated statement of earnings.

Foreign Currency Risk

The Company seeks to minimize the impact of certain foreign currency fluctuations by hedging transactional exposures with foreign currency forward contracts. Based on a hypothetical decrease of 10% in the value of the U.S. dollar as of June 30, 2016 and June 30, 2015, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would decrease by $9 and $12, respectively, with the corresponding impact included in Accumulated other comprehensive income (loss). Based on a hypothetical increase of 10% in the value of the U.S. dollar as of June 30, 2016 and June 30, 2015, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would increase by $7 and $10, respectively, with the corresponding impact included in Accumulated other comprehensive income (loss).

Commodity Price Risk

The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term commodity purchase contracts and commodity derivative contracts, where available at a reasonable cost. During fiscal years 2016 and 2015, the Company’s raw materials exposures pertaining to derivative contracts existed with jet fuel and soybean oil. Based on a hypothetical decrease or increase of 10% in these commodity prices as of June 30, 2016, and June 30, 2015, the estimated fair value of the Company’s then-existing commodity derivative contracts would decrease or increase by $3 and $4, respectively, with the corresponding impact included in Accumulated other comprehensive income (loss).

Interest Rate Risk

The Company is exposed to interest rate volatility with regard to existing short-term borrowings, primarily commercial paper, and anticipated future issuances of long-term debt. Weighted average interest rates for commercial paper borrowings have been less than 1% during fiscal years 2016 and 2015. Assuming average variable rate debt levels during fiscal years 2016 and 2015, a 100 basis point increase in interest rates would increase interest expense from commercial paper by approximately $4 and $1, respectively. Assuming average variable rate debt levels in fiscal years 2016 and 2015, a decrease in interest rates to zero percent would decrease interest expense from commercial paper by $3 and $1, respectively.

The Company is also exposed to interest rate volatility with regard to anticipated future issuances of debt. Primary exposures include movements in U.S. Treasury rates. The Company used interest rate forward contracts to reduce interest rate volatility on fixed rate long-term debt during fiscal year 2015, but had no interest rate forward contract positions during fiscal year 2016, and no outstanding contracts as of June 30, 2016.

RECENTLY ISSUED ACCOUNTING STANDARDS

The Company plans to adopt Accounting Standards Update (ASU) No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” in the first quarter of fiscal year 2017. While the actual benefit realized may vary significantly given the inherent uncertainty in predicting future share-based transactions, the Company currently estimates that the adoption will result in approximately a 4 percentage point benefit to the Company’s historical effective tax rate of 34% to 35% for fiscal year 2017. A summary of all recently issued accounting standards, including ASU 2016-09, is contained in Note 1 of Notes to Consolidated Financial Statements.

A-16       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas requiring the application of management’s estimates and judgment include, among others, assumptions pertaining to accruals for consumer and trade-promotion programs, stock-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Accordingly, a different financial presentation could result depending on the judgments, estimates or assumptions that are used. The most critical accounting policies and estimates are those that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make the most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies and estimates are related to: revenue recognition; valuation of goodwill and intangible assets; employee benefits, including estimates related to stock-based compensation and retirement income plans; and income taxes. The Company’s critical accounting policies and estimates have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies and estimates is contained in Note 1 of Notes to Consolidated Financial Statements.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable and collection is reasonably assured. Sales are recorded net of allowances for trade promotions, coupons, returns and other discounts. The Company routinely commits to one-time or ongoing trade-promotion programs with customers. Programs include shelf-price reductions, end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Costs related to these programs are recorded as a reduction of sales. The Company’s trade promotion accruals are primarily based on estimated volume and incorporate historical sales and spending trends by customer and category. The determination of these estimated accruals requires judgment and may change in the future as a result of changes in customer promotion participation, particularly for new programs and for programs related to the introduction of new products. Final determination of the total cost of a promotion is dependent upon customers providing information about proof of performance and other information related to the promotional event. This process of analyzing and settling trade-promotion programs with customers could impact the Company’s results of operations and trade promotion accruals depending on how actual results of the programs compare to original estimates. If the Company’s trade promotion accrual estimates as of June 30, 2016 were to differ by 10%, the impact on net sales would be approximately $11.

Goodwill and Other Intangible Assets

The Company tests its goodwill and other indefinite-lived intangible assets for impairment annually in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired.

Goodwill

Consistent with fiscal year 2015, the Company’s reporting units for goodwill impairment testing purposes are its domestic Strategic Business Units (SBUs), Canada, Latin America and AMEA (Asia, Middle East, Europe and Australia, New Zealand, and South Africa). These reporting units are components of the Company’s business that are either operating segments or one level below an operating segment and for which discrete financial information is available that is reviewed by the managers of the respective operating segments. No instances of impairment were identified during the fiscal year 2016 annual impairment review. All of the Company’s reporting units had fair values that exceeded recorded values. However, future changes in the judgments, assumptions and estimates that are used in the impairment testing for goodwill and indefinite-lived intangible assets as described below could result in significantly different estimates of the fair values.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-17

In its evaluation of goodwill impairment, the Company has the option to first assess qualitative factors such as maturity and stability of the reporting unit, magnitude of excess fair value over carrying value from the prior year’s impairment testing, other reporting unit operating results as well as new events and circumstances impacting the operations at the reporting unit level. If the result of a qualitative test indicates a potential for impairment, a quantitative test is performed. The quantitative test is a two-step process. In the first step, the Company compares the estimated fair value of each reporting unit to its carrying value. In all instances, the estimated fair value exceeded the carrying value of the reporting unit. Had the estimated fair value of any reporting unit been less than its carrying value, the Company would have performed a second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill had exceeded its implied fair value, an impairment charge would have been recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill.

To determine the fair value of a reporting unit as part of its quantitative test, the Company uses a discounted cash flow (DCF) approach, as it believes that this approach is the most reliable indicator of the fair value of its businesses and the fair value of their future earnings and cash flows. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with those the Company uses in its internal planning, which gives consideration to actual business trends experienced, and the broader business strategy for the long term. The other key estimates and factors used in the DCF include, but are not limited to, future sales volumes, revenue and expense growth rates, changes in working capital, foreign exchange rates, currency devaluation, inflation and a perpetuity growth rate. Changes in such estimates or the application of alternative assumptions could produce different results.

Trademarks and Other Indefinite-Lived Intangible Assets

For trademarks and other intangible assets with indefinite lives, the Company performs a quantitative analysis to test for impairment. When a quantitative test is performed, the estimated fair value of an asset is compared to its carrying amount. If the carrying amount of such asset exceeds its estimated fair value, an impairment charge is recorded for the difference between the carrying amount and the estimated fair value. The Company uses the income approach to estimate the fair value of its trademarks and other intangible assets with indefinite lives. This approach requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and foreign exchange rates applied to those cash flows to determine fair value. Changes in such estimates or the use of alternative assumptions could produce different results.

During fiscal year 2016, the Company recognized $9 of intangible asset impairment charges, of which $6 related to the Aplicare® trademark within the Cleaning segment. The Aplicare® trademark impairment was recognized based on the anticipated impact on future results from a competitive market entrant. No instances of impairment were identified as a result of the Company’s fourth quarter annual impairment review.

Finite-Lived Intangible Assets

Finite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review requires significant management judgment, including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset (or asset group) exceeds its estimated future undiscounted cash flows and the impairment is viewed as other than temporary. When impairment is indicated, an impairment charge is recorded for the difference between the asset’s carrying value and its estimated fair value. Depending on the asset, estimated fair value may be determined either by use of a DCF model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement.

Employee Benefits

The Company’s critical accounting policies and estimates in this area relate to its stock-based compensation and retirement income programs.

A-18       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

Stock-based Compensation

The Company grants various nonqualified stock-based compensation awards to eligible employees, including stock options, performance units and restricted stock. The stock-based compensation expense and related income tax benefit recognized in the consolidated statement of earnings in fiscal year 2016 were $45 and $17, respectively. As of June 30, 2016, there was $53 of unrecognized compensation costs related to non-vested stock options, restricted stock and performance unit awards, which are expected to be recognized over a weighted average remaining vesting period of one year. The Company estimates the fair value of each stock option award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The total number of stock options expected to vest is adjusted by actual and estimated forfeitures. Changes to the actual and estimated forfeitures will result in a cumulative catch-up adjustment in the period of change.

The use of different assumptions in the Black-Scholes valuation model could lead to a different estimate of the fair value of each stock option. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. If the Company’s assumption for the volatility rate is increased by one percentage point, the fair value of options granted in fiscal year 2016 would have increased by $1. The expected life of the stock options is based on observed historical exercise patterns. If the Company’s assumption for the expected life is increased by one year, the fair value of options granted in fiscal year 2016 would have increased by less than $1.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance period is three years and the payout determination is made at the end of the three-year performance period. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates and the initial assumption that performance goals will be achieved. Compensation expense is adjusted based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, previously recognized compensation expense is trued up in the current period to reflect the expected payout level. Actual results could materially differ from previous estimates. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of target.

Retirement Income Plans

The determination of net periodic pension cost is based on actuarial assumptions including a discount rate to reflect the time value of money, the long-term rate of return on plan assets, employee compensation rates and demographic assumptions to determine the probability and timing of benefit payments. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation. The actual net periodic pension cost could differ from the expected results because actuarial assumptions and estimates are used. In the calculation of pension expense related to domestic plans for 2016, the Company used a beginning-of-year discount rate assumption of 4.2% and a long-term rate of return on plan assets assumption of 4.3%. The use of a different discount rate or long-term rate of return on domestic plan assets can significantly impact pension expense. For example, as of June 30, 2016, a decrease of 100 basis points in the discount rate would increase the domestic retirement income plans’ pension liability by approximately $63, and decrease fiscal year 2016 domestic retirement income plans’ pension expense by $2. A 100 basis point decrease in the long-term rate of return on plan assets would increase fiscal year 2016 domestic retirement income plans’ pension expense by $4. At the end of fiscal year 2016, the long-term rate of return is assumed to be 4.7% for the domestic plan assets. This change is a result of the change in the plan’s target investment allocation. The Company also has defined benefit pension plans for eligible international employees, including Canadian employees, and different assumptions are used in the determination of pension expense for those plans, as appropriate. See Notes to Consolidated Financial Statements for further discussion of pension and other retirement plan obligations.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-19

Income Taxes

The Company’s effective tax rate is based on income by tax jurisdiction, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The Company maintains valuation allowances when it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect the utilization of a deferred tax asset, statutory carry-back and carry-forward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from the Company’s currently anticipated inability to use net operating losses in certain foreign countries.

In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

As of June 30, 2016, the liability recorded for uncertain tax positions, excluding associated interest and penalties, was approximately $37. Since audit outcomes and the timing of audit settlements are subject to significant uncertainty, liabilities for uncertain tax positions are excluded from the contractual obligations table (see Notes to Consolidated Financial Statements).

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested. The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. A change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. Changes in the Company’s determination would likely require an adjustment to the income tax provision in the quarter in which the determination is made.

SUMMARY OF NON-GAAP FINANCIAL MEASURES

The non-GAAP financial measures included in this MD&A and Exhibit 99.3 and the reasons management believes they are useful to investors are described below. These measures should be considered supplemental in nature and are not intended to be a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these measures may not be the same as similarly named measures presented by other companies.

Free cash flow is calculated as net cash provided by continuing operations less capital expenditures related to continuing operations. The Company’s management uses this measure and free cash flow as a percentage of net sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. Refer to “Free cash flow” and “Free cash flow as a percentage of net sales” above for a reconciliation of these non-GAAP measures.

EBIT represents earnings from continuing operations before income taxes, interest income and interest expense. EBIT margin is the ratio of EBIT to net sales. The company’s management believes these measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons.

A-20       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

Currency-neutral net sales growth represents U.S. GAAP net sales growth excluding the impact of the change in foreign currency exchange rates. The Company’s management believes these measures provide useful additional information to investors about changes in the Company’s core business operations without the unpredictability and volatility of currency fluctuations. The following table presents the currency-neutral net sales growth reconciliation for fiscal year 2016:

2016
Net sales growth – GAAP	2%
Less: foreign exchange impact	(3)
Currency-neutral net sales growth – non-GAAP	5%

Economic profit (EP) is defined by the Company as earnings from continuing operations before income taxes, excluding noncash U.S. GAAP restructuring and intangible asset impairment costs, and interest expense; less an amount of tax based on the effective tax rate and less a charge equal to average capital employed multiplied by a cost of capital rate. EP is a key financial metric the Company’s management uses to evaluate business performance and allocate resources, and is a component in determining employee incentive compensation. The Company’s management believes EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit. Refer to Exhibit 99.3 for a reconciliation of EP to earnings from continuing operations before income taxes.

CAUTIONARY STATEMENT

This Annual Report on Form 10-K (this Report), including the exhibits hereto and the information incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, statements about future volume, sales, foreign currencies, costs, cost savings, margin, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, cash flows, plans, objectives, expectations, growth or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Report, as updated from time to time in the Company’s Securities and Exchange Commission filings. These factors include, but are not limited to:

●	intense competition in the Company’s markets;
●	worldwide, regional and local economic conditions and financial market volatility;
●	the ability of the Company to drive sales growth, increase price and market share, grow its product categories and achieve favorable product and geographic mix;
●	volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs;
●	dependence on key customers and risks related to customer consolidation and ordering patterns;
●

risks related to reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions;

●	costs resulting from government regulations;
●	the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity;
●

risks related to international operations, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; labor claims, labor unrest and inflationary pressures, particularly in Argentina; and potential harm and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; and the possibility of nationalization, expropriation of assets or other government action;

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●	risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges related to, among others, intangible assets and goodwill;
●	the ability of the Company to develop and introduce commercially successful products;
●	supply disruptions and other risks inherent in reliance on a limited base of suppliers;
●	the impact of product liability claims, labor claims and other legal proceedings, including in foreign jurisdictions
●	the success of the Company’s business strategies;
●	the ability of the Company to implement and generate anticipated cost savings and efficiencies;
●	the Company’s ability to attract and retain key personnel;
●	the Company’s ability to maintain its business reputation and the reputation of its brands;
●	environmental matters, including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances;
●	the impact of natural disasters, terrorism and other events beyond the Company’s control;
●	the Company’s ability to maximize, assert and defend its intellectual property rights;
●	any infringement or claimed infringement by the Company of third-party intellectual property rights;
●

risks related to the potential increase in the Company’s purchase price for P&G’s interest in the Glad® business and the impact from the decision on whether or not to extend the term of the related agreement with P&G;

●	the effect of the Company’s indebtedness and credit rating on its business operations and financial results;
●	risks related to the Company’s discontinuation of operations in Venezuela;
●	the Company’s ability to pay and declare dividends or repurchase its stock in the future;
●	the Company’s ability to maintain an effective system of internal controls, including after completing acquisitions;
●	uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate;
●	the accuracy of the Company’s estimates and assumptions on which its earnings guidance is based; and
●	the impacts of potential stockholder activism.

The Company’s forward-looking statements in this Report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework published in 2013. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting at June 30, 2015, and concluded that it is effective.

Management has excluded Renew Life from its assessment of internal control over financial reporting as of June 30, 2016 because Renew Life was acquired by the Company on May 2, 2016. The acquired business’ internal control over financial reporting and related processes have not been integrated into the Company’s existing systems and internal control over financial reporting, and have been excluded from management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2016. Renew Life, which is included in the June 30, 2016 consolidated financial statements, constitutes $344 and $284 of total and net assets, respectively, as of June 30, 2016 and $21 and $(6) of net sales and net earnings, respectively, for the year then ended.

The Company’s independent registered public accounting firm, Ernst & Young LLP, has audited the effectiveness of the Company’s internal control over financial reporting as of June 30, 2016.

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Appendix A

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited the accompanying consolidated balance sheets of The Clorox Company as of June 30, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2016. Our audits also included the financial statement schedule in Exhibit 99.2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company at June 30, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Clorox Company’s internal control over financial reporting as of June 30, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated August 16, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, CA
August 16, 2016

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THE CLOROX COMPANY - 2016 Proxy Statement	A-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited The Clorox Company’s internal control over financial reporting as of June 30, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). The Clorox Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management’s Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of Renew Life, which is included in the June 30, 2016 consolidated financial statements of The Clorox Company and constituted $344 and $284 of total and net assets, respectively, as of June 30, 2016 and $21 and $(6) of net sales and net earnings, respectively, for the year then ended. Our audit of internal control over financial reporting of The Clorox Company also did not include an evaluation of the internal control over financial reporting of Renew Life.

In our opinion, The Clorox Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of June 30, 2016 and 2015, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2016 of The Clorox Company and our report dated August 16, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, CA
August 16, 2016

A-24       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company

Years ended June 30
Dollars in millions, except share and per share data	2016	2015	2014
Net sales	$5,761	$5,655	$5,514
Cost of products sold	3,163	3,190	3,158
Gross profit	2,598	2,465	2,356

Selling and administrative expenses	806	798	751
Advertising costs	587	523	503
Research and development costs	141	136	125
Interest expense	88	100	103
Other (income) expense, net	(7)	(13)	(10)
Earnings from continuing operations before income taxes	983	921	884
Income taxes on continuing operations	335	315	305
Earnings from continuing operations	648	606	579
Losses from discontinued operations, net of tax	—	(26)	(21)
Net earnings	$648	$580	$558

Net earnings (losses) per share
Basic
Continuing operations	$5.01	$4.65	$4.47
Discontinued operations	—	(0.20)	(0.16)
Basic net earnings per share	$5.01	$4.45	$4.31

Diluted
Continuing operations	$4.92	$4.57	$4.39
Discontinued operations	—	(0.20)	(0.16)
Diluted net earnings per share	$4.92	$4.37	$4.23

Weighted average shares outstanding (in thousands)
Basic	129,472	130,310	129,558
Diluted	131,717	132,776	131,742

See Notes to Consolidated Financial Statements

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THE CLOROX COMPANY - 2016 Proxy Statement	A-25

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
The Clorox Company

Years ended June 30
Dollars in millions	2016	2015	2014
Earnings from continuing operations	$648	$606	$579
Losses from discontinued operations, net of tax	—	(26)	(21)
Net earnings	648	580	558
Other comprehensive (losses) income:
Foreign currency adjustments, net of tax	(53)	(54)	(37)
Net unrealized gains (losses) on derivatives, net of tax	9	(14)	(9)
Pension and postretirement benefit adjustments, net of tax	(24)	(17)	(4)
Total other comprehensive (losses) income, net of tax	(68)	(85)	(50)
Comprehensive income	$580	$495	$508

See Notes to Consolidated Financial Statements

A-26       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

CONSOLIDATED BALANCE SHEETS
The Clorox Company

As of June 30
Dollars in millions, except share and per share data	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$401	$382
Receivables, net	569	519
Inventories, net	443	385
Other current assets	72	143
Total current assets	1,485	1,429
Property, plant and equipment, net	906	918
Goodwill	1,197	1,067
Trademarks, net	657	535
Other intangible assets, net	78	50
Other assets	195	165
Total assets	$4,518	$4,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$523	$95
Current maturities of long-term debt	—	300
Accounts payable and accrued liabilities	1,035	979
Income taxes payable	—	31
Total current liabilities	1,558	1,405
Long-term debt	1,797	1,796
Other liabilities	784	750
Deferred income taxes	82	95
Total liabilities	4,221	4,046

Commitments and contingencies

Stockholders’ equity
Preferred stock: $1.00 par value; 5,000,000 shares authorized; none
issued or outstanding	—	—
Common stock: $1.00 par value; 750,000,000 shares authorized; 158,741,461 shares issued as of June 30, 2016 and 2015; and 129,355,263 and 128,614,310
shares outstanding as of June 30, 2016 and 2015, respectively	159	159
Additional paid-in capital	868	775
Retained earnings	2,163	1,923
Treasury shares, at cost: 29,386,198 and 30,127,151 shares
as of June 30, 2016 and 2015, respectively	(2,323)	(2,237)
Accumulated other comprehensive net (losses) income	(570)	(502)
Stockholders’ equity	297	118
Total liabilities and stockholders’ equity	$4,518	$4,164

See Notes to Consolidated Financial Statements

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THE CLOROX COMPANY - 2016 Proxy Statement	A-27

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
The Clorox Company

Dollars in millions	Common Stock		Additional Paid-in Capital	Retained Earnings	Treasury Shares		Accumulated Other Comprehensive Net (Losses) Income	Total
	Shares (000)	Amount			Shares (000)	Amount
Balance as of June 30, 2013	158,741	$159	$661	$1,561	(28,375)	$(1,868)	$(367)	$146
Net earnings				558				558
Other comprehensive loss							(50)	(50)
Accrued dividends				(374)				(374)
Stock-based compensation			36					36
Other employee stock plan activities			12	(6)	1,476	92		98
Treasury stock purchased					(3,046)	(260)		(260)
Balance as of June 30, 2014	158,741	159	709	1,739	(29,945)	(2,036)	(417)	154
Net earnings				580				580
Other comprehensive loss							(85)	(85)
Accrued dividends				(391)				(391)
Stock-based compensation			32					32
Other employee stock plan activities			34	(5)	(4,198)	233		262
Treasury stock purchased					4,016	(434)		(434)
Balance as of June 30, 2015	158,741	159	775	1,923	(30,127)	(2,237)	(502)	118
Net earnings				648				648
Other comprehensive loss							(68)	(68)
Accrued dividends				(406)				(406)
Stock-based compensation			45					45
Other employee stock plan activities			48	(2)	2,892	168		214
Treasury stock purchased					(2,151)	(254)		(254)
Balance as of June 30, 2016	158,741	$159	$868	$2,163	(29,386)	$(2,323)	$(570)	$297

See Notes to Consolidated Financial Statements

A-28       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30
Dollars in millions	2016	2015	2014
Operating activities:
Net earnings	$648	$580	$558
Deduct: Losses from discontinued operations, net of tax	—	(26)	(21)
Earnings from continuing operations	648	606	579
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	165	169	177
Stock-based compensation	45	32	36
Deferred income taxes	5	(16)	(21)
Settlement of interest rate forward contracts	—	(25)	—
Other	1	(17)	6
Changes in:
Receivables, net	(52)	6	20
Inventories, net	(45)	(25)	1
Other current assets	6	6	5
Accounts payable and accrued liabilities	57	93	(12)
Income taxes payable	(62)	29	(5)
Net cash provided by continuing operations	768	858	786
Net cash provided by (used for) discontinued operations	10	16	(19)
Net cash provided by operations	778	874	767

Investing activities:
Capital expenditures	(172)	(125)	(137)
Business acquired, net of cash acquired	(290)	—	—
Other	32	19	—
Net cash used for investing activities from continuing operations	(430)	(106)	(137)
Net cash used for investing activities by discontinued operations	—	—	(1)
Net cash used for investing activities	(430)	(106)	(138)

Financing activities:
Notes and loans payable, net	426	(48)	(60)
Long-term debt borrowings, net of issuance costs	—	495	—
Long-term debt repayments	(300)	(575)	—
Treasury stock purchased	(254)	(434)	(260)
Cash dividends paid	(398)	(385)	(368)
Issuance of common stock for employee stock plans and other	210	251	96
Net cash used for financing activities	(316)	(696)	(592)
Effect of exchange rate changes on cash and cash equivalents	(13)	(19)	(7)
Net increase in cash and cash equivalents	19	53	30
Cash and cash equivalents:
Beginning of year	382	329	299
End of year	$401	$382	$329

Supplemental cash flow information:
Interest paid	$79	$104	$76
Income taxes paid, net of refunds	323	236	312
Noncash financing activities:
Cash dividends declared and accrued, but not paid	104	99	95

See Notes to Consolidated Financial Statements

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THE CLOROX COMPANY - 2016 Proxy Statement	A-29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Clorox Company
(Dollars in millions, except share and per share data)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

The Company is principally engaged in the production, marketing and sales of consumer products through mass retail outlets and grocery, e-commerce channels, wholesale distributors and medical supply distributors. The consolidated financial statements include the statements of the Company and its wholly owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain prior year reclassifications were made in the consolidated financial statements and related notes to the consolidated financial statements to conform to the current year presentation.

Effective September 22, 2014, the Company’s Venezuela affiliate, Corporación Clorox de Venezuela S.A. (Clorox Venezuela), discontinued its operations. Consequently, the Company presents the financial results of Clorox Venezuela as a discontinued operation in the consolidated financial statements for all periods presented herein.

Use of Estimates

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP) requires management to reach opinions as to estimates and assumptions that affect reported amounts and related disclosures. Specific areas requiring management’s opinion on estimates and judgments include assumptions pertaining to accruals for consumer and trade-promotion programs, stock-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, the credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Actual results could materially differ from estimates and assumptions made.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid instruments, time deposits and money market funds with an initial maturity at purchase of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.

The Company’s cash position includes amounts held by foreign subsidiaries and, as a result, the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs in the United States and in certain foreign jurisdictions. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balance is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries’ books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in Other (income) expense, net. The Company’s cash holdings were as follows as of June 30:

	2016	2015
U.S. dollar balances held by U.S. dollar functional currency subsidiaries and at parent	$249	$221
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	133	142
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	19	19
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	—	—
Total	$401	$382

As of June 30, 2016 and 2015, the Company had $4 and $3 of restricted cash, respectively, which is primarily related to fiscal year 2012 acquisitions. Restricted cash was included in Other assets as of June 30, 2016 and in Other current assets as of June 30, 2015.

A-30       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories are stated at the lower of cost or market. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives or lives determined by lease contracts for the related assets. The table below provides estimated useful lives of property, plant and equipment by asset classification.

Estimated Useful Lives
Buildings and leasehold improvements	10 - 40 years
Land improvements	10 - 30 years
Machinery and equipment	3 - 15 years
Computer equipment	3 - 5 years
Capitalized software costs	3 - 7 years

Property, plant and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be fully recoverable. The risk of impairment is initially assessed based on an estimate of the undiscounted cash flows at the lowest level for which identifiable cash flows exist. Impairment occurs when the carrying value of the asset exceeds the estimated future undiscounted cash flows generated by the asset. When impairment is indicated, an impairment charge is recorded for the difference between the carrying value of the asset and its estimated fair market value. Depending on the asset, estimated fair market value may be determined either by use of a discounted cash flow model or by reference to estimated selling values of assets in similar condition.

Capitalization of Software Costs

The Company capitalizes certain qualifying costs incurred in the acquisition and development of software for internal use, including the costs of the software, materials, consultants, interest and payroll and payroll-related costs for employees during the application development stage. Internal and external costs incurred during the preliminary project stage and post implementation-operation stage, mainly training and maintenance costs, are expensed as incurred. Once the application is substantially complete and ready for its intended use, qualifying costs are amortized on a straight-line basis over the software’s estimated useful life.

Impairment Review of Goodwill and Indefinite-Lived Intangible Assets

The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually for impairment in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired.

With respect to goodwill, the Company has the option to first assess qualitative factors such as maturity and stability of the reporting unit, magnitude of excess fair value over carrying value from the prior year’s impairment testing, other reporting unit specific operating results as well as new events and circumstances impacting the operations at the reporting unit level. If the result of a qualitative test indicates a potential for impairment of a reporting unit, a quantitative test is performed. The quantitative test is a two-step process. In the first step, the Company compares the estimated fair value of the reporting unit to its carrying value. In all instances, the estimated fair value exceeded the carrying value

Continues on next page ►

THE CLOROX COMPANY - 2016 Proxy Statement	A-31

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the reporting unit. Had the estimated fair value of any reporting unit been less than its carrying value, the Company would have performed a second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill had exceeded its implied fair value, an impairment charge would have been recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill.

To determine the fair value of a reporting unit as part of its quantitative test, the Company uses a discounted cash flow (DCF) approach, as it believes that this approach is the most reliable indicator of the fair value of its businesses and the fair value of their future earnings and cash flows. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with those the Company uses in its internal planning, which gives consideration to actual business trends experienced, and the broader business strategy for the long term. The other key estimates and factors used in the DCF include, but are not limited to, future sales volumes, revenue and expense growth rates, changes in working capital, foreign exchange rates, currency devaluation, inflation and a perpetuity growth rate. Changes in such estimates or the application of alternative assumptions could produce different results.

For trademarks and other intangible assets with indefinite lives, the Company performs a quantitative analysis to test for impairment. When a quantitative test is performed, the estimated fair value of an asset is compared to its carrying amount. If the carrying amount of such asset exceeds its estimated fair value, an impairment charge is recorded for the difference between the carrying amount and the estimated fair value. The Company uses the income approach to estimate the fair value of its trademarks and other intangible assets with indefinite lives. This approach requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and foreign exchange rates applied to those cash flows to determine fair value. Changes in such estimates or the use of alternative assumptions could produce different results.

Stock-based Compensation

The Company grants various nonqualified stock-based compensation awards to eligible employees, including stock options and performance units.

For stock options, the Company estimates the fair value of each award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each employee grouping. The total number of stock options expected to vest is adjusted by actual and estimated forfeitures. Changes to the actual and estimated forfeitures will result in a cumulative catch-up adjustment in the period of change. Compensation expense is recorded by amortizing the grant date fair values on a straight-line basis over the vesting period, adjusted for estimated forfeitures.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The number of shares issued are dependent upon vesting and the achievement of specified performance targets. The performance period is three years and the payout determination is made at the end of the three-year performance period. Performance unit grants receive dividends earned during the vesting period upon vesting. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates and the initial assumption that performance goals will be achieved. Compensation expense is adjusted based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, previously recognized compensation expense is trued up in the current period to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150%.

Cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for stock-based payment arrangements (excess tax benefits) are primarily classified as financing cash inflows.

A-32       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Benefits

The Company accounts for its defined benefit retirement income and retirement health care plans using actuarial methods. These methods use an attribution approach that generally spreads “plan events” over the service lives or expected lifetime (for frozen plans) of plan participants. Examples of plan events are plan amendments and changes in actuarial assumptions such as the expected return on plan assets, discount rate, rate of compensation increase and certain employee-related factors, such as retirement age and mortality. The principle underlying the attribution approach is that employees render service over their employment period on a relatively “smooth” basis and, therefore, the statement of earnings effects of retirement income and retirement health care plans are recognized in the same pattern. One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns and, therefore, the expectation is that the pattern of income and expense recognition should closely match the pattern of the services provided by the participants. The Company uses a market-related value method for calculating plan assets for purposes of determining the amortization of actuarial gains and losses. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period or expected lifetime (for frozen plans) of the plan participants using the corridor approach. Under this approach, only actuarial gains (losses) that exceed 5% of the greater of the projected benefit obligation or the market-related value of assets are amortized to pension expense by the Company. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

The Company recognizes an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment, but before retirement, that include medical, dental, vision, life and other benefits.

Environmental Costs

The Company is involved in certain environmental remediation and ongoing compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and based upon a reasonable estimate of the liability. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information become available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The accrual for environmental matters is included in Accounts payable and accrued liabilities and Other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to uncertainty regarding the timing of future payments.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable and collection is reasonably assured. Sales are recorded net of allowances for trade promotions, coupons, returns and other discounts. The Company routinely commits to one-time or ongoing trade-promotion programs with customers and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include shelf price reductions, end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities related to these programs for the estimated expenses incurred, but not paid, at the end of each period. Trade-promotion and coupon redemption costs are recorded as a reduction of sales.

The Company provides an allowance for doubtful accounts based on its historical experience and ongoing assessment of its customers’ credit risk. Receivables were presented net of an allowance for doubtful accounts of $5 and $4 as of June 30, 2016 and 2015, respectively. Receivables, net, included non-customer receivables of $9 and $12 as of June 30, 2016 and 2015, respectively.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-33

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cost of Products Sold

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract manufacturing fees, shipping and handling, warehousing, package design, depreciation, amortization, direct and indirect labor and operating costs for the Company’s manufacturing and distribution facilities including salary, benefit costs and incentive compensation, and royalties and other charges related to the Company’s Glad® Venture Agreement (see Note 10).

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films and labeling. Expenses for fiscal years ended June 30, 2016, 2015 and 2014 were $11, $11 and $12, respectively, all of which were reflected in Cost of products sold or discontinued operations, as appropriate, in the consolidated statements of earnings.

Selling and Administrative Expenses

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services, software and licensing fees and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

Advertising and Research and Development Costs

The Company expenses advertising and research and development costs in the period incurred.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax basis. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

U.S. income tax expense and foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. Where foreign earnings are indefinitely reinvested, no provision for U.S. income or foreign withholding taxes is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, the Company accrues an expense in the current period for U.S. income taxes and foreign withholding taxes attributable to the anticipated remittance.

Foreign Currency Transactions and Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of Other (income) expense, net. In addition, certain assets and liabilities denominated in currencies different than a foreign subsidiary’s functional currency are reported on the subsidiary’s books in its functional currency, with the impact from exchange rate differences recorded in Other (income) expense, net. Assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the balance sheet date, while income and expenses are translated at the average monthly exchange rates during the year.

A-34       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Gains and losses on foreign currency translations are reported as a component of Other comprehensive income (loss). Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign subsidiaries and joint ventures for which earnings are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to Other comprehensive income (loss).

Derivative Instruments

The Company’s use of derivative instruments, principally swaps, futures and forward contracts, is limited to non-trading purposes and is designed to partially manage exposure to changes in commodity prices, interest rates and foreign currencies. The Company’s contracts are hedges for transactions with notional amounts and periods consistent with the related exposures and do not constitute investments independent of these exposures.

The changes in the fair value (i.e., gains or losses) of a derivative instrument are recorded as either assets or liabilities in the consolidated balance sheets with an offset to net earnings or Other comprehensive income (loss) depending on whether, for accounting purposes, it has been designated and qualifies as an accounting hedge and, if so, on the type of hedging relationship. The criteria used to determine if hedge accounting treatment is appropriate are: (a) formal designation and documentation of the hedging relationship, the risk management objective and hedging strategy at hedge inception; (b) eligibility of hedged items, transactions and corresponding hedging instrument; and (c) effectiveness of the hedging relationship both at inception of the hedge and on an ongoing basis in achieving the hedging objectives. For those derivative instruments designated and qualifying as hedging instruments, the Company must designate the hedging instrument either as a fair value hedge or as a cash flow hedge. The Company designates its commodity forward and future contracts for forecasted purchases of raw materials, interest rate forward contracts for forecasted interest payments, and foreign currency forward contracts for forecasted purchases of inventory as cash flow hedges. During the fiscal years ended June 30, 2016, 2015 and 2014, the Company had no hedging instruments designated as fair value hedges.

For derivative instruments designated and qualifying as cash flow hedges, the effective portion of gains or losses is reported as a component of Other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. From time to time, the Company may have contracts not designated as hedges for accounting purposes, for which it recognizes changes in the fair value in the consolidated statement of earnings in the current period. Cash flows from hedging activities are classified as operating activities in the consolidated statements of cash flows.

Recently Issued Accounting Standards

In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-09, “Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which simplifies several aspects of the accounting for share-based payment transactions, including requiring excess tax benefits and deficiencies to be recognized as income tax benefit or expense in the consolidated statement of earnings and excess tax benefits and deficiencies to be classified as an operating activity in the consolidated statement of cash flows. The new guidance is effective for the Company beginning in the first quarter of fiscal year 2018, with early adoption permitted. The Company is planning to adopt the standard in the first quarter of fiscal year 2017. While the actual benefit realized may vary significantly given the inherent uncertainty in predicting future share-based transactions, the Company currently estimates that the adoption will result in approximately a 4 percentage point benefit to the Company’s historical effective tax rate of 34% to 35% for fiscal year 2017.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” which requires lessees to recognize a right-of-use asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation will depend on classification as a finance or operating lease. ASU 2016-02 also requires expanded disclosures about leasing arrangements. The new guidance is effective for the Company beginning in the first quarter of fiscal year 2020, with early adoption permitted. The Company is currently evaluating the impact that adoption of this guidance will have on its consolidated financial statements.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-35

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which requires all deferred tax liabilities and assets to be classified as noncurrent. The Company adopted the standard in the fourth quarter of fiscal year 2016 on a prospective basis as permitted. Prior period balances have not been retrospectively adjusted.

In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-03, “Simplifying the Presentation of Debt Issuance Cost,” which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The new guidance is effective for the Company beginning in the first quarter of fiscal year 2017, with early adoption permitted. The Company does not expect the adoption of this guidance will have a significant impact on its consolidated financial statements.

In February 2015, the FASB issued ASU No. 2015-02, “Amendments to the Consolidation Analysis,” which changes the guidance for evaluating whether to consolidate certain legal entities. The amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities. The new guidance is effective for the Company beginning in the first quarter of fiscal year 2017, with early adoption permitted. The Company does not expect the adoption of this guidance will have a significant impact on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” which replaces most existing U.S. GAAP revenue recognition guidance and is intended to improve and converge with international standards the financial reporting requirements for revenue from contracts with customers. The core principle of ASU 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU 2014-09 also requires additional disclosures about the nature, timing and uncertainty of revenue and cash flows arising from contracts with customers, including information about significant judgments and changes in judgments. The new guidance is effective for the Company beginning in the first quarter of fiscal year 2019, with the option to early adopt in the first quarter of fiscal year 2018. The Company is currently evaluating the impact that adoption of this guidance will have on its consolidated financial statements.

NOTE 2. DISCONTINUED OPERATIONS

On September 22, 2014, Clorox Venezuela announced that it was discontinuing its operations, effective immediately, and seeking to sell its assets. Since fiscal year 2012, Clorox Venezuela was required to sell more than two thirds of its products at prices frozen by the Venezuelan government. During this same period, Clorox Venezuela experienced successive years of hyperinflation resulting in significant sustained increases in its input costs, including packaging, raw materials, transportation and wages. As a result, Clorox Venezuela had been selling its products at a loss, resulting in ongoing operating losses. Clorox Venezuela repeatedly met with government authorities in an effort to help them understand the rapidly declining state of the business, including the need for immediate, significant and ongoing price increases and other critical remedial actions to address these adverse impacts. Based on the Venezuelan government’s representations, Clorox Venezuela had expected significant price increases would be forthcoming much earlier; however, the price increases subsequently approved were insufficient and would have caused Clorox Venezuela to continue operating at a significant loss into the foreseeable future. As such, Clorox Venezuela was no longer financially viable and was forced to discontinue its operations.

On September 26, 2014, the Company reported that Venezuelan Vice President Jorge Arreaza announced, with endorsement by President Nicolás Maduro, that the Venezuelan government had occupied the Santa Lucía and Guacara production facilities of Clorox Venezuela. On November 6, 2014, the Company reported that the Venezuelan government had published a resolution granting a government-sponsored Special Administrative Board full authority to restart and operate the business of Clorox Venezuela, thereby reaffirming the government’s expropriation of Clorox Venezuela’s assets. Further, President Nicolás Maduro announced the government’s intention to facilitate the resumed production of bleach and other cleaning products at Clorox Venezuela plants. He also announced his approval of a financial credit to invest in raw materials and production at the plants. These actions by the Venezuelan government were taken without the consent or involvement of Clorox Venezuela, its parent Clorox Spain S.L. (Clorox Spain) or any of their affiliates. Clorox Venezuela, Clorox Spain and their affiliates reserved their rights under all applicable laws and treaties.

A-36       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 2. DISCONTINUED OPERATIONS (Continued)

With this exit, the financial results of Clorox Venezuela are reflected as discontinued operations in the Company’s consolidated financial statements. The results of Clorox Venezuela have historically been part of the International reportable segment.

Net sales for Clorox Venezuela were $0, $11 and $77 for the fiscal years ended June 30, 2016, 2015 and 2014, respectively.

The following table provides a summary of gains (losses) from discontinued operations for Clorox Venezuela and gains (losses) from discontinued operations other than Clorox Venezuela for the years ended June 30:

	2016	2015	2014
Operating losses from Clorox Venezuela before income taxes	$—	$(6)	$(23)
Exit costs and other related expenses for Clorox Venezuela	(2)	(78)	—
Total losses from Clorox Venezuela before income taxes	(2)	(84)	(23)
Income tax benefit attributable to Clorox Venezuela	2	29	6
Total losses from Clorox Venezuela, net of tax	—	(55)	(17)
Gains (losses) from discontinued operations other than Clorox Venezuela, net of tax	—	29	(4)
Losses from discontinued operations, net of tax	$—	$(26)	$(21)

Unrelated to Clorox Venezuela, in the fiscal year ended June 30, 2015, $32 of gross unrecognized tax benefits relating to other discontinued operations for periods prior to fiscal year 2015 were recognized upon the expiration of the applicable statute of limitations. Recognition of these previously disclosed tax benefits had no impact on the Company’s cash flow or earnings from continuing operations for the fiscal years ended June 30, 2015 and 2014. (See Note 18)

Summary of Operating Losses, Asset Charges and Other Costs

The following provides a breakdown of (losses) gains from discontinued operations for Clorox Venezuela and gains from discontinued operations other than Clorox Venezuela for the fiscal years ended June 30:

	2016	2015
Operating losses from Clorox Venezuela before income taxes	$—	$(6)
Net asset charges:
Inventories	—	(11)
Property, plant and equipment	—	(16)
Trademark and other intangible assets	—	(6)
Other assets	—	(2)
Other exit and business termination costs:
Severance	—	(3)
Recognition of deferred foreign currency translation loss	—	(30)
Other	(2)	(10)
Total losses from Clorox Venezuela before income taxes	(2)	(84)
Income tax benefit attributable to Clorox Venezuela	2	29
Total losses from Clorox Venezuela, net of tax	—	(55)
Gains from discontinued operations other than Clorox Venezuela, net of tax	—	29
Losses from discontinued operations, net of tax	$—	$(26)

Prior to Clorox Venezuela being consolidated under the rules governing the preparation of financial statements in a highly inflationary economy, cumulative translation gains (losses) were included as a component of Accumulated other comprehensive net (losses) income. The charge of $30 to discontinued operations in September 2014 represents the recognition of these losses as a result of Clorox Venezuela discontinuing its operations effective September 22, 2014.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-37

NOTE 2. DISCONTINUED OPERATIONS (Continued)

Financial Reporting: Hyperinflation and the Selection of Exchange Rates

Due to a sustained inflationary environment, the financial statements of Clorox Venezuela are consolidated under the rules governing the preparation of financial statements in a highly inflationary economy. As such, Clorox Venezuela’s non-U.S. dollar (non-USD) monetary assets and liabilities were remeasured into U.S. dollars (USD) each reporting period with the resulting gains and losses now reflected in discontinued operations.

Subsequent to Clorox Venezuela discontinuing operations in September 2014, the Venezuelan government has continued to evolve its currency exchange mechanisms; however, these changes have not had a material impact on the Company’s financial results because the balance of net bolivar assets and liabilities on the local books of Clorox Venezuela was $0 as of both June 30, 2016 and 2015. As of June 30, 2016 and 2015, the local books of Clorox Venezuela carried a net asset position of $0. In addition, as of June 30, 2016 and 2015, the Company held $0 and $13, respectively, of tax asset balances related to Clorox Venezuela in Corporate in the reconciliation of the results of the Company’s reportable segments to consolidated results.

NOTE 3. BUSINESSES ACQUIRED

On May 2, 2016, the Company acquired 100 percent of ReNew Life Holdings Corporation (Renew Life), a leading brand in digestive health. The amount paid was $290 funded through commercial paper. The amount paid of $290 represents the aggregate purchase price less cash acquired. The purchase of the Renew Life business reflects the Company’s strategy to acquire leading brands with attractive margins in growth categories. Results for Renew Life’s U.S. business are reflected in the Household reportable segment and results for Renew Life’s international business are reflected in the International reportable segment. Included in the Company’s results for fiscal year 2016 was $21 of Renew Life’s global net sales.

The assets and liabilities of Renew Life were recorded at their respective estimated fair values as of the date of the acquisition using generally accepted accounting principles for business combinations. The excess of the purchase price over the fair value of the net identifiable assets acquired has been allocated to goodwill. Goodwill recorded primarily reflects the value of expanding the Company’s portfolio further into the health and wellness arena.

The following table summarizes the estimated fair values of Renew Life’s assets acquired and liabilities assumed and related deferred income taxes as of the acquisition date. Due to the timing of the acquisition, the fair value of the assets acquired and liabilities assumed are based on a preliminary valuation and the Company’s estimates and assumptions are subject to change within the measurement period. The primary areas of the purchase price that are not yet finalized are related to goodwill and income taxes. The weighted-average estimated useful life of intangible assets subject to amortization is 15 years.

2016
Renew Life
Goodwill	$137
Trademarks	134
Customer relationships	36
Property, plant and equipment	3
Working capital, net	41
Deferred income taxes	(61)
Purchase Price	$290

Pro forma results reflecting the acquisition were not presented because the acquisition did not meet the threshold requirements for additional disclosure.

A-38       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 4. INVENTORIES

Inventories consisted of the following as of June 30:

	2016	2015
Finished goods	$361	$316
Raw materials and packaging	111	101
Work in process	3	3
LIFO allowances	(32)	(35)
Total	$443	$385

The last-in, first-out (LIFO) method was used to value approximately 38% of inventories as of June 30, 2016 and 2015, respectively. The carrying values for all other inventories are determined on the first-in, first-out (FIFO) method. The effect on earnings of the liquidation of LIFO layers was a benefit of $0, $0 and $2 for the fiscal years ended June 30, 2016, 2015 and 2014, respectively.

NOTE 5. OTHER CURRENT ASSETS

Other current assets consisted of the following as of June 30:

	2016	2015
Deferred tax assets(a)	$—	$99
Prepaid expenses	70	39
Other	2	5
Total	$72	$143

(a)	The Company prospectively adopted ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” requiring all deferred tax assets and liabilities to be classified as noncurrent. See Note 1 and 18 for further details.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, net, consisted of the following as of June 30:

	2016	2015
Machinery and equipment	$1,607	$1,608
Buildings	524	515
Capitalized software costs	368	371
Land and improvements	118	122
Construction in progress	112	65
Computer equipment	88	76
	2,817	2,757
Less: Accumulated depreciation and amortization	(1,911)	(1,839)
Total	$906	$918

Included in Machinery and equipment above are $12 of capital leases as of June 30, 2016 and 2015, respectively. Accumulated depreciation for assets under capital leases was $3 and $2 as of June 30, 2016 and 2015, respectively.

Included in Land and improvements above are $3 and $2 of asset retirement obligations as of June 30, 2016 and 2015, respectively, for two leased properties. The liability of $1 and $2 incurred in fiscal year 2016 and 2015, respectively, was recorded in Other liabilities.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-39

NOTE 6. PROPERTY, PLANT AND EQUIPMENT, NET (Continued)

Depreciation and amortization expense related to property, plant and equipment, net, was $157, $157 and $161 in fiscal years 2016, 2015 and 2014, respectively, which includes depreciation of assets under capital leases. This also includes amortization of capitalized software of $16, $19 and $22 in fiscal years 2016, 2015 and 2014, respectively.

Non-cash capital expenditures were $10, $18 and $0 in fiscal years 2016, 2015 and 2014, respectively.

NOTE 7. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by reportable segment for the fiscal years ended June 30, 2016 and 2015 were as follows:

	Goodwill
	Cleaning	Lifestyle	Household	International	Total
Balance June 30, 2014	$323	$244	$85	$449	$1,101
Effect of foreign currency translation	—	—	—	(34)	(34)
Balance June 30, 2015	323	244	85	415	1,067
Acquisition	—	—	122	15	137
Effect of foreign currency translation	—	—	—	(7)	(7)
Balance June 30, 2016	$323	$244	$207	$423	$1,197

The changes in the carrying amount of trademarks and other intangible assets for the fiscal years ended June 30 were as follows:

	As of June 30, 2016			As of June 30, 2015
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Trademarks not subject to amortization	$647	$—	$647	$524	$—	$524
Trademarks subject to amortization	32	22	10	33	22	11
Other intangible assets:
Technology and product formulae	137	134	3	137	133	4
Other	221	146	75	188	142	46
Total	$1,037	$302	$735	$882	$297	$585

Finite-lived intangible assets are amortized over their estimated useful lives, generally ranging from 2 to 30 years. Amortization expense relating to the Company’s intangible assets was $8, $12 and $15 for the years ended June 30, 2016, 2015 and 2014, respectively. Estimated amortization expense for these intangible assets is $10, $9, $9, $9 and $8 for fiscal years 2017, 2018, 2019, 2020 and 2021, respectively.

During fiscal year 2016, the Company recognized $9 of intangible asset impairment charges, of which $6 related to the Aplicare® trademark within the Cleaning segment. The Aplicare® trademark impairment was recognized based on the anticipated impact on future results from a competitive market entrant.

A-40 THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following as of June 30:

	2016	2015
Accounts payable	$490	$431
Compensation and employee benefit costs	192	189
Trade and sales promotion	127	115
Dividends	108	103
Other	118	141
Total(a)	$1,035	$979

(a)	Accounts payable and accrued liabilities were combined into one financial statement line as of June 30, 2016. The change has been retrospectively applied to all periods presented.

NOTE 9. DEBT

Notes and loans payable, which mature in less than one year, included the following as of June 30:

	2016	2015
Commercial paper	$522	$93
Foreign borrowings	1	2
Total	$523	$95

The weighted average interest rates incurred on average outstanding notes and loans payable during the fiscal years ended June 30, 2016, 2015 and 2014, including fees associated with the Company’s undrawn revolving credit facility, were 1.10%, 2.05% and 0.97%, respectively. The weighted average effective interest rates on commercial paper balances as of June 30, 2016 and 2015 were 0.82% and 0.39%, respectively.

Long-term debt, carried at face value net of unamortized discounts or premiums, included the following as of June 30:

	2016	2015
Senior unsecured notes and debentures:
3.55%, $300 due November 2015	—	300
5.95%, $400 due October 2017	400	399
3.80%, $300 due November 2021	298	298
3.05%, $600 due September 2022	599	599
3.50%, $500 due December 2024	500	500
Total	1,797	2,096
Less: Current maturities of long-term debt	—	(300)
Long-term debt	$1,797	$1,796

The weighted average interest rates incurred on average outstanding long-term debt during the fiscal years ended June 30, 2016, 2015 and 2014, were 4.37%, 4.44% and 4.56%, respectively. The weighted average effective interest rates on long-term debt balances as of June 30, 2016 and 2015, were 4.41% and 4.31%, respectively.

Long-term debt maturities as of June 30, 2016, are $0, $400, $0, $0, $0 and $1,400 in fiscal years 2017, 2018, 2019, 2020, 2021 and thereafter, respectively.

In November 2015, $300 of the Company’s senior notes with an annual fixed interest rate of 3.55% became due and were repaid using commercial paper borrowings and cash on hand.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-41

NOTE 9. DEBT (Continued)

In December 2014, under a shelf registration statement filed with the SEC that will expire in December 2017, the Company issued $500 of senior notes with an annual fixed interest rate of 3.50%. Interest on the notes is payable semi-annually in June and December and the notes have a maturity date of December 15, 2024. The notes carry an effective interest rate of 4.10%, which includes the impact from the settlement of interest rate forward contracts in December 2014 (see Note 11). The notes rank equally with all of the Company’s existing senior indebtedness. In January 2015, $575 of the Company’s senior notes with an annual fixed interest rate of 5.00% became due and were repaid using the net proceeds from the December 2014 debt issuance and commercial paper borrowings.

The Company’s borrowing capacity under other financing arrangements as of June 30 was as follows:

	2016	2015
Revolving credit facility	$1,100	$1,100
Foreign credit lines	10	11
Other credit lines	18	18
Total	$1,128	$1,129

As of June 30, 2016, the Company had a $1,100 revolving credit agreement (the Credit Agreement), which expires in October 2019. There were no borrowings under the Credit Agreement as of June 30, 2016 or 2015. The agreement includes certain restrictive covenants and limitations, with which the Company was in compliance as of June 30, 2016.

Of the $28 of foreign and other credit lines as of June 30, 2016, $5 was outstanding and the remainder of $23 was available for borrowing. Of the $29 of foreign and other credit lines as of June 30, 2015, $4 was outstanding and the remainder of $25 was available for borrowing.

NOTE 10. OTHER LIABILITIES

Other liabilities consisted of the following as of June 30:

	2016	2015
Employee benefit obligations	$335	$299
Venture agreement terminal obligation, net	302	294
Taxes	40	38
Other	107	119
Total	$784	$750

Venture Agreement

The Company has an agreement with The Procter & Gamble Company (P&G) for the Company’s Glad® bags, wraps and containers business. As of June 30, 2016 and 2015, P&G had a 20% interest in the venture. The Company pays a royalty to P&G for its interest in the profits, losses and cash flows, as contractually defined, of the Glad® business, which is included in Cost of products sold. The agreement with P&G will expire in January 2023 unless the parties decide, on or prior to January 2018, to extend the term of the agreement for another 10 years. The agreement can be terminated under certain circumstances, including at P&G’s option upon a change in control of the Company or, at either party’s option, upon the sale of the Glad® business by the Company.

Upon termination of the agreement, the Company is required to purchase P&G’s interest for cash at fair value as established by predetermined valuation procedures. As of June 30, 2016, the estimated fair value of P&G’s interest was $448, of which $302 has been recognized and is reflected in Other liabilities as noted in the table above. The difference between the estimated fair value and the amount recognized, and any future changes in the fair value of P&G’s interest, is charged to Cost of products sold on a straight-line basis over the remaining life of the agreement. Following termination, the Glad® business will retain the exclusive core intellectual property licenses contributed by P&G on a royalty-free basis for the licensed products marketed.

A-42       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 10. OTHER LIABILITIES (Continued)

Deferred Gain on Sale-leaseback Transaction

In December 2012, the Company completed a sale-leaseback transaction under which it sold its general office building in Oakland, CA to an unrelated third party for net proceeds of $108 and entered into a 15-year operating lease agreement with renewal options with the buyer for a portion of the building. The Company deferred recognition of the portion of the total gain on the sale that was equivalent to the present value of the lease payments and will continue to amortize such amount to earnings ratably over the lease term. As of June 30, 2016 and 2015, the long-term portion of the deferred gain of $36 and $40, respectively, was included in Other in the table above.

NOTE 11. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Financial assets and liabilities measured at fair value on a recurring basis in the consolidated balance sheets are required to be classified and disclosed in one of the following three categories of the fair value hierarchy:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.

As of June 30, 2016 and 2015, the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the period included derivative financial instruments, which were classified as either Level 1 or Level 2, and trust assets to fund certain of the Company’s nonqualified deferred compensation plans, which were classified as Level 1.

Financial Risk Management and Derivative Instruments

The Company is exposed to certain commodity, foreign currency and interest rate risks related to its ongoing business operations and uses derivative instruments to mitigate its exposure to these risks.

Commodity Price Risk Management

The Company may use commodity exchange traded futures and over-the-counter swap contracts, which are generally no longer than 2 years, to fix the price of a portion of its forecasted raw material requirements. Commodity purchase contracts are measured at fair value using market quotations obtained from commodity derivative dealers.

As of June 30, 2016, the notional amount of commodity derivatives was $30, of which $16 related to jet fuel swaps and $14 related to soybean oil futures. As of June 30, 2015, the notional amount of commodity derivatives was $47, of which $27 related to jet fuel swaps and $20 related to soybean oil futures.

Foreign Currency Risk Management

The Company may also enter into certain over-the-counter derivative contracts to manage a portion of the Company’s forecasted foreign currency exposure associated with the purchase of inventory. These foreign currency contracts generally have durations of no longer than 2 years. The foreign exchange contracts are measured at fair value using information quoted by foreign exchange dealers.

The notional amounts of outstanding foreign currency forward contracts used by the Company’s subsidiaries to hedge forecasted purchases of inventory were $84 and $105, respectively, as of June 30, 2016 and 2015.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-43

NOTE 11. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

Interest Rate Risk Management

The Company may enter into over-the-counter interest rate forward contracts to fix a portion of the benchmark interest rate prior to the anticipated issuance of fixed rate debt or to manage the Company’s level of fixed and floating rate debt. The interest rate contracts are measured at fair value using information quoted by U.S. government bond dealers.

During fiscal year 2015, the Company paid $25 to settle interest rate forward contracts related to the December 2014 issuance of $500 in senior notes. The settlement payments are reflected as operating cash flows in the consolidated statements of cash flows for the fiscal year ended June 30, 2015. The loss is reflected in Accumulated other comprehensive net loss on the consolidated balance sheets as of June 30, 2016 and 2015, and is being amortized into Interest expense on the consolidated statements of earnings over the 10-year term of the notes.

The Company had no outstanding interest rate forward contracts as of June 30, 2016 and 2015.

Counterparty Risk Management and Derivative Contract Requirements

The Company utilizes a variety of financial institutions as counterparties for over-the counter derivative instruments. The Company enters into agreements governing the use of over-the-counter derivative instruments and sets internal limits on the aggregate over-the-counter derivative instrument positions held with each counterparty. Certain terms of these agreements require the Company or the counterparty to post collateral when the fair value of the derivative instruments exceeds contractually defined counterparty liability position limits. Of the derivative instruments of $5 and $8 reflected in Accounts payable and accrued liabilities and Other liabilities as of June 30, 2016 and 2015, respectively, $4 and $8, respectively, contained such terms. As of both June 30, 2016 and 2015, neither the Company nor any counterparty was required to post any collateral as no counterparty liability position limits were exceeded.

Certain terms of the agreements governing the Company’s over-the-counter derivative instruments require the credit ratings, as assigned by Standard & Poor’s and Moody’s to the Company and its counterparties, to remain at a level equal to or better than the minimum of an investment grade credit rating. If the Company’s credit ratings were to fall below investment grade, the counterparties to the derivative instruments could request full collateralization on derivative instruments in net liability positions. As of both June 30, 2016 and 2015, the Company and each of its counterparties had been assigned investment grade ratings by both Standard & Poor’s and Moody’s.

Certain of the Company’s exchange-traded futures contracts used for commodity price risk management include requirements for the Company to post collateral in the form of a cash margin account held by the Company’s broker for trades conducted on that exchange. As of June 30, 2016 and 2015, the Company maintained cash margin balances related to exchange-traded futures contracts of $1 and $2, respectively, which are classified as Other current assets on the consolidated balance sheets.

Trust Assets

The Company has held interests in mutual funds and cash equivalents as part of trust assets related to certain of its nonqualified deferred compensation plans. The participants, who are the Company’s current and former employees, in the deferred compensation plans may select among certain mutual funds in which their compensation deferrals are invested in accordance with the terms of the plan and within the confines of the trusts which hold the marketable securities. The trusts represent variable interest entities for which the Company is considered the primary beneficiary, and therefore, trust assets are consolidated and included in Other assets in the consolidated balance sheets. The interests in mutual funds are measured at fair value using quoted market prices. The Company has designated these marketable securities as trading investments.

A-44       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 11. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

The value of the trust assets related to certain of the Company’s nonqualified deferred compensation plans increased by $14 as compared to June 30, 2015, primarily due to current year employees’ contributions to these plans.

Fair Value of Financial Instruments

The following table summarizes the fair value of Company’s assets and liabilities for which disclosure of fair value is required as of June 30:

			2016		2015
	Balance sheet classification	Fair value hierarchy level	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets
Investments including money market funds	Cash and cash equivalents(a)	1	$234	$234	$212	$212
Time deposits	Cash and cash equivalents(a)	2	79	79	84	84
Commodity purchase derivative contracts	Other current assets	1	1	1	—	—
Foreign exchange derivative contracts	Other current assets	2	1	1	1	1
Commodity purchase derivative contracts	Other assets	2	1	1	—	—
Trust assets for nonqualified deferred compensation plans	Other assets	1	52	52	38	38
			$368	$368	$335	$335
Liabilities
Notes and loans payable	Notes and loans payable(b)	2	$523	$523	$95	$95
Commodity purchase derivative contracts	Accounts payable and accrued liabilities	2	1	1	8	8
Foreign exchange derivative contracts	Accounts payable and accrued liabilities	2	4	4	—	—

Current maturities of long-term debt and Long-term debt	Current maturities of long-term debt and Long-term debt(c)	2	1,797	1,922	2,096	2,137
			$2,325	$2,450	$2,199	$2,240

(a)	Cash and cash equivalents are composed of time deposits and other interest bearing investments including money market funds with original maturity dates of 90 days or less. Cash and cash equivalents are recorded at cost, which approximates fair value.
(b)	Notes and loan payable is composed of U.S. commercial paper and/or other similar short-term debts issued by non-U.S. subsidiaries, all of which are recorded at cost, which approximates fair value.
(c)	Current maturities of long-term debt and Long-term debt are recorded at cost. The fair value of Long-term debt, including current maturities, was determined using secondary market prices quoted by corporate bond dealers, and is classified as Level 2.

Derivatives

The Company designates its commodity forward and future contracts for forecasted purchases of raw materials, interest rate forward contracts for forecasted interest payments, and foreign currency forward contracts for forecasted purchases of inventory as cash flow hedges.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-45

NOTE 11. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

The effects of derivative instruments designated as hedging instruments on Other comprehensive income (loss) and net earnings were as follows during the fiscal years ended June 30:

	Gains (losses) recognized in other comprehensive net loss
	2016	2015	2014
Commodity purchase derivative contracts	$(4)	$(13)	$2
Interest rate derivative contracts	—	(12)	(13)
Foreign exchange derivative contracts	(3)	7	(3)
Total	$(7)	$(18)	$(14)

	Gains (losses) reclassified from accumulated other comprehensive net loss and recognized in net earnings
	2016	2015	2014
Commodity purchase derivative contracts	$(13)	$(5)	$—
Interest rate derivative contracts	(6)	(5)	(4)
Foreign exchange derivative contracts	1	3	4
Total	$(18)	$(7)	$—

The gains (losses) reclassified from Accumulated other comprehensive net (losses) income and recognized in earnings during the fiscal years ended June 30, 2016, 2015 and 2014, for commodity purchase and foreign exchange contracts were included in Cost of products sold, and for interest rate contracts were included in Interest expense.

The estimated amount of the existing net gain (loss) in Accumulated other comprehensive net (losses) income as of June 30, 2016, which is expected to be reclassified into earnings within the next twelve months, is $(11). Gains and losses on derivative instruments representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in the consolidated statement of earnings. During each of the fiscal years ended June 30, 2016, 2015 and 2014, hedge ineffectiveness was not significant.

NOTE 12. OTHER CONTINGENCIES AND GUARANTEES

Contingencies

The Company is involved in certain environmental matters, including response actions at various locations. The Company had a recorded liability of $14 and $12 as of June 30, 2016 and 2015, respectively, for its share of aggregate future remediation costs related to these matters. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounted for a substantial majority of the recorded liability as of both June 30, 2016 and 2015. The Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs for this matter pursuant to a cost-sharing arrangement with a third party. With the assistance of environmental consultants, the Company maintains an undiscounted liability representing its current best estimate of its share of the capital expenditures, maintenance and other costs that may be incurred over an estimated 30-year remediation period. Currently, the Company cannot accurately predict the timing of future payments that may be made under this obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the future availability of alternative clean-up technologies. Although it is reasonably possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

A-46 THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 12. OTHER CONTINGENCIES AND GUARANTEES (Continued)

The Company is subject to various legal proceedings, claims and other loss contingencies, including, without limitation, loss contingencies relating to contractual arrangements, product liability, patents and trademarks, advertising, labor and employment, environmental, health and safety and other matters. With respect to these proceedings, claims and other loss contingencies, while considerable uncertainty exists, in the opinion of management at this time, the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, either individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

Guarantees

In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) that have terms that vary in duration and in the potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it believe that it is probable that it will make, any material payments relating to its indemnifications, and believes that any reasonably possible payments would not have a material adverse effect, either individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

The Company had not recorded any liabilities on the aforementioned indemnifications as of June 30, 2016 and 2015.

The Company was a party to letters of credit of $10 and $11 as of June 30, 2016 and 2015, respectively, primarily related to one of its insurance carriers, of which $0 had been drawn upon.

NOTE 13. LEASES AND OTHER COMMITMENTS

The Company leases various property, plant, and equipment including office, warehousing, and manufacturing facilities, in addition to certain manufacturing and information technology equipment. The Company expects that, in the normal course of business, existing contracts will be renewed or replaced by other leases. Rental expense for all operating leases was $77, $76 and $71 in fiscal years 2016, 2015 and 2014, respectively.

The future minimum annual lease commitments required under the Company’s existing non-cancelable operating and capital lease agreements as of June 30, 2016, were as follows:

Year	Operating leases	Capital leases
2017	$49	$3
2018	45	2
2019	38	1
2020	32	—
2021	29	—
Thereafter	135	—
Total	$328	$6

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THE CLOROX COMPANY - 2016 Proxy Statement	A-47

NOTE 13. LEASES AND OTHER COMMITMENTS (Continued)

The Company is also a party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally binding and that contain specified or determinable significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, capital expenditure agreements, software acquisition and license commitments and service contracts. The Company enters into purchase obligations based on expectations of future business needs. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Many of these purchase obligations are short term in nature and are flexible to allow for changes in the Company’s business and related requirements. As of June 30, 2016, the Company’s purchase obligations were as follows:

Year	Purchase Obligations
2017	$150
2018	54
2019	37
2020	12
2021	2
Thereafter	1
Total	$256

NOTE 14. STOCKHOLDERS’ EQUITY

The Company has two share repurchase programs: an open-market purchase program with an authorized aggregate purchase amount of up to $750, all of which was available for share repurchases as of both June 30, 2016 and 2015, and a program to offset the anticipated impact of share dilution related to share-based awards (the Evergreen Program), which has no authorization limit as to amount or timing of repurchases.

Share repurchases under authorized programs were as follows during the fiscal years ended June 30:

	2016		2015		2014
	Amount	Shares (in 000’s)	Amount	Shares (in 000’s)	Amount	Shares (in 000’s)
Open-market purchase programs	$—	—	$—	—	$—	—
Evergreen Program	254	2,151	434	4,016	260	3,046
Total	$254	2,151	$434	4,016	$260	3,046

Dividends per share declared and paid, respectively, during the fiscal years ended June 30 were as follows:

	2016	2015	2014
Dividends per share declared	$3.11	$2.99	$2.87
Dividends per share paid	3.08	2.96	2.84

A-48 THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 14. STOCKHOLDERS’ EQUITY (Continued)

Accumulated Other Comprehensive Net (Losses) Income

Changes in Accumulated other comprehensive net (losses) income by component were as follows for the fiscal years ended June 30:

	Foreign currency adjustments	Net unrealized gains (losses) on derivatives	Pension and postretirement benefit adjustments	Accumulated Other Comprehensive Income
Balance June 30, 2013	$(209)	$(30)	$(128)	$(367)
Other comprehensive (loss) income before reclassifications	(26)	(15)	(16)	(57)
Amounts reclassified from accumulated other comprehensive
net losses	—	—	8	8
Income tax benefit (expense)	(11)	6	4	(1)
Net current period other comprehensive income (loss)	(37)	(9)	(4)	(50)
Balance June 30, 2014	(246)	(39)	(132)	(417)
Other comprehensive (loss) income before reclassifications	(92)	(18)	(29)	(139)
Amounts reclassified from accumulated other comprehensive
net losses	—	7	—	7
Recognition of deferred foreign currency translation loss	30	—	—	30
Income tax benefit (expense)	8	(3)	12	17
Net current period other comprehensive income (loss)	(54)	(14)	(17)	(85)
Balance June 30, 2015	(300)	(53)	(149)	(502)
Other comprehensive (loss) income before reclassifications	(43)	(7)	(38)	(88)
Amounts reclassified from accumulated other comprehensive
net losses	—	18	—	18
Income tax benefit (expense)	(10)	(2)	14	2
Net current period other comprehensive income (loss)	(53)	9	(24)	(68)
Balance June 30, 2016	$(353)	$(44)	$(173)	$(570)

Included in foreign currency adjustments are re-measurement losses on long-term intercompany loans where settlement is not planned or anticipated in the foreseeable future. For the fiscal years ended June 30, 2016, 2015 and 2014, Other comprehensive losses on these loans totaled $14, $9 and $12, respectively, and there were no amounts reclassified from Accumulated other comprehensive net (losses) income.

Pension and postretirement benefit reclassification adjustments are reflected in Cost of products sold, Selling and administrative expenses and Research and development costs.

NOTE 15. NET EARNINGS PER SHARE (EPS)

The following is the reconciliation of the weighted average number of shares outstanding (in thousands) used to calculate basic net EPS to those used to calculate diluted net EPS for the fiscal years ended June 30:

	2016	2015	2014
Basic	129,472	130,310	129,558
Dilutive effect of stock options and other	2,245	2,466	2,184
Diluted	131,717	132,776	131,742
Antidilutive stock options and other	42	23	—

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THE CLOROX COMPANY - 2016 Proxy Statement	A-49

NOTE 16. STOCK-BASED COMPENSATION PLANS

In November 2012, the Company’s stockholders voted to approve the amended and restated 2005 Stock Incentive Plan (the Plan). The Plan permits the Company to grant various nonqualified stock-based compensation awards, including stock options, restricted stock, performance units, deferred stock units, stock appreciation rights and other stock-based awards. The primary amendment reflected in the Plan was an increase of approximately 3 million common shares that may be issued for stock-based compensation purposes. As of June 30, 2016, the Company is authorized to grant up to approximately 8 million common shares under the Plan, and, as of June 30, 2016, approximately 8 million common shares were available for grant.

Compensation cost and the related income tax benefit recognized for stock-based compensation plans were classified as indicated below for the fiscal years ended June 30:

	2016	2015	2014
Cost of products sold	$6	$4	$4
Selling and administrative expenses	35	25	29
Research and development costs	4	3	3
Total compensation cost	$45	$32	$36
Related income tax benefit	$17	$12	$13

Cash received during fiscal years 2016, 2015 and 2014 from stock options exercised under all stock-based payment arrangements was $180, $230 and $86, respectively. The Company issues shares for stock-based compensation plans from treasury stock. The Company may repurchase shares under its Evergreen Program to offset the estimated impact of share dilution related to stock-based awards (see Note 14).

Details regarding the valuation and accounting for stock options, restricted stock awards, performance units and deferred stock units for non-employee directors follow.

Stock Options

The fair value of each stock option award granted during fiscal years 2016, 2015 and 2014 was estimated on the date of grant using the Black-Scholes valuation model and assumptions noted in the following table:

	2016	2015	2014
Expected life	5.6 years	5.6 to 5.8 years	5.7 years
Weighted-average expected life	5.6 years	5.7 years	5.7 years
Expected volatility	16.43% to 17.3%	16.3% to 18.6%	18.4% to 18.5%
Weighted-average volatility	17.2%	16.6%	18.5%
Risk-free interest rate	1.3% to 1.7%	1.4% to 2.0%	1.8% to 1.9%
Weighted-average risk-free interest rate	1.7%	1.9%	1.8%
Dividend yield	2.5% to 2.8%	2.8% to 3.4%	3.4%
Weighted-average dividend yield	2.8%	3.3%	3.4%

The expected life of the stock options is based on observed historical exercise patterns. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.

A-50 THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 16. STOCK-BASED COMPENSATION PLANS (Continued)

Details of the Company’s stock option activities are summarized below:

	Number of Shares (In thousands)	Weighted- Average Exercise Price per Share	Average Remaining Contractual Life	Aggregate Intrinsic Value
Options outstanding as of June 30, 2015	8,357	$76	7 years	$236
Granted	1,317	112
Exercised	(2,633)	69
Cancelled	(214)	95
Options outstanding as of June 30, 2016	6,827	$85	7 years	$366
Options vested as of June 30, 2016	3,555	$74	5 years	$228

The weighted-average fair value per share of each option granted during fiscal years 2016, 2015 and 2014, estimated at the grant date using the Black-Scholes option pricing model was $13.21, $9.65 and $9.69, respectively. The total intrinsic value of options exercised in fiscal years 2016, 2015 and 2014 was $142, $140 and $42, respectively.

Stock option awards outstanding as of June 30, 2016, have been granted at prices that are equal to the market value of the stock on the date of grant. Stock option grants generally vest over four years and expire no later than ten years after the grant date. The Company recognizes compensation expense ratably over the vesting period. As of June 30, 2016, there was $16 of total unrecognized compensation cost related to non-vested options, which is expected to be recognized over a remaining weighted-average vesting period of one year, subject to forfeiture changes.

Restricted Stock Awards

The fair value of restricted stock awards is estimated on the date of grant based on the market price of the stock and is amortized to compensation expense on a straight-line basis over the related vesting periods, which are generally three to four years. The total number of restricted stock awards expected to vest is adjusted by actual and estimated forfeitures. Restricted stock grants receive dividend distributions earned during the vesting period upon vesting.

As of June 30, 2016, there was $1 of total unrecognized compensation cost related to non-vested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of one year. The total fair value of the shares that vested in each of the fiscal years 2016, 2015 and 2014 was $1, respectively. The weighted-average grant-date fair value of awards granted was $128.91, $95.67 and $89.25 per share for fiscal years 2016, 2015 and 2014, respectively.

A summary of the status of the Company’s restricted stock awards is presented below:

	Number of Shares (In thousands)	Weighted-Average Grant Date Fair Value per Share
Restricted stock awards as of June 30, 2015	18	$91
Granted	5	129
Vested	(9)	88
Forfeited	(1)	106
Restricted stock awards as of June 30, 2016	13	$108

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THE CLOROX COMPANY - 2016 Proxy Statement	A-51

NOTE 16. STOCK-BASED COMPENSATION PLANS (Continued)

Performance Units

As of June 30, 2016, there was $37 in unrecognized compensation cost related to non-vested performance unit grants that is expected to be recognized over a remaining weighted-average performance period of one year. The weighted-average grant-date fair value of awards granted was $92.35, $89.75 and $84.45 per share for fiscal years 2016, 2015 and 2014, respectively.

A summary of the status of the Company’s performance unit awards is presented below:

	Number of Shares (In thousands)	Weighted-Average Grant Date Fair Value per Share
Performance unit awards as of June 30, 2015	1,123	$79
Granted	286	92
Distributed	(377)	70
Forfeited	(80)	87
Performance unit awards as of June 30, 2016	952	$90
Performance units vested and deferred as of June 30, 2016	157	$58

The non-vested performance units outstanding as of June 30, 2016 and 2015 were 794,000 and 944,000, respectively, and the weighted average grant date fair value was $95.18 and $81.92 per share, respectively. Total shares vested during fiscal year 2016 were 354,000, which had a weighted average grant date fair value per share of $72.11. During fiscal year 2016, $25 of the vested awards was paid by the issuance of shares and $1 of the vested awards was deferred. Deferred shares continue to earn dividends, which are also deferred. The total fair value of shares vested was $26, $24 and $0 during fiscal years 2016, 2015 and 2014, respectively. Upon vesting, the recipients of the grants receive the distribution as shares or, if previously elected by eligible recipients, as deferred stock.

Deferred Stock Units for Nonemployee Directors

Nonemployee directors receive annual grants of deferred stock units under the Company’s director compensation program and can elect to receive all or a portion of their annual retainers and fees in the form of deferred stock units. The deferred stock units receive dividend distributions, which are reinvested as deferred stock units, and are recognized at their fair value on the date of grant. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the completion of a director’s service.

During fiscal year 2016, the Company granted 13,000 deferred stock units, reinvested dividends of 6,000 units and distributed 16,000 shares, which had a weighted-average fair value on grant date of $126.65, $124.03 and $62.70 per share, respectively. As of June 30, 2016, 244,000 units were outstanding, which had a weighted-average fair value on the grant date of $71.13 per share.

NOTE 17. OTHER (INCOME) EXPENSE, NET

The major components of Other (income) expense, net, for the fiscal years ended June 30 were:

	2016	2015	2014
Income from equity investees	$(15)	$(14)	$(13)
Interest income	(5)	(4)	(3)
Low income housing partnership gains, net	—	(13)	—
Foreign exchange transaction losses, net	1	9	1
Amortization of trademarks and other intangible assets	8	8	8
Intangible asset impairment charges	9	3	3
Other	(5)	(2)	(6)
Total	$(7)	$(13)	$(10)

A-52 THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 17. OTHER (INCOME) EXPENSE, NET (Continued)

In April 2016, the Company sold its Los Angeles bleach manufacturing facility, previously reported in the Cleaning segment, which resulted in $20 in cash proceeds from investing activities and a gain of $(11) included in Other in the table above for the year ended June 30, 2016.

During fiscal year 2016, the Company recognized $9 of intangible asset impairment charges, of which $6 related to the Aplicare® trademark within the Cleaning segment. The Aplicare® trademark impairment was recognized based on the anticipated impact on future results from a competitive market entrant.

Investment in Low-Income Housing Partnerships

The Company owns, directly or indirectly, limited partnership interests in low-income housing partnerships, which are accounted for using the equity method of accounting. These partnerships are considered to be variable interest entities; however, the Company does not consolidate them because it does not have the power to direct the partnerships’ activities that significantly impact their economic performance. The purpose of the partnerships is to develop and operate low-income housing rental properties. The general partners, who typically hold 1% of the partnership interests, are third parties unrelated to the Company and its affiliates, and are responsible for controlling and managing the business and financial operations of the partnerships. As a limited partner, the Company is not responsible for any of the liabilities and obligations of the partnerships nor do the partnerships or their creditors have any recourse to the Company other than for the capital requirements. All available tax benefits from low-income housing tax credits provided by the partnerships were claimed as of fiscal year 2012. The risk that previously claimed low-income housing tax credits might be recaptured or otherwise retroactively invalidated is considered remote.

In April 2015, a low-income housing partnership, in which the Company was a limited partner, sold its real estate holdings. The real property sale resulted in $15 in cash proceeds from investing activities and a gain of $(14) recorded to Other (income) expense, net, on the consolidated statement of earnings for the year ended June 30, 2015.

NOTE 18. INCOME TAXES

The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following for the fiscal years ended June 30:

	2016	2015	2014
Current
Federal	$254	$265	$247
State	31	28	34
Foreign	45	38	45
Total current	330	331	326
Deferred
Federal	11	(13)	(19)
State	1	(1)	2
Foreign	(7)	(2)	(4)
Total deferred	5	(16)	(21)
Total	$335	$315	$305

The components of earnings from continuing operations before income taxes, by tax jurisdiction, consisted of the following for the fiscal years ended June 30:

	2016	2015	2014
United States	$900	$829	$754
Foreign	83	92	130
Total	$983	$921	$884

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THE CLOROX COMPANY - 2016 Proxy Statement	A-53

NOTE 18. INCOME TAXES (Continued)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows for the fiscal years ended June 30:

	2016	2015	2014
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	2.1	2.1	2.6
Tax differential on foreign earnings	0.5	(0.3)	(0.3)
Domestic manufacturing deduction	(2.4)	(2.1)	(2.3)
Change in valuation allowance	0.5	0.6	0.6
Other differences	(1.6)	(1.1)	(1.0)
Effective tax rate	34.1%	34.2%	34.6%

Applicable U.S. income taxes and foreign withholding taxes have not been provided on approximately $216 of undistributed earnings of certain foreign subsidiaries as of June 30, 2016, because these earnings are considered indefinitely reinvested. The estimated net federal income tax liability that could arise if these earnings were not indefinitely reinvested is approximately $56. Applicable U.S. income and foreign withholding taxes are provided on these earnings in the periods in which they are no longer considered indefinitely reinvested.

Tax benefits resulting from stock-based payment arrangements that are in excess of the tax benefits recorded in net earnings over the vesting period of those arrangements (excess tax benefits) are recorded as increases to Additional paid-in capital. Excess tax benefits of approximately $51, $42, and $11 were realized and recorded to Additional paid-in capital for fiscal years 2016, 2015 and 2014, respectively.

The components of net deferred tax assets (liabilities) as of June 30 are shown below:

	2016	2015
Deferred tax assets(a)
Compensation and benefit programs	$193	$191
Basis difference related to Venture Agreement	30	30
Accruals and reserves	34	43
Inventory costs	21	19
Net operating loss and tax credit carryforwards	48	41
Other	54	61
Subtotal	380	385
Valuation allowance	(37)	(34)
Total deferred tax assets	343	351
Deferred tax liabilities(a)
Fixed and intangible assets	(325)	(277)
Low-income housing partnerships	(23)	(22)
Unremitted foreign earnings	(16)	(7)
Other	(25)	(24)
Total deferred tax liabilities	(389)	(330)
Net deferred tax assets (liabilities)	$(46)	$21

(a)	The Company prospectively adopted ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” requiring all deferred tax assets and liabilities to be classified as noncurrent. See Note 1 for further details.

A-54 THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 18. INCOME TAXES (Continued)

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance were as follows as of June 30:

	2016	2015
Valuation allowance at beginning of year	$(34)	$(51)
Net decrease/(increase) for other foreign deferred tax assets	3	15
Net decrease/(increase) for foreign net operating loss carryforwards and tax credits	(6)	2
Valuation allowance at end of year	$(37)	$(34)

As of June 30, 2016, the Company had foreign tax credit carryforwards of $15 for U.S. income tax purposes with expiration dates between fiscal years 2024 and 2025. Tax credit carryforwards in foreign jurisdictions of $19 have expiration dates in fiscal year 2031. Tax credit carryforwards in foreign jurisdictions of $1 can be carried forward indefinitely. Tax benefits from foreign net operating loss carryforwards of $16 have expiration dates between fiscal years 2017 and 2036. Tax benefits from foreign net operating loss carryforwards of $12 can be carried forward indefinitely.

The Company files income tax returns in the U.S. federal and various state, local and foreign jurisdictions. The federal statute of limitations has expired for all tax years through June 30, 2012. Various income tax returns in state and foreign jurisdictions are currently in the process of examination.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of June 30, 2016 and 2015, the total balance of accrued interest and penalties related to uncertain tax positions was $3 and $10, respectively. Interest and penalties related to uncertain tax positions included in income tax expense resulted in a net benefit of $1, a net benefit of $1, and a net expense of $3 in fiscal years 2016, 2015 and 2014, respectively.

The following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits:

	2016	2015	2014
Unrecognized tax benefits at beginning of year	$38	$71	$69
Gross increases - tax positions in prior periods	3	3	3
Gross decreases - tax positions in prior periods	(3)	(8)	(5)
Gross increases - current period tax positions	8	6	7
Gross decreases - current period tax positions	—	—	—
Lapse of applicable statute of limitations	(4)	(34)	(1)
Settlements	(5)	—	(2)
Unrecognized tax benefits at end of year	$37	$38	$71

Included in the balance of unrecognized tax benefits as of June 30, 2016, 2015 and 2014, are potential benefits of $27, $27 and $58, respectively, which if recognized, would affect net earnings. During the fiscal year ended June 30, 2015, $32 of gross unrecognized tax benefits relating to other discontinued operations for periods prior to fiscal year 2015 were recognized upon the expiration of the applicable statute of limitations. Recognition of these previously disclosed tax benefits had no impact on the Company’s cash flow or earnings from continuing operations for the fiscal years ended June 30, 2016, 2015 and 2014.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-55

NOTE 19. EMPLOYEE BENEFIT PLANS

Retirement Income Plans

Effective July 1, 2011, and as part of a set of long-term, cost-neutral enhancements to the Company’s overall employee benefit plans, the domestic qualified retirement income pension plan was frozen for service accrual and eligibility purposes for most participants, however, interest credits have continued to accrue on participant balances. As of June 30, 2016 and 2015, the benefits of the domestic pension plan are based on either employee years of service and compensation or a stated dollar amount per year of service. The Company is the sole contributor to the plan in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plan consist primarily of investments in cash equivalents and common collective trusts.

The Company contributed $15 to its domestic qualified pension plan during fiscal year 2016. No contributions were made in fiscal year 2015 and 2014. The Company’s funding policy for its qualified plans is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate. Subsequent to June 30, 2016, the Company made a $15 discretionary contribution to the pension plan.

Contributions made to the domestic non-qualified pension plans were $16, $13 and $13 in fiscal years 2016, 2015 and 2014, respectively.

Retirement Health Care Plans

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met or stated reimbursements up to a specified dollar subsidy amount. Benefits paid take into consideration payments by Medicare for the domestic plan. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain plans.

The assumed domestic health care cost trend rate used in measuring the accumulated benefit obligation (ABO) was 6.75% for both medical and prescription drugs for fiscal year 2016. These rates have been assumed to gradually decrease each year until an assumed ultimate trend of 4.5% is reached in 2037. The health care cost trend rate assumption has a minimal effect on the amounts reported due primarily to the existence of benefit cap provisions in the Company’s domestic plan. As such, the effect of a hypothetical 100 basis point increase or decrease in the assumed domestic health care cost trend rate on the total service and interest cost components as well as the postretirement benefit obligation would have been immaterial for each of the fiscal years ended June 30, 2016, 2015 and 2014.

A-56 THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

Financial Information Related to Retirement Income and Retirement Health Care

Summarized information for the Company’s retirement income and retirement health care plans as of and for the fiscal years ended June 30 is as follows:

	Retirement Income		Retirement Health Care
	2016	2015	2016	2015
Change in benefit obligations:
Projected benefit obligation as of beginning of year	$639	$641	$45	$49
Service cost	1	2	—	—
Interest cost	26	25	2	2
Actuarial loss (gain)	51	14	2	—
Plan amendments	(1)	—	—	(1)
Translation and other adjustments	(1)	(5)	—	(2)
Benefits paid	(42)	(38)	(2)	(3)
Projected benefit obligation as of end of year	673	639	47	45
Change in plan assets:
Fair value of assets as of beginning of year	$409	$432	$—	$—
Actual return on plan assets	26	6	—	—
Employer contributions	31	13	2	3
Benefits paid	(42)	(38)	(2)	(3)
Translation and other adjustments	(1)	(4)	—	—
Fair value of plan assets as of end of year	423	409	—	—
Accrued benefit cost, net funded status	$(250)	$(230)	$(47)	$(45)
Amount recognized in the balance sheets consists of:
Pension benefit assets	$1	$2	$—	$—
Current accrued benefit liability	(14)	(16)	(3)	(3)
Non-current accrued benefit liability	(237)	(216)	(44)	(42)
Accrued benefit cost, net	$(250)	$(230)	$(47)	$(45)

Retirement income plans with ABO in excess of plan assets as of June 30 were as follows:

	Pension Plans		Other Retirement Plans
	2016	2015	2016	2015
Projected benefit obligation	$575	$538	$76	$80
Accumulated benefit obligation	574	538	76	80
Fair value of plan assets	399	385	—	—

The ABO for all pension plans was $596, $559 and $563 as of June 30, 2016, 2015 and 2014, respectively.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-57

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

The net costs of the retirement income and health care plans for the fiscal years ended June 30 included the following components:

	Retirement Income			Retirement Health Care
	2016	2015	2014	2016	2015	2014
Service cost	$1	$2	$3	$—	$—	$1
Interest cost	26	25	27	2	2	2
Expected return on plan assets	(17)	(20)	(25)	—	—	—
Amortization of unrecognized items	10	12	11	(3)	2	(4)
Total	$20	$19	$16	$(1)	$4	$(1)

Items not yet recognized as a component of postretirement expense as of June 30, 2016, consisted of:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain)	$296	$(13)
Prior service benefit	—	(6)
Net deferred income tax (assets) liabilities	(111)	7
Accumulated other comprehensive loss (income)	$185	$(12)

Net actuarial loss (gain) recorded in Accumulated other comprehensive net (losses) income for the fiscal year ended June 30, 2016, included the following:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain) as of beginning of year	$264	$(17)
Amortization during the year	(10)	2
Loss (gain) during the year	42	2
Net actuarial loss (gain) as of end of year	$296	$(13)

The Company uses the straight-line amortization method for unrecognized prior service costs and benefits. In fiscal year 2017, the Company expects to recognize, on a pre-tax basis, $11 of the net actuarial loss as a component of net periodic benefit cost for the Pension Plans. In addition, in fiscal year 2017, the Company expects to recognize, on a pre-tax basis, $1 of the net actuarial gain as a component of net periodic benefit cost for the retirement health care plans.

Weighted-average assumptions used to estimate the actuarial present value of benefit obligations as of June 30 were as follows:

	Retirement Income		Retirement Health Care
	2016	2015	2016	2015
Discount rate	3.42%	4.20%	3.42%	4.16%
Rate of compensation increase	2.92%	3.37%	n/a	n/a

A-58       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

Weighted-average assumptions used to estimate the net periodic pension and other postretirement benefit costs as of June 30 were as follows:

	Retirement Income
	2016	2015	2014
Discount rate	4.20%	4.05%	4.39%
Rate of compensation increase	3.37%	4.46%	3.44%
Expected return on plan assets	4.34%	5.28%	6.61%

	Retirement Health Care
	2016	2015	2014
Discount rate	4.16%	4.00%	4.33%

The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation.

Expected benefit payments for the Company’s pension and other postretirement plans as of June 30, 2016, were as follows:

	Retirement Income	Retirement Health Care
2017	$39	$3
2018	52	3
2019	39	3
2020	39	2
2021	39	2
Fiscal years 2022 through 2026	193	12

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.

The target allocations and weighted average asset allocations by asset category of the investment portfolio for the Company’s domestic retirement income plans as of June 30 were:

	% Target Allocation		% of Plan Assets
	2016	2015	2016	2015
U.S. equity	11%	11%	11%	11%
International equity	12	12	11	12
Fixed income	74	74	74	74
Other	3	3	4	3
Total	100%	100%	100%	100%

The target asset allocation is determined based on the optimal balance between risk and return and, at times, may be adjusted to achieve the plan’s overall investment objective to generate sufficient resources to pay current and projected plan obligations over the life of the domestic qualified retirement income plan.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-59

NOTE 19. EMPLOYEE BENEFIT PLANS (Continued)

The following table sets forth by level within the fair value hierarchy, the retirement income plans’ assets carried at fair value as of June 30:

	2016
	Level 1	Level 2	Total
Cash equivalents	$2	$—	$2
Common collective trusts
Bond funds	—	307	307
International equity funds	—	56	56
Domestic equity funds	—	44	44
Real estate fund	—	14	14
Total common collective trusts	—	421	421
Total assets at fair value	$2	$421	$423

	2015
	Level 1	Level 2	Total
Cash equivalents	$3	$—	$3
Common collective trusts
Bond funds	—	295	295
International equity funds	—	59	59
Domestic equity funds	—	41	41
Real estate fund	—	11	11
Total common collective trusts	—	406	406
Total assets at fair value	$3	$406	$409

The carrying value of cash equivalents approximates its fair value as of June 30, 2016 and 2015.

Common collective trust funds are not publicly traded and, therefore, are classified as Level 2. They are valued at a net asset value unit price determined by the portfolio’s sponsor based on the fair value of underlying assets held by the common collective trust fund on June 30, 2016 and 2015.

The common collective trusts are invested in various trusts that attempt to achieve their investment objectives by investing primarily in other collective investment funds which have characteristics consistent with each trust’s overall investment objective and strategy.

Defined Contribution Plans

The Company has defined contribution plans for most of its domestic employees. The plans include The Clorox Company 401(k) Plan, The Clorox Company 2011 Nonqualified Defined Contribution Plan and the Executive Retirement Plan. The aggregate cost of the domestic defined contribution plans was $45, $45 and $43 in fiscal years 2016, 2015 and 2014, respectively. Included in the aggregate cost was the cost of The Clorox Company 401(k) Plan of $41, $42 and $38 in fiscal years 2016, 2015 and 2014, respectively. The Company also has defined contribution plans for certain international employees. The aggregate cost of these foreign plans was $3 for the fiscal years ended June 30, 2016, 2015 and 2014.

A-60       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 20. SEGMENT REPORTING

The Company operates through strategic business units that are aggregated into the following four reportable segments based on the economics and nature of the products sold:

●

Cleaning consists of laundry, home care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleach products under the Clorox® brand and Clorox 2® stain fighter and color booster; home care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; naturally derived products under the Green Works® brand; and professional cleaning and disinfecting products under the Clorox®, Dispatch®, Aplicare®, HealthLink® and Clorox Healthcare® brands.

●

Household consists of charcoal, cat litter, digestive health products and bags, wraps and container products marketed and sold in the United States. Products within this segment include charcoal products under the Kingsford® and Match Light® brands; cat litter products under the Fresh Step®, Scoop Away® and Ever Clean® brands; digestive health products under the Renew Life® brand; and bags, wraps and containers under the Glad® brand.

●

Lifestyle consists of food products, water-filtration systems and filters and natural personal care products marketed and sold in the United States. Products within this segment include dressings and sauces, primarily under the Hidden Valley®, KC Masterpiece® and Soy Vay® brands; water-filtration systems and filters under the Brita® brand; and natural personal care products under the Burt’s Bees® brand.

●

International consists of products sold outside the United States. Products within this segment include laundry, home care, water-filtration, digestive health products, charcoal and cat litter products, dressings and sauces, bags, wraps and containers and natural personal care products, primarily under the Clorox®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, Renew Life®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, KC Masterpiece®, Hidden Valley® and Burt’s Bees® brands.

Continues on next page ►

THE CLOROX COMPANY - 2016 Proxy Statement	A-61

NOTE 20. SEGMENT REPORTING (Continued)

Certain non-allocated administrative costs, interest income, interest expense and various other non-operating income and expenses are reflected in Corporate. Corporate assets include cash and cash equivalents, property and equipment, other investments and deferred taxes.

	Fiscal Year	Cleaning	Household	Lifestyle	International	Corporate		Total Company
Net sales	2016	$1,912	$1,862	$990	$997	$		$5,761
	2015	1,824	1,794	950	1,087		—	5,655
	2014	1,776	1,709	936	1,093		—	5,514
Earnings (losses) from continuing operations before income taxes	2016	511	428	251	66		(273)	983
	2015	445	375	257	79		(235)	921
	2014	428	326	258	99		(227)	884
Income from equity investees	2016	—	—	—	15		—	15
	2015	—	—	—	14		—	14
	2014	—	—	—	13		—	13
Total assets	2016	883	1,092	880	1,057		606	4,518
	2015	876	725	860	1,057		646	4,164
Capital expenditures	2016	44	83	18	24		3	172
	2015	35	50	11	25		4	125
	2014	37	53	11	31		5	137
Depreciation and amortization	2016	61	60	19	21		4	165
	2015	52	67	19	24		7	169
	2014	49	67	19	25		17	177
Significant noncash charges included in earnings (losses) from continuing operations before income taxes:
Share-based compensation	2016	10	8	5	1		21	45
	2015	8	7	4	1		12	32
	2014	11	9	5	1		10	36

All intersegment sales are eliminated and are not included in the Company’s reportable segments’ net sales.

Net sales to the Company’s largest customer, Walmart Stores, Inc. and its affiliates, were 27%, 26% and 27% of consolidated net sales for each of the fiscal years ended June 30, 2016, 2015 and 2014, respectively, and occurred in each of the Company’s reportable segments. No other customers accounted for more than 10% of consolidated net sales in any of these fiscal years. During fiscal years 2016, 2015 and 2014, the Company’s five largest customers accounted for 46%, 45%, and 45% of its consolidated net sales for each of the three fiscal years, respectively.

Three of the Company’s product lines have accounted for 10% or more of consolidated net sales during each of the past three fiscal years. In fiscal years 2016, 2015 and 2014, sales of liquid bleach represented approximately 13%, 14% and 13% of the Company’s consolidated net sales, respectively, approximately 25%, 26%, and 26% of net sales in the Cleaning segment for each such years, respectively, and approximately 27%, 27% and 28% of net sales in the International segment, respectively. Sales of trash bags represented approximately 13%, 14% and 13% of the Company’s consolidated net sales in each of the fiscal years 2016, 2015 and 2014, respectively, and approximately 37%, 38% and 36% of net sales in the Household segment, respectively, for each such years. Sales of charcoal represented approximately 11% of the Company’s consolidated net sales and approximately 34% of net sales in the Household segment in fiscal years 2016, 2015 and 2014.

A-62       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

NOTE 20. SEGMENT REPORTING (Continued)

Net sales and property, plant and equipment, net, by geographic area as of and for the fiscal years ended June 30 were as follows:

	Fiscal Year	United States	Foreign	Total Company
Net sales	2016	$4,805	$956	$5,761
	2015	4,609	1,046	5,655
	2014	4,466	1,048	5,514
Property, plant and equipment, net	2016	$799	$107	$906
	2015	801	117	918

NOTE 21. RELATED PARTY TRANSACTIONS

The Company holds various equity investments with ownership percentages of up to 50% in a number of consumer products businesses, most of which operate outside the United States. The equity investments, presented in Other assets accounted for under the equity method, were $59 as of the fiscal years ended June 30, 2016 and 2015. The Company has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements under the terms of its agreements that would require any future cash contributions or disbursements arising out of an equity investment.

Transactions with the Company’s equity investees typically represent payments for contract manufacturing and purchases of raw materials. Payments to related parties, including equity investees, for such transactions during the fiscal years ended June 30, 2016, 2015 and 2014 were $57, $55 and $57, respectively. Receipts from and ending accounts receivable and payable balances related to the Company’s related parties were not significant during or as of the end of each of the fiscal years presented.

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THE CLOROX COMPANY - 2016 Proxy Statement	A-63

NOTE 22. UNAUDITED QUARTERLY DATA

Dollars in millions, except market price and per share data	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year
Fiscal year ended June 30, 2016
Net sales	$1,390	$1,345	$1,426	$1,600	$5,761
Cost of products sold	765	745	780	873	3,163
Earnings from continuing operations	173	151	159	165	648
(Losses) earnings from discontinued operations, net of tax	(1)	(2)	3	—	—
Net earnings	172	149	162	165	648
Per common share:
Basic
Continuing operations	$1.34	$1.16	$1.23	$1.28	$5.01
Discontinued operations	(0.01)	(0.01)	0.02	—	—
Basic net earnings per share	$1.33	$1.15	$1.25	$1.28	$5.01
Diluted
Continuing operations	$1.32	$1.14	$1.21	$1.26	$4.92
Discontinued operations	(0.01)	(0.01)	0.02	—	—
Diluted net earnings per share	$1.31	$1.13	$1.23	$1.26	$4.92
Dividends declared per common share	$0.77	$0.77	$0.77	$0.80	$3.11
Market price (NYSE)
High	$119.75	$131.78	132.19	$138.41	$138.41
Low	104.26	114.06	122.40	119.23	104.26
Year-end					138.39
Fiscal year ended June 30, 2015
Net sales	$1,352	$1,345	$1,401	$1,557	$5,655
Cost of products sold	774	773	796	847	3,190
Earnings from continuing operations	145	128	144	189	606
Losses from discontinued operations, net of tax	(55)	(3)	30	2	(26)
Net earnings	90	125	174	191	580
Per common share:
Basic
Continuing operations	$1.12	$0.98	$1.09	$1.46	$4.65
Discontinued operations	(0.42)	(0.02)	0.22	0.02	(0.20)
Basic net earnings per share	$0.70	$0.96	$1.31	$1.48	$4.45
Diluted
Continuing operations	$1.10	$0.97	$1.08	$1.44	$4.57
Discontinued operations	(0.42)	(0.02)	0.22	0.02	(0.20)
Diluted net earnings per share	$0.68	$0.95	$1.30	$1.46	$4.37
Dividends declared per common share	$0.74	$0.74	$0.74	$0.77	$2.99
Market price (NYSE)
High	$112.70	$112.65	$106.36	$98.31	$112.70
Low	103.77	102.95	95.19	86.03	86.03
Year-end					104.02

A-64       THE CLOROX COMPANY - 2016 Proxy Statement

Appendix A

FIVE-YEAR FINANCIAL SUMMARY
The Clorox Company

	Years ended June 30
Dollars in millions, except per share data	2016	2015	2014	2013	2012
OPERATIONS
Net sales	$5,761	$5,655	$5,514	$5,533	$5,379
Gross profit	2,598	2,465	2,356	2,391	2,272
Earnings from continuing operations	$648	$606	$579	$573	$535
(Losses) earnings from discontinued operations, net of tax	—	(26)	(21)	(1)	6
Net earnings	$648	$580	$558	$572	$541
COMMON STOCK
Earnings per share
Continuing operations
Basic	$5.01	$4.65	$4.47	$4.37	$4.09
Diluted	4.92	4.57	4.39	4.31	4.05
Dividends declared per share	$3.11	$2.99	$2.87	$2.63	$2.44

	As of June 30
Dollars in millions	2016	2015	2014	2013	2012
OTHER DATA
Total assets	$4,518	$4,164	$4,258	$4,311	$4,355
Long-term debt	1,797	1,796	1,595	2,170	1,571

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (Dollars in millions)

Column A	Column B	Column C	Column D		Column E
		Additions	Deductions
Description	Balance at beginning of period	Charged to costs and expenses	Credited to costs and expenses	Credited to other accounts	Balance at end of period
Allowance for doubtful accounts
Year ended June 30, 2016	$(4)	$(1)	$—	$—	$(5)
Year ended June 30, 2015	(3)	(1)	—	—	(4)
Year ended June 30, 2014	(5)	—	2	—	(3)
LIFO allowance
Year ended June 30, 2016	$(34)	$(1)	$—	$3	$(32)
Year ended June 30, 2015	(36)	—	—	2	(34)
Year ended June 30, 2014	(40)	—	3	1	(36)
Valuation allowance on deferred tax assets
Year ended June 30, 2016	$(34)	$(5)	$—	$2	$(37)
Year ended June 30, 2015	(51)	(4)	—	21	(34)
Year ended June 30, 2014	(36)	(25)	—	10	(51)

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THE CLOROX COMPANY - 2016 Proxy Statement	A-65

THE CLOROX COMPANY
RECONCILIATION OF ECONOMIC PROFIT (UNAUDITED)(1)

Dollars in millions	FY16	FY15	FY14
Earnings from continuing operations before income taxes	$983	$921	$884
Noncash U.S. GAAP restructuring and intangible asset impairment costs	9	1	3
Interest expense	88	100	103
Earnings from continuing operations before income taxes,
noncash U.S. GAAP restructuring and intangible asset
impairment costs, and interest expense	$1,080	$1,022	$990
Income taxes on earnings from continuing operations before income taxes, noncash U.S. GAAP restructuring and intangible
asset impairment costs and interest expense(2)	368	350	342
Adjusted after tax profit	$712	$672	$648
Average capital employed(3)	2,472	2,393	2,494
Capital charge(4)	222	214	225
Economic profit(1) (Adjusted after tax profit less capital charge)	$490	$458	$423

(1)	Economic profit (EP) is defined by the Company as earnings from continuing operations before income taxes, excluding noncash U.S. GAAP restructuring and intangible asset impairment costs, and interest expense; less an amount of tax based on the effective tax rate, and less a charge equal to average capital employed multiplied by a cost of capital rate. EP is a key financial metric that the Company’s management uses to evaluate business performance and allocate resources, and is a component in determining employee incentive compensation. The Company’s management believes EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit.
(2)	The tax rate applied is the effective tax rate on earnings from continuing operations, which was 34.1%, 34.2% and 34.6% in fiscal years 2016, 2015 and 2014, respectively.
(3)	Total capital employed represents total assets less non-interest bearing liabilities. Adjusted capital employed represents total capital employed adjusted to add back current year after tax noncash U.S. GAAP restructuring and intangible asset impairment costs. Average capital employed is the average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. See below for details of the average capital employed calculation:

Total assets	$4,518	$4,164	$4,258
Less:
Accounts payable and accrued liabilities(5)	1,032	976	912
Income taxes payable	—	31	8
Other liabilities(5)	784	745	768
Deferred income taxes	82	95	103
Non-interest bearing liabilities	1,898	1,847	1,791
Total capital employed	2,620	2,317	2,467
After tax noncash U.S. GAAP restructuring and intangible asset impairment costs	6	1	2
Adjusted capital employed	$2,626	$2,318	$2,469
Average capital employed	$2,472	$2,393	$2,494

(4)	Capital charge represents average capital employed multiplied by a cost of capital, which was 9% for all fiscal years presented. The calculation of capital charge includes the impact of rounding numbers.
(5)	Accounts payable and accrued liabilities were combined into one financial statement line as of June 30, 2016. The change has been retrospectively applied to all periods presented. Accounts payable and accrued liabilities and Other Liabilities are adjusted to exclude interest-bearing liabilities.

A-66       THE CLOROX COMPANY - 2016 Proxy Statement

IMPORTANT ANNUAL STOCKHOLDERS MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on November 15, 2016.
Vote by Internet
• Go to www.envisionreports.com/CLX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	The Board of Directors recommends a vote FOR the election of each of the following director nominees:
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Amy Banse	☐	☐	☐	05 - Esther Lee	☐	☐	☐	09 - Pamela Thomas-Graham	☐	☐	☐
02 - Richard H. Carmona	☐	☐	☐	06 - A.D. David Mackay	☐	☐	☐	10 - Carolyn M. Ticknor	☐	☐	☐
03 - Benno Dorer	☐	☐	☐	07 - Robert W. Matschullat	☐	☐	☐	11 - Christopher J. Williams	☐	☐	☐
04 - Spencer C. Fleischer	☐	☐	☐	08 - Jeffrey Noddle	☐	☐	☐

B	The Board of Directors recommends a vote FOR Proposal 2.
	For	Against	Abstain
2. Advisory Vote to Approve Executive Compensation.	☐	☐	☐

D	The Board of Directors recommends a vote AGAINST Proposal 4.
	For	Against	Abstain
4. Stockholder Proposal to Reduce Threshold to Call Special Meetings to 10% of Outstanding Shares.	☐	☐	☐
C	The Board of Directors recommends a vote FOR Proposal 3.
	For	Against	Abstain
3. Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Dear Stockholders:

Attached is the proxy for The Clorox Company’s 2016 Annual Meeting of Stockholders (the “Annual Meeting”). It is important that you vote your shares. You may vote via telephone, the Internet or mail. If you wish to vote via telephone or the Internet, instructions are printed on this form. If you wish to vote by mail, please mark, sign, date and return the proxy using the enclosed envelope.

Only stockholders on the record date, September 19, 2016, or their legal proxy holders, may attend the Annual Meeting. To be admitted to the Annual Meeting, you must bring a current form of government-issued photo identification and proof that you owned Clorox common stock on the record date. Please see the “Attending the Annual Meeting” section of the proxy statement for further information.

Sincerely,
Angela C. Hilt
Vice President – Corporate Secretary
& Associate General Counsel

Annual Meeting of Stockholders
● Meeting Date: November 16, 2016
● Check-In Time: 8:30 a.m. Pacific Time
● Meeting Time: 9:00 a.m. Pacific Time
● Meeting Location: the offices of the Company, located at 1221 Broadway, Oakland, CA 94612

Please note that cameras, recording equipment and other electronic devices will not be allowed to be used in the meeting except for use by the Company. For your protection, briefcases, purses, packages, etc. may be inspected as you enter the meeting.

The Notice of Annual Meeting, Proxy Statement and 2016 Integrated Annual Report — Executive Summary are available at www.envisionreports.com/CLX.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Clorox Company
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY

ANNUAL MEETING OF STOCKHOLDERS — NOVEMBER 16, 2016

The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Benno Dorer, Stephen M. Robb and Laura Stein, and each of them individually, as proxies, each with full power of substitution, to vote as designated on the reverse side of this ballot, all of the shares of common stock of The Clorox Company that the stockholder(s) whose signature(s) appear(s) on the reverse side would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific time on Wednesday, November 16, 2016, at the offices of the Company, located at 1221 Broadway, Oakland, CA 94612 and any adjournment or postponement thereof. A majority of said proxies, including any substitutes, or if only one of them be present, then that one, may exercise all of the powers of said proxies hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AGAINST PROPOSAL 4.

If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Items to be voted appear on reverse side)
F	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - F ON BOTH SIDES OF THIS CARD.